   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM F-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          FRESH DEL MONTE PRODUCE INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

        CAYMAN ISLANDS                        5148                              N/A
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                           WALKER HOUSE, MARY STREET
                                  P.O. BOX 265
                           GEORGE TOWN, GRAND CAYMAN
                          (TELEPHONE: (345) 949-0100)
   (Address and telephone number of Registrant's principal executive office)

                      C/O DEL MONTE FRESH PRODUCE COMPANY
                                800 DOUGLAS ROAD
                            NORTH TOWER, 12TH FLOOR
                          CORAL GABLES, FLORIDA 33134
                          (TELEPHONE: (305) 520-8400)
      (Address and telephone number of Registrant's U.S. executive office)

                             CT CORPORATION SYSTEM
                           1633 BROADWAY, 23RD FLOOR
                            NEW YORK, NEW YORK 10019
                          (TELEPHONE: (212) 894-8940)
           (Name, address and telephone number of agent for service)
                             ---------------------
                                   COPIES TO:

                JAMES F. MUNSELL, ESQ.                              MICHAEL L. FITZGERALD, ESQ.
          CLEARY, GOTTLIEB, STEEN & HAMILTON                       SIDLEY AUSTIN BROWN & WOOD LLP
                  ONE LIBERTY PLAZA                                    ONE WORLD TRADE CENTER
               NEW YORK, NEW YORK 10006                            NEW YORK, NEW YORK 10048-0557
                    (212) 225-2000                                         (212) 839-5300

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED           PROPOSED
                                                                       MAXIMUM             MAXIMUM           AMOUNT OF
            TITLE OF EACH CLASS OF                 AMOUNT TO BE     OFFERING PRICE        AGGREGATE         REGISTRATION
          SECURITIES TO BE REGISTERED             REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(2)         FEE
--------------------------------------------------------------------------------------------------------------------------
Ordinary Shares, $0.01 par value...............     8,050,000           $14.38          $115,759,000          $28,940
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Includes 1,050,000 shares which the underwriters have the option to purchase solely to cover overallotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sales price of the ordinary shares on September 6, 2001 as reported by the New York Stock Exchange.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED SEPTEMBER 10, 2001

PROSPECTUS

                                7,000,000 SHARES

                          FRESH DEL MONTE PRODUCE INC.
                                     [LOGO]
                                ORDINARY SHARES

                             ----------------------

     Fresh Del Monte Produce Inc. is selling 3,000,000 ordinary shares and our principal shareholder is selling 4,000,000 ordinary shares.

     Our ordinary shares are traded on the New York Stock Exchange under the symbol "FDP." On September 7, 2001, the last sale price of the ordinary shares as reported on the New York Stock Exchange was $15.15 per share.

     INVESTING IN OUR ORDINARY SHARES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                             ----------------------

                                                              PER SHARE   TOTAL
                                                              ---------   -----
Public offering price.......................................      $         $
Underwriting discount.......................................      $         $
Proceeds, before expenses, to Fresh Del Monte...............      $         $
Proceeds, before expenses, to selling shareholder...........      $         $

     The underwriters may also purchase up to an additional 1,050,000 shares from our principal shareholder, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares will be ready for delivery on or about               , 2001.

                             ----------------------

MERRILL LYNCH & CO.
                      BEAR, STEARNS & CO. INC.
                                           U.S. BANCORP PIPER JAFFRAY
                             ----------------------

              THE DATE OF THIS PROSPECTUS IS               , 2001.

                    [INSIDE FRONT COVER OF THIS PROSPECTUS]



[Photograph of Del Monte fresh-cut fruit in individual containers and a fresh-cut fruit party tray.

Photograph of cut-up pineapple with fresh-cut inside.

Photograph of boxes of bananas on pallet being put into ripening room by forklift operator.

Photograph of apples being sorted on conveyor belt by three people.

Photograph of person assembling a fruit gift basket.]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    7
Forward-Looking Statements..................................   13
Use of Proceeds.............................................   14
Price Range of Ordinary Shares..............................   15
Dividend Policy.............................................   15
Capitalization..............................................   16
Selected Consolidated Financial Information.................   17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   19
Business....................................................   29
Management..................................................   46
Principal Shareholders and Related Party Transactions.......   50
Selling Shareholder.........................................   52
Description of Share Capital................................   53
Taxation....................................................   55
Underwriting................................................   57
Legal Matters...............................................   60
Experts.....................................................   60
Incorporation of Certain Documents by Reference.............   60
Available Information.......................................   60
Enforceability of Civil Liabilities.........................   61
Index to Consolidated Financial Statements..................  F-1

                             ----------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

     Our volume data included in this prospectus has been obtained from our records. Other than with respect to our volume data, the market share, volume and consumption data contained in this prospectus have been compiled by us based upon data and other information obtained from third party sources, primarily from data compiled by us and from the Food and Agriculture Organization of the United Nations, which we refer to as the FAO. Information included in the section captioned "Business -- Industry Overview" is based principally on data and other information included in a report prepared by the U.S. Department of Agriculture entitled "Understanding the Dynamics of Produce Markets" (August
2000) and an article by Roberta L. Cook, the Extension Marketing Economist in the Department of Agriculture and Resource Economics at University of California at Davis, entitled "The U.S. Fresh Produce Industry: An Industry in Transition" (as updated in July 2001 on the University of California at Davis website and expected to be published in fall 2001 in Kader, ed., Postharvest Technology of Horticultural Crops). Unless otherwise stated, volume data contained in this prospectus are shown in millions of 40 pound equivalent boxes.

                               PROSPECTUS SUMMARY

     This summary highlights information contained in other parts of this prospectus. This summary does not contain all the information you should consider before investing in our ordinary shares. You should read the entire prospectus carefully, including the "Risk Factors" section and our consolidated financial statements and related notes, before making an investment decision. References in this prospectus to "Fresh Del Monte," "we," "our" and "us" refer to Fresh Del Monte Produce Inc. and its consolidated subsidiaries, unless the context indicates otherwise. References in this prospectus to "$" and "dollars" are to United States dollars. Any discrepancies in any table between totals and the sums of amounts listed are due to rounding. As used herein, references to years ended 1998, 1999 and 2000 are to fiscal years ended January 1, 1999, December 31, 1999 and December 29, 2000, respectively.

                                FRESH DEL MONTE

OVERVIEW

     We are a leading vertically-integrated producer and marketer of high quality fresh and packaged fresh-cut fruit and vegetables. Our products include bananas, pineapples, cantaloupe, honeydew, watermelons, grapes, non-tropical fruit (including citrus, apples, pears, peaches, plums, nectarines, apricots and kiwi), plantains, Vidalia(R) sweet onions and various greens. We market our products worldwide under the DEL MONTE(R) brand, a symbol of product quality and reliability since 1892. Our global sourcing and logistics network allows us to provide regular delivery of consistently high quality fresh produce and value-added services to our customers.

     We have leading market positions in key fresh produce categories. We believe we are:

     - the number one marketer of fresh pineapples worldwide, including our Del Monte Gold(R) Extra Sweet pineapple, with an estimated 52% market share in 2000;

     - the number one marketer of branded melons in the United States and the United Kingdom;

     - the third largest marketer of bananas worldwide, with an estimated 17% market share in 2000;

     - a leading year-round marketer of branded grapes in the United States;

     - a leading marketer of branded citrus, apples, pears and other non-tropical fruit in selected markets; and

     - a leading marketer of Vidalia(R) sweet onions in the United States.

     We also have an established platform in the value-added fresh-cut fruit and vegetables market, which has built upon our existing fresh-cut pineapple business. The fresh-cut fruit and vegetables market, estimated at $8 billion in the United States alone in 1997, is one of the fastest-growing categories in the fresh produce segment and is expected to grow to $19 billion by 2003. This category includes fresh produce that has been trimmed, peeled, cut and packaged into nutritious, ready-to-use products for retail stores and foodservice operators. Our fresh-cut fruit products include pineapple, cantaloupe, honeydew, watermelon, grapes and kiwi, and our fresh-cut vegetable products include broccoli, cauliflower, celery, carrots and greens. We believe our global sourcing and logistics capabilities, combined with the DEL MONTE(R) brand, will enable us to achieve a leading position in this market.

MARKET OPPORTUNITIES

     The fresh produce industry has grown rapidly in recent years. We believe this is in part due to growing demand from increasingly health-conscious consumers. Total fresh produce sales, through all channels in the United States, our largest market, were an estimated $71 billion in 1997, up from an estimated $35 billion in 1987. Consumers are also demanding convenient, ready-to-eat fresh-cut fruit and vegetables, increasing the size of the U.S. market for these products from an estimated $5 billion in 1994 to an estimated $8 billion in 1997 with the market expected to grow to an estimated $19 billion by 2003.

     Fresh produce has become a strategic focus for retail grocery stores as a result of increasing consumer demand and relatively higher retail margins for fresh produce. To capitalize on demand and pricing trends, retailers have repositioned their produce departments by increasing their size, allocating more prime store space to fresh produce and offering a broader array of fresh and fresh-cut produce.

     Along with the changing dynamics of fresh produce demand, there have also been several changes to the channels through which produce reaches the consumer. While the overall fresh produce industry remains relatively fragmented, distribution channels have consolidated significantly in recent years, particularly in the United States. Consolidation has allowed retailers to achieve greater cost savings through better supply chain management and economies of scale in purchasing and advertising. We believe that this trend, as well as the growing national presence and success of nontraditional outlets, such as supercenters, mass merchandisers and club stores, will benefit global, integrated producer-suppliers, like us, that can offer year-round, regular deliveries of high quality fresh produce to geographically diverse markets.

OUR COMPETITIVE STRENGTHS

     The combination of the following strengths distinguishes us as a world leader in the production, distribution and marketing of fresh and fresh-cut fruit and vegetables:

     - DEL MONTE(R) Brand. We enjoy significant international awareness of the DEL MONTE(R) brand, which allows us to gain ready acceptance of our new products, to expand into new markets and to realize premium prices.

     - Market Leader. We believe our market leadership position and diverse product offering, combined with our reputation for quality, consistency and service, establish us as a key supplier to retail stores and foodservice operators.

     - Vertically-Integrated Global Operations. We control, manage or supervise all aspects of the production, shipping, distribution and marketing of our products, which enables us to market fresh produce in virtually all major world markets and to effectively manage supply imbalances among our various production and distribution locations. Our vertically-integrated operations also facilitate expansion of our product offerings without significant incremental logistics costs.

     - Established Position in the Fast-Growing Fresh-Cut Produce Market. By leveraging the DEL MONTE(R) brand, our substantial experience in the fresh-cut pineapple category and our existing sources of fresh produce, as well as our strong customer relationships and extensive logistics network, we have been able to quickly establish a platform for future growth in the packaged fresh-cut fruit and vegetables market, the fastest-growing fresh produce category.

     - New Product Development. We have been able to use our technological expertise to extend our product lines, such as the development of our Del Monte Gold(R) Extra Sweet pineapple.

OUR STRATEGY

     We are focused on increasing our profitability on a sustainable basis by leveraging the DEL MONTE(R) brand and our vertically-integrated production, distribution and marketing operations. We are implementing the following strategies:

     - Build on Our Leading Market Positions in Key Fresh Produce
       Categories. We plan to use our leading position in key fresh produce categories to increase sales of our existing products and to significantly diversify our product line. Our sales and marketing focus will continue to emphasize the wide array of fresh and fresh-cut produce we offer, and we plan to continue to leverage our established reputation to enter new geographical markets.

     - Increase the Value-Added Services That We Provide to Our Customers. We intend to continue to expand our logistics network, including fresh-cut facilities, to enable us to offer a wide array of value-added services, such as the preparation of fresh-cut fruit and vegetables, ripening, customized sorting and packing, direct-to-store delivery and in-store merchandising and promotional support.

     - Expand Our Presence in the Fast-Growing Fresh-Cut Produce Market. We believe that our fresh-cut operations will make a significant contribution to our profitability as demand for products in this category continues to grow and we extend our fresh-cut product offering and expand our fresh-cut facilities.

     - Continue to Leverage our Vertically-Integrated Global Operations. We believe that our integrated production, logistics and marketing operations enable us to operate efficiently in our existing product lines and to achieve profitability more rapidly in new product and geographic markets.

     - Improve Profitability of Banana Operations. We will seek to expand our use of purchase contracts that reduce our exposure to seasonal fluctuations in banana prices, and we will maintain reduced banana sales in selected unprofitable markets.

     - Continue to Control Costs. We intend to build upon our comprehensive cost reduction program in order to continue to reduce operating costs as appropriate.

     We were incorporated in the Cayman Islands in August 1996 and our U.S. executive office is located at 800 Douglas Road, North Tower, 12th Floor, Coral Gables, Florida 33134. Our website address is http://www.freshdelmonte.com. The contents included on or linked from our web site are not a part of this prospectus.

                                  THE OFFERING

Ordinary shares offered by:
Fresh Del Monte.....................     3,000,000 shares
Our principal shareholder...........     4,000,000 shares
  Total.............................     7,000,000 shares

Ordinary shares outstanding after
the offering........................     56,969,600 shares

Use of proceeds.....................     We estimate that our net proceeds from
                                         this offering will be approximately
                                         $42.5 million. We intend to use the net
                                         proceeds to repay indebtedness under
                                         our revolving line of credit. We will
                                         not receive any of the proceeds from
                                         the sale of ordinary shares by our
                                         principal shareholder.

Risk Factors........................     See "Risk Factors" and other
                                         information included in this prospectus
                                         for a discussion of factors you should
                                         carefully consider before deciding to
                                         invest in our ordinary shares.

New York Stock Exchange symbol......     FDP

                             ----------------------

     The 56,969,600 ordinary shares to be outstanding after the offering is based on shares outstanding as of August 31, 2001 and excludes 4,002,030 shares issuable upon exercise of options granted under our share option plans with a weighted average exercise price of $10.8447.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following summary of our consolidated financial information for the years ended January 1, 1999, December 31, 1999 and December 29, 2000 is derived from our audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. The summary consolidated financial information for the six-month periods ended June 30, 2000 and June 29, 2001 is derived from our unaudited consolidated financial statements. In the opinion of our management, such unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and results of operations for the indicated periods. Operating results for the six months ended June 29, 2001 are not necessarily indicative of the results that may be expected for the full year. The "as adjusted" balance sheet data as of June 29, 2001 set forth below is unaudited and gives effect to this offering and the application of the proceeds to repay outstanding indebtedness under our revolving line of credit, as if such events occurred on such date. The following information should be read in conjunction with our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

                                                         YEAR ENDED                       SIX MONTHS ENDED
                                          -----------------------------------------   -------------------------
                                          JANUARY 1,    DECEMBER 31,   DECEMBER 29,    JUNE 30,      JUNE 29,
                                             1999           1999           2000          2000          2001
                                          -----------   ------------   ------------   -----------   -----------
                                                        (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
INCOME STATEMENT DATA:
Net sales...............................  $   1,600.1   $   1,743.2    $   1,859.3    $   1,052.3   $   1,075.3
Cost of products sold...................      1,405.4       1,592.6        1,692.4          932.7         908.6
                                          -----------   -----------    -----------    -----------   -----------
Gross profit............................        194.7         150.6          166.9          119.6         166.7
Selling, general and administrative
  expenses..............................         58.3          63.5           80.9           39.0          45.2
Amortization of goodwill................          1.7           2.6            3.4            1.7           1.7
Acquisition-related expenses............          4.0            --             --             --            --
Hurricane Mitch charge..................         26.5            --             --             --            --
                                          -----------   -----------    -----------    -----------   -----------
Operating income........................        104.2          84.5           82.6           78.9         119.8
Net interest expense....................        (26.0)        (27.6)         (40.5)         (20.4)        (19.4)
Other income (loss), net................         11.4          14.7           (6.1)          (0.8)         (6.2)
                                          -----------   -----------    -----------    -----------   -----------
Income before provision for income taxes
  and extraordinary charge..............         89.6          71.6           36.0           57.7          94.2
Provision for income taxes..............         12.2          14.7            2.9            2.0          11.6
                                          -----------   -----------    -----------    -----------   -----------
Income before extraordinary charge......         77.4          56.9           33.1           55.7          82.6
Extraordinary charge on early
  extinguishment of debt................         18.1            --             --             --            --
                                          -----------   -----------    -----------    -----------   -----------
         Net income.....................  $      59.3   $      56.9    $      33.1    $      55.7   $      82.6
                                          ===========   ===========    ===========    ===========   ===========
  Diluted per share amounts:
  Income before extraordinary charge....  $      1.44   $      1.06    $      0.62    $      1.04   $      1.53(1)
    Extraordinary charge................        (0.34)           --             --             --            --
    Net income..........................  $      1.10   $      1.06    $      0.62    $      1.04   $      1.53(1)
Weighted average number of ordinary
  shares outstanding:
  Basic.................................   53,632,656    53,763,600     53,763,600     53,763,600    53,764,691
  Diluted...............................   53,774,831    53,805,237     53,764,383     53,765,166    53,906,560

                                                                 AS OF
                                                ----------------------------------------    AS OF JUNE 29, 2001
                                                JANUARY 1    DECEMBER 31,   DECEMBER 29,   ----------------------
                                                   1999          1999           2000        ACTUAL    AS ADJUSTED
                                                ----------   ------------   ------------   --------   -----------
                                                                      (DOLLARS IN MILLIONS)
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents.....................   $   32.8      $   31.2       $   10.6     $    9.8    $    9.8
Working capital...............................      177.2         203.7          156.9        112.7       112.7
Total assets..................................    1,034.0       1,216.2        1,221.6      1,235.8     1,235.8
Total debt....................................      354.2         504.1          485.5        382.5       340.0
Shareholders' equity..........................   $  382.5      $  425.8       $  457.2     $  538.7    $  581.2

---------------

(1) For the six months ended June 29, 2001, basic per share income before extraordinary charge and basic per share net income were $1.54. For all other periods, basic and diluted per share amounts were the same.

                                  RISK FACTORS

     An investment in our ordinary shares involves a number of risks. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before investing in our ordinary shares. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.

WE COULD REALIZE LOSSES AND SUFFER LIQUIDITY PROBLEMS DUE TO DECLINES IN SALES PRICES FOR BANANAS, PINEAPPLES AND OTHER FRESH PRODUCE.

     Our profitability depends largely upon our profit margins and sales volumes of bananas, pineapples and, to a lesser extent, other fresh produce. In 1999 and 2000, banana sales accounted for the most significant portion of our total net sales, and pineapple sales accounted for the most significant portion of our total gross profit.

     Supplies of bananas can be increased relatively quickly due to the banana's relatively short growing cycle and the limited capital investment required for banana growing. As a result of imbalances in supply and demand and import regulations, banana prices fluctuate significantly. Average sales prices for bananas have been declining significantly since 1995 and, as a result, our operating results have been adversely affected.

     Sales prices for bananas, pineapples and other fresh produce are difficult to predict. It is possible that sales prices for bananas will decline further in the future and sales prices for pineapples and other fresh produce may decline. In recent years, there has been increasing consolidation among food retailers, wholesalers and distributors. We believe the increasing consolidation may contribute to further downward pressure on our sales prices. In the event of a decline in fresh produce sales prices or sales volumes, we could realize significant losses, experience liquidity problems and suffer a weakening in our financial condition. A significant portion of our costs are fixed, so that fluctuations in the prices of fresh produce have an immediate impact on our profitability.

DUE TO FLUCTUATIONS IN THE SUPPLY OF AND DEMAND FOR FRESH PRODUCE, OUR RESULTS OF OPERATIONS ARE HIGHLY SEASONAL, AND WE REALIZE A GREATER PORTION OF OUR NET SALES AND GROSS PROFIT DURING THE FIRST TWO QUARTERS OF EACH YEAR.

     In part as a result of seasonal sales price fluctuations, we have historically realized a substantial majority of our gross profit during the first two quarters of each year. The sales price of any fresh produce item fluctuates throughout the year due to the supply of and demand for that particular item, as well as the pricing and availability of other fresh produce items, many of which are seasonal in nature. For example, the production of bananas is continuous throughout the year and production is usually higher in the second half of the year, but the demand for bananas during that period varies because of the availability of seasonal and alternative fruit. As a result, demand for bananas is seasonal and generally results in higher sales prices during the first six months of each calendar year. In the melon market, the entry of many growers selling unbranded or regionally branded melons during the peak North American and European melon growing season results in greater supply, and therefore lower sales prices, from June to October. We realize most of our sales and gross profit for melons, grapes, non-tropical fruit and other fruit and vegetables during the North American and European off-season from October to May.

CROP DISEASE OR SEVERE WEATHER CONDITIONS COULD RESULT IN SUBSTANTIAL LOSSES AND WEAKEN OUR FINANCIAL CONDITION.

     Crop disease or severe weather conditions from time to time, including floods, droughts, windstorms and hurricanes, may adversely affect our supply of one or more fresh produce items, reduce our sales volumes and increase our unit production costs. This is particularly true in the case of our premium pineapple product, the Del Monte Gold(R) Extra Sweet pineapple, because a substantial portion of our production is grown in one region in Costa Rica. Because a significant portion of our costs are fixed and contracted in advance of each operating year, volume declines due to production interruptions or other factors could result in increases in unit production costs which could result in substantial losses and weaken our financial condition. We have experienced crop disease and severe weather conditions from time to time including Hurricane Mitch in

Guatemala in 1998, flooding in Costa Rica in 1996 and a significant outbreak of Black Sigatoka disease at our Costa Rican banana farms during 1993 and 1994. When crop disease or severe weather conditions destroy crops planted on our farms, we lose our investment in those crops.

THE FRESH PRODUCE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE.

     The fresh produce business is highly competitive, and the effect of competition is intensified because our products are perishable. In banana and pineapple markets, we compete principally with a limited number of multinational and large regional producers. In the case of our other fresh fruit and vegetables, we compete with numerous small producers, as well as certain regional competitors. Our sales are also affected by the availability of seasonal and alternative fresh produce. The extent of competition varies by type of fruit or vegetable. To compete successfully, we must be able to strategically source fresh produce of uniformly high quality and sell and distribute it on a timely and regular basis. In addition, since our profitability has depended primarily on our gross profit on the sale of our extra sweet pineapples, intensified competition in the production and sale of extra sweet pineapples could adversely affect our financial results.

WE ARE SUBJECT TO MATERIAL CURRENCY EXCHANGE RISKS BECAUSE OUR OPERATIONS INVOLVE TRANSACTIONS DENOMINATED IN VARIOUS CURRENCIES.

     We conduct operations in many areas of the world involving transactions denominated in a variety of currencies and our results of operations, as expressed in dollars, may be significantly affected by fluctuations in rates of exchange between currencies. Although a substantial portion of our sales revenues (44% in 2000) is denominated in non-dollar currencies, we incur the majority of our costs in dollars. We generally are unable to adjust our non-dollar local currency produce sales prices to compensate for fluctuations in the exchange rate of the dollar against the relevant local currency. In addition, there is normally a time lag between our incurrence of costs and collection of the related sales proceeds. Accordingly, if the dollar appreciates relative to the currencies in which we receive sales proceeds, our operating results may be negatively affected. Although we periodically enter into currency forward contracts as a hedge against currency exposures, we may not enter into these contracts during any particular period or these contracts may not adequately offset currency fluctuations.

OUR STRATEGY OF INCREASING THE VALUE-ADDED SERVICES THAT WE PROVIDE TO OUR CUSTOMERS MAY NOT BE SUCCESSFUL.

     We are expanding our service offering to include a higher proportion of value-added services, such as the preparation of fresh-cut fruit and vegetables, ripening, customized sorting and packing, direct-to-store delivery and in-store merchandising and promotional support. This represents a significant departure from our traditional business of delivering our products to our customers at the port. In recent periods, we have made significant investments in distribution centers and fresh-cut facilities through capital expenditures and acquisitions. We may not be successful in anticipating the demand for these services, in establishing the requisite infrastructure to meet customer demands or the provision of these value-added services. If we are not successful in these efforts, our business, financial condition or results of operations could be materially and adversely affected.

INCREASED PRICES FOR FUEL, PACKAGING MATERIALS OR SHORT-TERM REFRIGERATED VESSEL CHARTER RATES COULD INCREASE OUR COSTS SIGNIFICANTLY.

     Our costs are determined in large part by the prices of fuel and packaging materials, including containerboard, plastic and resin. We may be adversely affected if sufficient quantities of these materials are not available to us. Any significant increase in the cost of these items could also materially and adversely affect our results. Other than the cost of our products (including packaging), sea transportation costs represent the largest component of cost of products sold. During 1999 and 2000, the cost of fuel and containerboard increased as compared to the prior years, which resulted in a negative impact on our results of operations. Our average cost of fuel increased by 53% between 1999 and 2000 and our average cost of containerboard increased by 20% during the same period. In addition, we are subject to the volatility of the short-term charter vessel market because approximately half of our refrigerated vessels are chartered rather than owned. These charters are primarily short-term, typically for periods of one to three years. As a result, a significant increase in short-term charter rates would materially and adversely affect our results.

WE ARE SUBJECT TO LEGAL AND ENVIRONMENTAL RISKS THAT COULD RESULT IN SIGNIFICANT CASH OUTLAYS.

     We are involved in several legal and environmental matters which, if not resolved in our favor, could require significant cash outlays and could materially and adversely affect our results of operations and financial condition. In addition, we may be subject to product liability claims if personal injury results from the consumption of any of our products. This risk may increase in connection with our entry into the fresh-cut fruit and vegetables market. In addition, although the fresh-cut fruit and vegetables market is not currently subject to any specific governmental regulations, we cannot predict whether or when any regulation will be implemented or the scope of any possible regulation.

     The United States Environmental Protection Agency, or the EPA, has placed a certain site at our plantation in Oahu, Hawaii on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, which we refer to as the "Superfund" law. Under an order entered into with the EPA, we completed a remedial investigation and engaged in a feasibility study to determine the extent of the environmental contamination. The remedial investigation report was finalized on January 21, 1999 and approved by the EPA in February 1999. The final draft feasibility study was submitted for EPA review in December 1999, and we expect that the feasibility study will be finalized by the fourth quarter of 2001. The ultimate outcome and any potential costs associated with this matter are estimated to be between approximately $5 million and $30 million.

     In addition, we are involved in several actions in U.S. and non-U.S. courts involving allegations by numerous Central American and Philippine plaintiffs that they were injured during the 1970s and 1980s by exposure to a nematocide containing the chemical Dibromochloropropane.

ENVIRONMENTAL AND OTHER REGULATION OF OUR BUSINESS COULD ADVERSELY IMPACT US BY INCREASING OUR PRODUCTION COST OR RESTRICTING OUR ABILITY TO IMPORT CERTAIN PRODUCTS INTO THE UNITED STATES.

     Our business depends on the use of fertilizers, pesticides and other agricultural products. The use and disposal of these products in some jurisdictions are subject to regulation by various agencies. A decision by a regulatory agency to significantly restrict the use of such products that have traditionally been used in the cultivation of one of our principal products could have an adverse impact on us. For example, methyl bromide, a pesticide used for fumigation of imported produce (principally melons) for which there is currently no known substitute, is currently scheduled to be phased out in the United States in 2006. Also, under the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Food, Drug and Cosmetic Act and the Food Quality Protection Act of 1996, the EPA is undertaking a series of regulatory actions relating to the evaluation and use of pesticides in the food industry. These actions and future actions regarding the availability and use of pesticides could have an adverse effect on us. In addition, if a regulatory agency were to determine that we are not in compliance with a regulation in that agency's jurisdiction, this could result in substantial penalties and could also result in a ban on the sale of part or all of our products in that jurisdiction.

WE ARE EXPOSED TO POLITICAL, ECONOMIC AND OTHER RISKS FROM OPERATING A MULTINATIONAL BUSINESS.

     Our business is multinational and subject to the political, economic and other risks that are inherent in operating in numerous countries. These risks include those of adverse government regulation, including the imposition of import and export duties and quotas, currency restrictions, expropriation and potentially burdensome taxation. For example, banana import regulations have restricted our access to the European Union banana market and increased the cost of doing business in the European Union. This banana import license system is scheduled to remain in effect until December 31, 2005. The potential risks of operating a multinational business may be greater in countries where our activities are a significant factor in the country's economy, which is particularly true of our banana, pineapple and melon operations in Costa Rica and our banana and melon operations in Guatemala.

     We have a disagreement with the Government of Cameroon with respect to its intended privatization of certain banana plantations with which we have contracts to purchase their banana production. We disagree over the amount of acreage that can be privatized and the date of the intended privatization. The Government of Cameroon commenced procedures for the privatization of these banana plantations through an auction process, but the process resulted in no bidders. We cannot predict whether or when the Government of Cameroon will again attempt to privatize the banana plantations. Since bananas produced in Cameroon benefit from certain banana import preferences and tax exemptions in the European Union, privatization may have a negative effect on our results of operations.

     Several Central and South American countries in which we operate have established "minimum" export prices for bananas that are used as the reference point in banana purchase contracts from independent producers, thus limiting our ability to negotiate lower purchase prices. These minimum export price requirements could potentially increase the cost of sourcing bananas in countries that have established such requirements.

     We are also subject to a variety of government regulations in countries where we market our products, including the United States, the countries of the European Union, Japan, South Korea and China. Examples of the types of regulation we face include:

     - sanitary regulations;

     - regulations governing pesticide use and residue levels; and

     - regulations governing packaging and labeling.

     If we fail to comply with applicable regulations, it could result in an order barring the sale of part or all of a particular shipment of our products or, possibly, the sale of any of our products for a specified period. Such a development could result in significant losses and could weaken our financial condition.

THE DISTRIBUTION OF OUR FRESH PRODUCE IN EUROPE COULD BE ADVERSELY AFFECTED IF WE FAIL TO MAINTAIN OUR DISTRIBUTION ARRANGEMENTS.

     We import and distribute much of our fresh produce in Europe through marketing companies or partnerships with which we have exclusive arrangements or that distribute our products on a commission basis. If any of these arrangements were terminated, our ability to import and distribute products in these regions could be significantly limited.

ACTS OR OMISSIONS OF OTHER COMPANIES COULD ADVERSELY AFFECT THE VALUE OF THE DEL MONTE(R) BRAND.

     We depend on the DEL MONTE(R) brand in marketing our fresh produce. We share the DEL MONTE(R) brand with unaffiliated companies that manufacture, distribute and sell canned or processed fruits and vegetables, dried fruit, snacks and other products. Acts or omissions by these companies, including an instance of food-borne contamination or disease, may adversely affect the value of the DEL MONTE(R) brand. Our reputation and the value of the DEL MONTE(R) brand may be adversely affected by negative consumer perception of this brand.

OUR SUCCESS DEPENDS ON THE SERVICES OF OUR SENIOR EXECUTIVES, THE LOSS OF WHOM COULD DISRUPT OUR OPERATIONS.

     Our ability to maintain our competitive position is dependent to a large degree on the services of our senior management team. We may not be able to retain our existing senior management personnel or to attract additional qualified senior management personnel.

OUR ACQUISITION AND EXPANSION STRATEGY MAY NOT BE SUCCESSFUL.

     Our growth strategy is based in part on growth through acquisitions or expansion, which poses a number of risks. We may not be successful in identifying appropriate acquisition candidates, consummating acquisitions on satisfactory terms or integrating any newly acquired or expanded business with our current operations. We may issue ordinary shares, incur long-term or short-term indebtedness, spend cash or use a combination of these for all or part of the consideration paid in future acquisitions or to expand our operations. We also are currently subject to contractual limitations on our ability to effect acquisitions under our credit facility. While we regularly evaluate various acquisition opportunities, we have no present commitments or agreements with respect to any material acquisition.

OUR INDEBTEDNESS COULD LIMIT OUR FINANCIAL AND OPERATING FLEXIBILITY AND SUBJECT US TO OTHER RISKS.

     At June 29, 2001, our total debt, including current maturities and capital lease obligations, was $382.5 million and our total debt to total capitalization ratio was approximately 42%. This level of indebtedness could have significant consequences because:

     - a substantial portion of our net cash flow from operations must be dedicated to debt service and will not be available for other purposes;

     - our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited either by financial considerations or due to covenants in existing loan agreements; and

     - our level of indebtedness may limit our flexibility in reacting to changes in the industry and economic conditions generally.

     Our ability to meet our financial obligations will depend on our future performance, which will be affected by prevailing economic conditions and financial, business and other factors, some of which are beyond our control. Our ability to meet our financial obligations also may be adversely affected by the seasonal nature of our business, the cyclicality of agricultural commodity prices, the susceptibility of our product sourcing to crop disease or severe weather conditions and other factors.

     Since we are a holding company, our ability to meet our financial obligations depends primarily on receiving sufficient funds from our subsidiaries. The payment of dividends or other distributions to us by our subsidiaries may be restricted by the provisions of our credit agreements and other contractual requirements and by applicable legal restrictions on payment of dividends.

     If we were unable to meet our financial obligations, we would be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital, which strategies might not be successful. Additional sales of our equity capital could substantially dilute the ownership interest of existing shareholders.

     Our credit facility imposes operating and financial restrictions on our activities. Our failure to comply with the obligations under this facility, including maintenance of financial ratios, could result in an event of default, which, if not cured or waived, would permit acceleration of the indebtedness due under the facility.

WE ARE CONTROLLED BY OUR PRINCIPAL SHAREHOLDERS.

     IAT Group Inc. and its current shareholders, members of the Abu-Ghazaleh family, are our principal shareholders and currently directly and indirectly beneficially own approximately 67% of our outstanding ordinary shares. Our chairman and chief executive officer, and two other directors, are members of the Abu-Ghazaleh family. We expect our principal shareholders to continue to use their majority interest in the ordinary shares to direct our management, to control the election of our entire board of directors, to determine the method and timing of the payment of any dividends, to determine substantially all other matters requiring shareholder approval and to control us. The concentration of our beneficial ownership may have the effect of delaying, deterring or preventing a change in control, may discourage bids for the ordinary shares at a premium over their market price and may otherwise adversely affect the market price of the ordinary shares.

A SUBSTANTIAL NUMBER OF OUR ORDINARY SHARES ARE AVAILABLE FOR SALE IN THE PUBLIC MARKET AND SALES OF THOSE SHARES COULD ADVERSELY AFFECT OUR SHARE PRICE.

     Future sales of the ordinary shares by our principal shareholders, or the perception that such sales could occur, could adversely affect the prevailing market price of our ordinary shares. Of the 56,969,600 ordinary shares to be outstanding following this offering based on shares outstanding as of August 31, 2001, 31,884,200 ordinary shares are "restricted securities." These "restricted" ordinary shares are registrable upon demand and are eligible for sale in the public market without registration under the Securities Act of 1933, subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act.

OUR ORGANIZATIONAL DOCUMENTS CONTAIN A VARIETY OF ANTI-TAKEOVER PROVISIONS THAT COULD DELAY, DETER OR PREVENT A CHANGE IN CONTROL.

     Various provisions of our organizational documents and Cayman Islands law may delay, deter or prevent a change in control of us that is not approved by our board of directors. These provisions include:

     - a classified board of directors;

     - a prohibition on shareholder action through written consents;

     - a requirement that general meetings of shareholders be called only by a majority of the board of directors or by the Chairman of the Board;

     - advance notice requirements for shareholder proposals and nominations;

     - limitations on the ability of shareholders to amend, alter or repeal our organizational documents; and

     - the authority of the board of directors to issue preferred shares with such terms as the board of directors may determine.

     In addition, a change of control would constitute an event of default under our credit facility which would have a material adverse effect on us. These provisions also could delay, deter or prevent a takeover attempt.

OUR SHAREHOLDERS HAVE LIMITED RIGHTS UNDER CAYMAN ISLANDS LAW.

     We are incorporated under the laws of the Cayman Islands, and our corporate affairs are governed by our memorandum of association and our articles of association and by the Companies Law (2001 Second Revision) of the Cayman Islands. Principles of law relating to matters such as the validity of corporate procedures, the fiduciary duties of our management, directors and controlling shareholders and the rights of our shareholders differ from those that would apply if we were incorporated in a jurisdiction within the United States. Further, the rights of shareholders under Cayman Islands law are not as clearly established as the rights of shareholders under legislation or judicial precedent applicable in most U.S. jurisdictions. As a result, our public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction. In addition, there is doubt as to whether the courts of the Cayman Islands would enforce, either in an original action or in an action for enforcement of judgments of U.S. courts, liabilities that are predicated upon the U.S. federal securities laws.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, information included in future filings by us and information contained in written materials, press releases and oral statements issued by or on behalf of us contain, or may contain, statements that constitute forward-looking statements. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of us or our officers (including statements preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions) with respect to various matters, including without limitation (1) our anticipated needs for, and the availability of, cash, (2) our liquidity and financing plans, (3) trends affecting our financial condition or results of operations, including anticipated fresh produce and non-produce sales price levels and anticipated expense levels, (4) our plans for expansion of our business (including through acquisitions) and cost savings, (5) the impact of competition and (6) the resolution of certain legal and environmental proceedings. All forward-looking statements in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

     The forward-looking statements are not guarantees of future performance and involve risks and uncertainties. It is important to note that our actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information contained in this prospectus, including, without limitation, the information under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could cause actual results to differ materially from those in the forward-looking statements.

                                USE OF PROCEEDS

     Assuming a public offering price of $15.15 per share, the last reported sale price of our ordinary shares on the New York Stock Exchange on September 7, 2001, we estimate that we will receive net proceeds from the offering of approximately $42.5 million, after deducting the underwriting discount and estimated offering expenses payable by us of $0.3 million. We will not receive any of the proceeds from the sale of ordinary shares by our principal shareholder.

     We intend to use the net proceeds of the offering to repay borrowings under our revolving line of credit. Amounts repaid under our revolving line of credit may be reborrowed for general corporate purposes, which may include acquisitions. As of June 29, 2001, there was an aggregate of $150.1 million in principal amount outstanding under the revolving line of credit, which at that date bore interest at a weighted average rate of 6.46%. Our revolving line of credit expires on May 19, 2003.

                         PRICE RANGE OF ORDINARY SHARES

     Our ordinary shares have been listed on the New York Stock Exchange under the symbol "FDP" since October 24, 1997, the date of our initial public offering. The following table sets forth the high and low sale prices of our ordinary shares for the quarters (or portion thereof) indicated as reported on the New York Stock Exchange Composite Tape:

                                                               HIGH     LOW
                                                              ------   ------
1999
  First quarter.............................................  $21.00   $15.25
  Second quarter............................................  $18.50   $12.88
  Third quarter.............................................  $15.69   $10.50
  Fourth quarter............................................  $11.38   $ 6.31
2000
  First quarter.............................................  $ 9.75   $ 6.75
  Second quarter............................................  $ 9.94   $ 6.06
  Third quarter.............................................  $ 7.06   $ 5.38
  Fourth quarter............................................  $ 6.44   $ 3.38
2001
  First quarter.............................................  $ 8.89   $ 4.56
  Second quarter............................................  $11.08   $ 5.75
  Third quarter (through September 7, 2001).................  $15.95   $10.46

                                DIVIDEND POLICY

     We have not declared or paid any cash or other dividends on our ordinary shares since our initial public offering in October 1997. Although we have no current plans to do so, we may pay cash or other dividends in the future. Any future payment of dividends is at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

     Under Cayman Islands law, we may declare cash or other dividends only out of profits or out of our share premium account if, after the dividend, we would have the ability to pay our debts as they become due. If we decide to pay cash dividends, they will be paid in dollars. Because we are a holding company, our ability to pay dividends or make distributions will depend on our receiving dividends or other payments from our principal operating subsidiaries. In addition, our credit facility limits our ability to pay cash or other dividends.

                                 CAPITALIZATION

     The following table sets forth, as of June 29, 2001, our actual capitalization and our capitalization as adjusted to give effect to the sale by us of 3,000,000 ordinary shares in the offering and the application of the $42.5 million of net proceeds from the offering received by us, assuming a public offering price of $15.15 per share, to the repayment of borrowings under our revolving line of credit. You should read the following table in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                 AS OF JUNE 29,
                                                                      2001
                                                              --------------------
                                                              ACTUAL   AS ADJUSTED
                                                              ------   -----------
                                                                 (IN MILLIONS)
Long-term debt (excluding short-term portion):
  Revolving line of credit..................................  $150.1     $107.6
  Term loan.................................................   108.0      108.0
  Vessel loans..............................................    39.2       39.2
  Capital lease obligations.................................    17.7       17.7
  Other loans...............................................    11.6       11.6
                                                              ------     ------
          Total long-term debt..............................   326.6      284.1
Minority interest...........................................    11.8       11.8
Shareholders' equity:
  Preferred shares, $.01 par value; 50,000,000 shares
     authorized; none issued or outstanding on an actual or
     on an as adjusted basis................................      --         --
  Ordinary shares, $.01 par value; 200,000,000 shares
     authorized; 53,770,600 shares issued and outstanding on
     an actual basis and 56,770,600 shares issued and
     outstanding on an as adjusted basis(1).................     0.5        0.6
  Paid-in capital...........................................   327.2      369.6
  Retained earnings.........................................   222.8      222.8
  Accumulated other comprehensive loss......................   (11.8)     (11.8)
                                                              ------     ------
          Total shareholders' equity........................   538.7      581.2
                                                              ------     ------
          Total capitalization..............................  $877.1     $877.1
                                                              ======     ======

---------------

(1) The 56,770,600 ordinary shares to be outstanding after the offering is based on shares outstanding as of June 29, 2001 and excludes 4,210,030 shares issuable upon exercise of options granted under our share option plans with a weighted average exercise price of $10.705.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     Our fiscal year end is the last Friday of the calendar year or the first Friday subsequent to the end of the calendar year, whichever is closest to the end of the calendar year. The following selected consolidated financial information for the years ended December 27, 1996, December 26, 1997, January 1, 1999, December 31, 1999 and December 29, 2000, is derived from our audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. The selected consolidated financial information for the six-month periods ended June 30, 2000 and June 29, 2001 is derived from our unaudited consolidated financial statements. In the opinion of our management, such unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and results of operations for the indicated periods. Operating results for the six months ended June 29, 2001 are not necessarily indicative of the results that may be expected for the full year. The following data should be read in conjunction with our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

                                                            YEAR ENDED                                      SIX MONTHS ENDED
                              -----------------------------------------------------------------------   -------------------------
                              DECEMBER 27,   DECEMBER 26,   JANUARY 1,    DECEMBER 31,   DECEMBER 29,    JUNE 30,      JUNE 29,
                                1996(1)        1997(1)        1999(1)       1999(1)          2000          2000          2001
                              ------------   ------------   -----------   ------------   ------------   -----------   -----------
                                                           (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
INCOME STATEMENT DATA:
Net sales...................   $    278.3    $   1,452.4    $   1,600.1   $   1,743.2    $   1,859.3    $   1,052.3   $   1,075.3
Cost of products sold.......        249.3        1,288.7        1,405.4       1,592.6        1,692.4          932.7         908.6
                               ----------    -----------    -----------   -----------    -----------    -----------   -----------
Gross profit................         29.0          163.7          194.7         150.6          166.9          119.6         166.7
Selling, general and
  administrative expenses...         11.5           51.4           58.3          63.5           80.9           39.0          45.2
Amortization of goodwill....           --            1.5            1.7           2.6            3.4            1.7           1.7
Acquisition-related
  expenses..................           --             --            4.0            --             --             --            --
Hurricane Mitch charge......           --             --           26.5            --             --             --            --
                               ----------    -----------    -----------   -----------    -----------    -----------   -----------
Operating income............         17.5          110.8          104.2          84.5           82.6           78.9         119.8
Interest expense............         12.8           45.7           30.3          30.2           43.2           21.7          20.2
Interest income.............          1.0            5.6            4.3           2.6            2.7            1.3           0.8
Other income (loss), net....          1.7            6.0           11.4          14.7           (6.1)          (0.8)         (6.2)
                               ----------    -----------    -----------   -----------    -----------    -----------   -----------
Income before provision
  (benefit) for income taxes
  and extraordinary
  charge....................          7.4           76.7           89.6          71.6           36.0           57.7          94.2
Provision (benefit) for
  income taxes..............         (0.6)          13.1           12.2          14.7            2.9            2.0          11.6
                               ----------    -----------    -----------   -----------    -----------    -----------   -----------
Income before extraordinary
  charge....................          8.0           63.6           77.4          56.9           33.1           55.7          82.6
Extraordinary charge on
  early extinguishment of
  debt......................           --           10.4           18.1            --             --             --            --
                               ----------    -----------    -----------   -----------    -----------    -----------   -----------
Net income..................   $      8.0    $      53.2    $      59.3   $      56.9    $      33.1    $      55.7   $      82.6
                               ==========    ===========    ===========   ===========    ===========    ===========   ===========
Redemption premium,
  dividends and accretion on
  convertible preferred
  shares....................           --          (22.5)            --            --             --             --            --
Net income applicable to
  ordinary shareholders.....   $      8.0    $      30.7    $      59.3   $      56.9    $      33.1    $      55.7   $      82.6
Diluted per share amounts
  applicable to ordinary
  shareholders:
  Income before
    extraordinary charge....   $     1.20    $      0.94    $      1.44   $      1.06    $      0.62    $      1.04   $      1.53(2)
  Extraordinary charge......           --          (0.24)         (0.34)           --             --             --            --
  Net income................   $     1.20    $      0.70    $      1.10   $      1.06    $      0.62    $      1.04   $      1.53(2)

                                                            YEAR ENDED                                      SIX MONTHS ENDED
                              -----------------------------------------------------------------------   -------------------------
                              DECEMBER 27,   DECEMBER 26,   JANUARY 1,    DECEMBER 31,   DECEMBER 29,    JUNE 30,      JUNE 29,
                                1996(1)        1997(1)        1999(1)       1999(1)          2000          2000          2001
                              ------------   ------------   -----------   ------------   ------------   -----------   -----------
                                                           (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
Weighted average number of
  ordinary shares
  outstanding:
  Basic.....................    6,687,776     43,765,188     53,632,656    53,763,600     53,763,600     53,763,600    53,764,691
  Diluted...................    6,687,776     43,765,188     53,774,831    53,805,237     53,764,383     53,765,166    53,906,560
BALANCE SHEET DATA (AT
  PERIOD END):
Cash and cash equivalents...   $     32.4    $      85.7    $      32.8   $      31.2    $      10.6    $      11.9   $       9.8
Working capital.............         85.2          134.6          177.2         203.7          156.9          177.7         112.7
Total assets................        920.8        1,009.3        1,034.0       1,216.2        1,221.6        1,205.8       1,235.8
Total debt..................        438.6          354.1          354.2         504.1          485.5          448.9         382.5
Convertible preferred
  shares....................         46.0             --             --            --             --             --            --
Ordinary shares.............          0.4            0.5            0.5           0.5            0.5            0.5           0.5
Paid-in capital.............        129.4          311.7          327.1         327.1          327.1          327.1         327.2
Shareholders' equity........   $    147.0    $     342.8    $     382.5   $     425.8    $     457.2    $     479.9   $     538.7

---------------

(1) On September 17, 1998, we acquired 14 wholly-owned operating companies, referred to as IAT, from IAT Group Inc. and its shareholders. We refer to this combination as the IAT transaction. At the time of the IAT transaction, IAT Group Inc. owned approximately 86% of FG Holdings Limited, which in turn owned approximately 63% of Fresh Del Monte. As a result, the IAT transaction was accounted for as a combination of entities under common control using the as if pooling of interests method of accounting.

     Under the as if pooling of interests method of accounting, our historical results have been restated to combine the operations of Fresh Del Monte and IAT for all periods subsequent to August 29, 1996, the date Fresh Del Monte and IAT came under common control. The recorded assets and liabilities of Fresh Del Monte and IAT were carried forward to our consolidated financial statements at their historical amounts and consolidated earnings include the earnings of Fresh Del Monte and IAT for all periods subsequent to the date Fresh Del Monte and IAT came under common control. Our results prior to August 29, 1996 reflect the results of IAT only.

     We were organized in August 1996 to acquire all of the outstanding capital stock of Fresh Del Monte Produce N.V., which we refer to as FDP N.V., and Global Reefer Carriers, Ltd., which we refer to as GRC. The acquisition of FDP N.V. and GRC, which was accounted for as a purchase, was completed on December 20, 1996. The results of operations of FDP N.V. and GRC have been included in our results since December 21, 1996.

     Prior to 1999, IAT's fiscal year end was September 30. In 1999, IAT's fiscal year end was changed to conform to Fresh Del Monte's fiscal year end. As a result, the selected consolidated financial information above includes balance sheet data and income statement data for IAT as of and for each of the years ended September 30, 1996, 1997 and 1998. As a result of the change in IAT's year end, the results of operations for IAT for the period October 1, 1998 to January 1, 1999, a net loss of $7.6 million, are not included in any of the periods presented in the income statement data, but are reflected as an adjustment to retained earnings as of January 2, 1999.

(2) For the six months ended June 29, 2001, basic per share income before extraordinary charge and basic per share net income were $1.54. For all other periods, basic and diluted per share amounts were the same.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We are a leading vertically-integrated producer and marketer of high quality fresh and packaged fresh-cut fruit and vegetables. Our products include bananas, pineapples, cantaloupes, honeydew, watermelons, grapes, non-tropical fruit (including citrus, apples, pears peaches, plums, nectarines, apricots and kiwi), plantains, Vidalia(R) sweet onions and various greens. We market our products worldwide under the DEL MONTE(R) brand, a symbol of product quality and reliability since 1892. Our global sourcing and logistics system allows us to provide regular delivery of consistently high quality produce and value-added services to our customers.

NET SALES

     Our net sales are affected by numerous factors including the balance between the supply of and demand for our produce and competition from other fresh produce companies. Our net sales are also dependent on our ability to supply a consistent volume and quality of fresh produce to the markets we serve. For example, seasonal variations in demand for bananas as a result of increased supply and competition from other fruit are reflected in the seasonal fluctuations in banana prices, with the first six months of each year generally exhibiting stronger demand and higher prices, except in those years where an excess supply exists.

     Since our financial reporting currency is the dollar, our net sales are significantly affected by fluctuations in the value of the currency in which we conduct our sales versus the dollar, with a strong dollar versus such currencies resulting in reduced net sales in dollar terms. Our net sales for 2000 decreased by approximately $35.0 million, as compared to 1999, primarily as a result of a strong dollar versus the Euro partially offset by a weaker dollar versus the Japanese yen. Net sales in the first six months of 2001 decreased by approximately $24.9 million as compared to the same period for the prior year as a result of a stronger dollar versus the Euro and Japanese yen.

     Our net sales growth in recent years has been achieved primarily through increased sales volume in existing markets of other fresh produce, primarily pineapples and melons, favorable pricing on the Del Monte Gold(R) Extra Sweet pineapple, as well as acquisitions and expansion of value-added services such as banana ripening. Our net sales growth in recent years is also attributable, to a lesser extent, to a broadening of our product line with the expansion of our fresh-cut fruit and vegetable and sweet onion business. We expect our net sales growth to continue to be driven by increased sales volumes in our other fresh produce segment.

COST OF PRODUCTS SOLD

     Cost of products sold is principally composed of two elements, product and logistics costs. Product cost for company-grown produce is primarily composed of cultivation (the cost of growing crops), harvesting, packaging, labor, depreciation and farm administration. Product cost for produce obtained from independent growers is composed of produce cost and packaging costs. Logistics costs include air, land and sea transportation and expenses related to port facilities and distribution centers. Sea transportation cost is the most significant component of logistics costs and is comprised of the cost of chartering refrigerated vessels and vessel operating expenses. Vessel operating expenses for company-owned vessels include operations, maintenance, depreciation, insurance, fuel, the cost of which is subject to commodity price fluctuations, and port charges. For chartered vessels, operating expenses include fuel and port charges. Variations in containerboard prices, which affect the cost of boxes and other packaging materials, and fuel prices, can have a significant impact on our product cost and, accordingly, profit margins. Containerboard, plastic, resin and fuel prices have historically been volatile. Containerboard and fuel prices increased significantly in 2000 as compared to 1999. Containerboard and fuel prices on a per ton basis have recently declined slightly.

     Historically, we have received subsidies from the Costa Rican government for the production and export of pineapples which we accounted for as a reduction in cost of products sold. These subsidies, which were $9.3 million for 1999 and $8.2 million for 1998, expired on December 31, 1999.

     In general, changes in our volume of products sold can have a disproportionate effect on our gross profit. Within any particular year, a significant portion of our cost of products sold is fixed, both with respect to company-owned operations and with respect to the cost of produce purchased from independent growers from whom we have agreed to purchase all the products they produce. Accordingly, higher volumes produced on company-owned farms directly reduce the average per-box cost, while lower volumes directly increase the average per-box cost. In addition, because the volume that will actually be produced on farms owned by us and by independent growers in any given year depends on a variety of factors, including weather, that are beyond our control or the control of our independent growers, it is difficult to predict volumes and per-box costs.

     In 1998, Guatemalan banana operations were interrupted as a result of Hurricane Mitch. The hurricane damage resulted in a one-time charge of $26.5 million for asset write offs and other costs, net of insurance proceeds and reduced banana production by approximately six million and two million boxes in 1999 and 1998, respectively, or approximately 5% and 2%, respectively, of our worldwide banana volume.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses include primarily the costs associated with selling in countries where we have our own sales force, advertising and promotional expenses, general corporate overhead and other related administrative functions.

INTEREST EXPENSE

     Interest expense consists primarily of interest on borrowings under working capital facilities that we maintain and interest on other long-term debt primarily for vessel purchases and capital lease obligations. Increases in interest rates during 2000 significantly contributed to the increase in interest expense. Interest rates in the first six months of 2001 have declined in comparison to interest rates at the end of 2000 and the first six months of 2000. As a result, our interest expense has declined due to lower effective interest rates and a lower average debt balance.

OTHER INCOME (LOSS), NET

     Other income (loss), net, primarily consists of equity earnings in unconsolidated companies, together with currency exchange gains or losses.

PROVISION FOR INCOME TAXES

     Income taxes consist of the consolidation of the tax provisions, computed on a separate entity basis, in each country in which we have operations. Since we are a non-U.S. company with substantial operations outside the United States, a substantial portion of our results of operations is not subject to U.S. taxation. Many of the countries in which we operate have favorable tax rates. We are subject to U.S. taxation on our distribution operations in the United States. From time to time, tax authorities in various jurisdictions in which we operate audit our tax returns and review our business structures and positions and there are audits presently pending in various countries. There can be no assurance that any tax audits, or changes in existing tax laws or interpretations in countries in which we operate, will not result in an increased effective tax rate for us.

RESULTS OF OPERATIONS

     The following table presents, for each of the periods indicated, certain income statement data expressed as a percentage of net sales:

                                                             YEAR ENDED                   SIX MONTHS ENDED
                                              ----------------------------------------   -------------------
                                              JANUARY 1,   DECEMBER 31,   DECEMBER 29,   JUNE 30,   JUNE 29,
                                                 1999          1999           2000         2000       2001
                                              ----------   ------------   ------------   --------   --------
INCOME STATEMENT DATA:
Net sales...................................    100.0%        100.0%         100.0%       100.0%     100.0%
Gross profit................................     12.2           8.6            8.9         11.4       15.5
Selling, general and administrative
  expenses..................................      3.6           3.6            4.4          3.7        4.2
Operating income............................      6.5           4.8            4.4          7.5       11.1
Interest expense............................      1.9           1.7            2.3          2.1        1.9
Income before extraordinary charge..........      4.8           3.3            1.8          5.3        7.7
Net income..................................      3.7           3.3            1.8          5.3        7.7

     The following tables present for each of the periods indicated (1) net sales by geographic region, (2) net sales by product category and (3) gross profit by product category, and in each case, the percentage of the total represented thereby:

                                                YEAR ENDED                              SIX MONTHS ENDED
                             -------------------------------------------------   -------------------------------
                               JANUARY 1,      DECEMBER 31,      DECEMBER 29,       JUNE 30,         JUNE 29,
                                  1999             1999              2000             2000             2001
                             --------------   --------------    --------------   --------------   --------------
                                                            (DOLLARS IN MILLIONS)
NET SALES BY GEOGRAPHIC
  REGION:
  North America............  $  781.0    49%  $  830.4    48%   $  922.2    50%  $  516.6    49%  $  561.3    52%
  Europe...................     522.8    33      601.5    34       572.7    31      316.9    30      307.9    29
  Asia-Pacific.............     237.7    15      280.7    16       324.5    17      195.4    19      180.4    17
  Other....................      58.6     3       30.6     2        39.9     2       23.4     2       25.7     2
                             --------   ---   --------   ---    --------   ---   --------   ---   --------   ---
         Total.............  $1,600.1   100%  $1,743.2   100%   $1,859.3   100%  $1,052.3   100%  $1,075.3   100%
                             ========   ===   ========   ===    ========   ===   ========   ===   ========   ===
NET SALES BY PRODUCT
  CATEGORY:
  Bananas..................  $  897.5    56%  $  951.3    55%   $  921.0    50%  $  514.4    49%  $  479.8    45%
  Other fresh produce......     638.2    40      701.3    40       838.9    45      485.1    46      541.6    50
  Non-produce..............      64.4     4       90.6     5        99.4     5       52.8     5       53.9     5
                             --------   ---   --------   ---    --------   ---   --------   ---   --------   ---
         Total.............  $1,600.1   100%  $1,743.2   100%   $1,859.3   100%  $1,052.3   100%  $1,075.3   100%
                             ========   ===   ========   ===    ========   ===   ========   ===   ========   ===
GROSS PROFIT BY PRODUCT
  CATEGORY:
  Bananas..................  $   32.7    17%  $   (4.0)   (3)%  $    6.3     4%  $   43.3    36%  $   42.3    25%
  Other fresh produce......     160.6    82      155.5   103       162.1    97       79.6    67      121.9    73
  Non-produce..............       1.4     1       (0.9)   --        (1.5)   (1)      (3.3)   (3)       2.5     2
                             --------   ---   --------   ---    --------   ---   --------   ---   --------   ---
         Total.............  $  194.7   100%  $  150.6   100%   $  166.9   100%  $  119.6   100%  $  166.7   100%
                             ========   ===   ========   ===    ========   ===   ========   ===   ========   ===

FIRST SIX MONTHS OF 2001 COMPARED WITH FIRST SIX MONTHS OF 2000

  Net Sales

     Net sales for the first six months of 2001 were $1,075.3 million compared with $1,052.3 million for the first six months of 2000. The increase in net sales of $23.0 million, or 2%, was attributable to the other fresh produce category, partially offset by lower banana net sales. Net sales of other fresh produce increased as a result of higher per unit sales prices of pineapples, melons, non-tropical fruit and fresh-cut products, as well as higher sales volumes of pineapples and fresh-cut products. Banana net sales decreased by $34.6 million as compared with the prior year due in part to a planned reduction in sales to selected less profitable markets. The fresh-cut operations contributed $40.1 million to net sales in the first six months of 2001.

     Net sales were adversely affected by a stronger dollar versus the Euro and Japanese yen. The net effect of foreign exchange in the first six months of 2001 compared with the same period of 2000 was a decrease in net sales of approximately $24.9 million.

  Cost of Products Sold

     Cost of products sold was $908.6 million for the first six months of 2001 compared with $932.7 million for the first six months of 2000, a decrease of $24.1 million. The decrease is primarily due to the planned reduction in banana sales volume combined with lower sea transportation costs.

  Gross Profit

     Gross profit was $166.7 million for the first six months of 2001 compared with $119.6 million for the same period in 2000, an increase of $47.1 million or 39%. As a percentage of net sales, gross profit margin increased to 15.5% in the first six months of 2001 from 11.4% in the first six months of 2000 primarily due to the higher net sales of other fresh produce, principally pineapples and melons, and reduced sea transportation costs.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased $6.2 million to $45.2 million in the first six months of 2001 compared with $39.0 million for the first six months of 2000. The increase is principally due to higher selling and marketing expenses in North America combined with higher professional fees and other expenses due to expansion of our business.

  Operating Income

     Operating income for the first six months of 2001 was $119.8 million compared with $78.9 million for the same period in 2000, an increase of $40.9 million, or 52%. The increase is due primarily to an increase in gross profit, partially offset by the increase in selling, general and administrative expenses.

  Other Loss, Net

     Other loss, net increased by $5.4 million to a loss of $6.2 million for the first six months of 2001 from a loss of $0.8 million for the first six months of 2001. The change was due primarily to lower equity earnings of unconsolidated subsidiaries and the higher minority interest expense related to consolidated subsidiaries which are not wholly-owned by us.

  Provision for Income Taxes

     Provision for income taxes increased from $2.0 million in the first six months of 2000 to $11.6 million for the first six months of 2001 primarily due to increased earnings in jurisdictions where tax rates are significantly higher and where tax loss carryforwards cannot be utilized.

2000 COMPARED WITH 1999

  Net Sales

     In 2000 net sales were $1,859.3 million compared with $1,743.2 million for 1999, an increase of 7%. The increase in net sales of $116.1 million was primarily the result of higher sales volume of other fresh produce, partially offset by lower per unit sales volume of bananas and the effect of a stronger dollar against the Euro.

     Net sales of bananas decreased 3% in 2000 compared with 1999, as a result of a planned 4% reduction in sales volume in Europe and North America and lower per unit sales prices in Europe and the Asia-Pacific region, partially offset by higher per unit sales prices in North America. The decrease in per unit sales pricing in Europe and the Asia-Pacific region resulted from an oversupply in these markets.

     Net sales of other fresh produce increased by $137.6 million, or 20%, in 2000 compared with 1999 primarily due to an increase in unit sales volume of our extra sweet pineapples, melons, non-tropical fruit and fresh-cut operations and higher per unit sales prices of all of the major products. The increase in unit sales volume resulted from better yields from the melon operations and the introduction of our fresh-cut operations in late 1999. Our fresh-cut operations contributed $59.8 million to net sales in 2000.

     Our net sales in 2000 were negatively impacted by the strengthening of the dollar versus the Euro, partially offset by a weaker dollar versus the Japanese yen. The net effect of foreign exchange for the year 2000 compared with 1999 was a decrease of approximately $35.0 million in net sales.

  Cost of Products Sold

     Cost of products sold was $1,692.4 million for 2000 compared with $1,592.6 million for 1999, an increase of $99.8 million. The increase in cost of products sold was principally attributable to the increased unit sales volume in the other fresh produce segment.

  Gross Profit

     Gross profit was $166.9 million for 2000 compared with $150.6 million for 1999, an increase of $16.3 million or 11%. As a percentage of net sales, gross profit remained relatively constant from 8.6% in 1999 to 8.9% in 2000. Gross profit was favorably impacted by increased sales volumes of other fresh produce and overall improved per unit sales prices, and negatively impacted by the effect of foreign exchange and higher fuel and containerboard prices.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased $17.4 million to $80.9 million in 2000 compared with $63.5 million in 1999. This increase is primarily the result of increased sales and marketing expenses related to the expansion in North America, increased selling and marketing activities in the Asia-Pacific region, an increase in bad debt expense in certain European operations and increased sales volumes of other fresh produce.

  Interest Expense

     Interest expense increased $13.0 million to $43.2 million for 2000 compared with $30.2 million in 1999, as a result of higher effective interest rates during 2000 and a higher average debt balance.

  Other Income (Loss), Net

     Other income (loss), net was a loss of $6.1 million in 2000 compared to income of $14.7 million in 1999. The loss in 2000 was due primarily to foreign exchange losses and recognition of a $5.2 million loss due to a permanent decline in market value on available-for-sale securities, partially offset by equity income in unconsolidated subsidiaries. The income in 1999 was primarily due to Hurricane Mitch insurance recoveries of $13.5 million.

  Provision for Income Taxes

     Provision for income taxes decreased from $14.7 million in 1999 to $2.9 million in 2000 primarily due to a decrease in taxable income in North America and Europe.

1999 COMPARED WITH 1998

  Net Sales

     In 1999, net sales were $1,743.2 million compared with $1,600.1 million for 1998, an increase of 9%. The increase in net sales of $143.1 million was primarily the result of higher sales volume of our major product categories, bananas and other fresh produce, partially offset by lower per unit sales prices of bananas.

     Net sales of bananas increased 6% in 1999 compared with 1998, as a result of increased sales volume in Europe and North America and higher per unit sales prices in the Asia-Pacific region, partially offset by lower per unit sales prices in Europe and North America. Banana unit sales volume increased 11% in 1999 compared with 1998 due primarily to unit sales volume gains in the North American and European markets of 22% and 9%, respectively. The increase in unit sales volume in North America and Europe resulted primarily from incremental purchases from independent growers. The decrease in per unit sales pricing in Europe and North America resulted from an oversupply in these markets.

     Net sales of other fresh produce increased 10% in 1999 compared with 1998 primarily due to higher unit sales volume in Europe and North America of 14% and 7%, respectively, partially offset by lower per unit sales prices. The increase in unit sales volume in Europe and North America resulted from the conversion and expansion of an existing pineapple plantation in Costa Rica.

     Our net sales in 1999 were positively impacted by the weakening of the dollar versus the Japanese yen, partially offset by the strengthening of the dollar against European currencies in which our sales are denominated.

  Cost of Products Sold

     Cost of products sold was $1,592.6 million for 1999 compared with $1,405.4 million for 1998, an increase of $187.2 million. The increase in cost of products sold was principally attributable to the increased unit sales volume.

  Gross Profit

     Gross profit was $150.6 million for 1999 compared with $194.7 million for 1998, a decrease of $44.1 million or 23%. As a percentage of net sales, gross profit decreased from 12.2% in 1998 to 8.6% in 1999 and was negatively impacted by lower per unit sales price of bananas in North America and Europe. The negative impact of per unit banana sales prices was partially offset by higher net sales in the other fresh produce combined with reduced cost of sea transportation on a per unit basis.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased $5.2 million to $63.5 million in 1999 compared with $58.3 million in 1998. This increase is primarily a result of increased selling and marketing expenses related to the increase in sales volume together with an increase in professional fees.

  Interest Expense

     Interest expense of $30.2 million in 1999 remained relatively constant compared with 1998.

  Other Income, Net

     Other income, net of $14.7 million in 1999 was $3.3 million higher than the $11.4 million recorded in 1998. This change represents the proceeds from an insurance claim related to Hurricane Mitch of $13.5 million, partially offset by a decrease in equity earnings in unconsolidated subsidiaries and an increase in currency exchange losses in 1999.

  Provision for Income Taxes

     Our effective income tax rate increased from 14% in 1998 to 21% in 1999 primarily due to an increase in taxable income for certain subsidiaries in jurisdictions with higher tax rates.

SEASONALITY

     In part as a result of seasonal sales price fluctuations, we have historically realized substantially all of our gross profit during the first two quarters of each year. The sales price of any fresh produce item fluctuates throughout the year due to the supply of and demand for that particular item, as well as the pricing and availability of other fresh produce items, many of which are seasonal in nature. For example, the production of bananas is continuous throughout the year and production is usually higher in the second half of the year due to favorable growing conditions, but the demand for bananas during that period varies because of the availability of seasonal and alternative fruit. As a result, demand for bananas is seasonal and generally results in higher sales prices during the first six months of each calendar year, and generally results in negative gross profit margins for bananas during the remainder of the year. We make most of our sales of non-tropical fruit during the North American and European off-season from October to May. In the melon market, the entry of many growers selling unbranded or regionally branded melons during the peak North American and European melon growing season results in greater supply, and therefore lower sales prices, from June to October.

     These seasonal fluctuations are illustrated in the following table, which presents certain unaudited quarterly financial information for the periods indicated:

                                                        YEAR ENDED            SIX MONTHS ENDED
                                                ---------------------------   ----------------
                                                DECEMBER 31,   DECEMBER 29,       JUNE 29,
                                                    1999           2000             2001
                                                ------------   ------------   ----------------
NET SALES:
  First quarter...............................    $  493.4       $  536.1          $534.3
  Second quarter..............................       476.2          516.2           541.0
  Third quarter...............................       369.1          395.8
  Fourth quarter..............................       404.5          411.2
                                                  --------       --------
          Total...............................    $1,743.2       $1,859.3
                                                  ========       ========
GROSS PROFIT:
  First quarter...............................    $   64.9       $   71.3          $ 84.0
  Second quarter..............................        54.2           48.3            82.7
  Third quarter...............................        26.2           21.9
  Fourth quarter..............................         5.3           25.4
                                                  --------       --------
          Total...............................    $  150.6       $  166.9
                                                  ========       ========

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $156.9 million for the first six months of 2001 compared to $92.7 million for the first six months of 2000. This increase in cash provided by operating activities for the first six months of 2001 was primarily attributable to the increase in net income combined with higher balances in accounts payable and accrued expenses. Net cash provided by operating activities for 2000 was $98.5 million, an increase of $59.6 million from 1999. This increase in net cash provided by operating activities in 2000 is primarily attributable to lower balances of inventory, prepaid expenses and other current assets and a reduction in the growth of accounts receivable, combined with changes in other noncurrent assets and liabilities.

     Working capital was $112.7 million at June 29, 2001 and $156.9 million at December 29, 2000, a decrease of $44.2 million.

     Net cash used in investing activities for the first six months of 2001 was $45.2 million compared with net cash used in investing activities of $40.5 million for the first six months of 2000. Net cash used in investing activities for the first six months of 2001 consisted primarily of capital expenditures of $32.3 million and the acquisition of the remaining 50% interest in a Chilean subsidiary engaged in the production of grapes and non-tropical fruit for approximately $13.8 million. Net cash used in investing activities for the first six months of 2000 primarily consisted of capital expenditures of $38.1 million. Net cash used in investing activities was $81.2 million for 2000, primarily attributable to capital expenditures and purchases of subsidiaries. Capital expenditures were $75.5 million for 2000, and were primarily for expansion of our production and distribution facilities and the purchase of pre-owned refrigerated vessels. Purchase of subsidiaries, net of cash acquired, totaled $9.9 million for 2000 and was primarily for fresh-cut operations in the United States and a fresh produce distribution operation in the United Kingdom.

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

     Net cash used in financing activities for the first six months of 2001 and 2000 was $112.7 million and $70.9 million, respectively. Net cash used in financing activities for the first six months of 2001 and 2000 consisted primarily of net repayments of long-term debt of $112.2 million and $65.8 million, respectively. Net cash used in financing activities for 2000 of $37.7 million was primarily for net repayments of long-term debt.

     In recent years, we have financed our working capital and other liquidity requirements primarily through cash from operations and borrowings under our credit facility. We have a credit facility with Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland," New York Branch, which we refer to as Rabobank. Our obligations under the credit facility are guaranteed by certain of our subsidiaries. This credit facility includes a revolving line of credit, letter of credit facility and foreign exchange contract facility of up to $450 million and as of May 2000, a term loan of an additional $135 million. The credit facility is collateralized directly or indirectly by substantially all of our assets. The revolving line of credit expires on May 19, 2003, and amounts outstanding under the revolving line of credit must be repaid by that date. The revolving line of credit permits borrowings with an interest rate based on a spread over LIBOR. The term loan is payable in quarterly installments of $3.4 million which commenced in September 2000, and bears interest based on a spread over LIBOR. The term loan matures on May 10, 2005 with a principal payment at maturity of $70.9 million. As of June 29, 2001, $2.6 million of the available credit line was applied towards the issuance of letters of credit. The principal amount outstanding under the revolving line of credit at June 29, 2001 was $150.1 million, bearing interest at a weighted average rate of 6.46% at that date. The unpaid balance on the term loan was $121.5 million at June 29, 2001, bearing interest at a rate of 7.65% at that date.

     In connection with our credit facility, we entered into an interest rate swap agreement expiring in 2003 with Rabobank International in order to limit the effect of an increase in interest rates on a portion of the credit facility. The notional amount of the swap decreases from $85.7 million as of June 29, 2001 to $53.6 million on July 30, 2002, and expires on January 30, 2003. The cash differentials paid or received on the swap agreement are accrued and recognized as adjustments to interest expense. Interest received related to the swap agreement for the year ended 2000 was $0.3 million and interest paid related to the swap agreement for the six months ended June 29, 2001 was $0.3 million.

     As of June 29, 2001, we had $457.8 million in committed working capital facilities, of which $299.1 million was available. The major portion of these facilities is represented by the $450 million revolving line of credit.

     As of June 29, 2001, we had $376.4 million of long-term debt and capital lease obligations, including the current portion, consisting of $150.1 million related to the revolving line of credit, $121.5 million related to the term loan, $62.2 million of long-term debt related to refrigerated vessel loans, $18.7 million of other long-term debt and $23.9 million of capital lease obligations.

     We plan capital expenditures of approximately $85 to $95 million during the next 12 months principally for the addition of new distribution centers, fresh-cut facilities and production operations, upgrades to our information systems and maintenance and refurbishment of existing assets.

     As of June 29, 2001, we had cash and cash equivalents of $9.8 million.

     We believe that cash generated from operations, borrowings under our credit facility and other available sources of liquidity will be sufficient to cover our cash needs during the next 12 months. A variety of events could, however, result in additional liquidity requirements, including the acceleration of some or all of our planned capital expenditures or one or more strategic acquisitions of complementary businesses. We also are involved in several legal and environmental matters which, if not resolved in our favor, could require significant cash outlays. See "Business -- Government
Regulation -- Environmental Matters" and "Business -- Legal Proceedings."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risk from changes in currency exchange rates and interest rates which may adversely affect our results of operations and financial condition. We seek to minimize the risks from these interest rate and currency exchange rate fluctuations through our regular operating and financing activities and, when considered appropriate, through the use of derivative financial instruments. Our policy is to not use financial instruments for trading or other speculative purposes and is not to be a party to any leveraged financial instruments.

     We manage our currency exchange rate and interest rate risk by hedging a portion of our overall exposure using derivative financial instruments. We also have procedures to monitor the impact of market risk on the fair value of long-term debt, short-term debt instruments and other financial instruments, considering reasonably possible changes in currency exchange and interest rates.

  Exchange Rate Risk

     Because we conduct our operations in many areas of the world involving transactions denominated in a variety of currencies, our results of operations as expressed in dollars may be significantly affected by fluctuations in rates of exchange between currencies. These fluctuations could be significant. Approximately 44% of our net sales in 2000 was received in currencies other than the dollar. We generally are unable to adjust our non-dollar local currency sales prices to reflect changes in exchange rates between the dollar and the relevant local currency. As a result, changes in exchange rates between Euro, Japanese yen or other currencies in which we receive sale proceeds and the dollar have a direct impact on our operating results. There is normally a time lag between our sales and collection of the related sales proceeds, exposing us to additional currency exchange rate risk.

     To reduce currency exchange rate risk, we generally exchange local currencies for dollars promptly upon receipt. We periodically enter into currency forward contracts as a hedge against a portion of our currency exchange rate exposures, however, we may decide not to enter into these contracts during any particular period. At June 29, 2001, we had $47.4 million (notional amount) of Euro currency forward contracts outstanding with an unrealized gain of $0.2 million and $58.2 million (notional amount) of Japanese yen currency forward contracts outstanding with an unrealized gain of $2.4 million.

     The results of a uniform 10% strengthening in the value of the dollar at January 1, 2000 relative to the other currencies in which a significant portion of our net sales are denominated would have resulted in a decrease in net sales of approximately $45 million for the year ended December 29, 2000. This calculation assumes that each exchange rate would change in the same direction relative to the dollar. In addition to the direct effects of changes in exchange rates quantified above, changes in exchange rates also affect the volume of sales. Our sensitivity analysis of the effects of changes in currency exchange rates does not factor in a potential change in sales levels or any offsetting gains on currency forward contracts.

  Interest Rate Risk

     As described in Note 12 of the notes to our year-end audited consolidated financial statements, our indebtedness is primarily variable rate. We use an interest rate swap agreement to limit our exposure to short-term interest rate movements under our credit agreement.

     At June 29, 2001, our variable rate long-term debt had a carrying value of $299.5 million. The fair value of the debt approximates the carrying value because the variable rates approximate market rates. A 10% increase in the period end interest rate would have resulted in a negative impact of approximately $1.0 million on our results of operations for the six months ended June 29, 2001.

     At June 29, 2001, the notional amount of the interest rate swap agreement was $85.7 million. The carrying value and fair value of this agreement was a liability of $1.9 million at June 29, 2001. Based upon a hypothetical 10% increase in the period end market interest rate, the fair value of this instrument would have increased by approximately $0.4 million.

     The above discussion of our procedures to monitor market risk and the estimated changes in fair value resulting from our sensitivity analyses are forward-looking statements of market risk assuming certain adverse market conditions occur. Actual results in the future may differ materially from these estimated results due to actual developments in the global financial markets. The analysis methods we used to assess and mitigate risk discussed above should not be considered projections of future events or losses.
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

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141) and No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method and changes the criteria to recognize intangible assets apart from goodwill. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually, or more frequently if impairment indicators rise, for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, we are required to adopt SFAS 142 effective December 29, 2001. We are currently evaluating the effect that adoption of the provisions of SFAS 142 may have on its results of operations and financial position. However, we do not believe that the adoption of SFAS 142 will have a material adverse effect on our operating results.

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

                                    BUSINESS

OVERVIEW

     We are a leading vertically-integrated producer and marketer of high quality fresh and packaged fresh-cut fruit and vegetables. Our products include bananas, pineapples, cantaloupe, honeydew, watermelons, grapes, non-tropical fruit (including citrus, apples, pears, peaches, plums, nectarines, apricots and kiwi), plantains, Vidalia(R) sweet onions and various greens. We market our products worldwide under the DEL MONTE(R) brand, a symbol of product quality and reliability since 1892. Our global sourcing and logistics network allows us to provide regular delivery of consistently high quality fresh produce and value-added services to our customers.

     We have leading market positions in key fresh produce categories. We believe we are:

     - the number one marketer of fresh pineapples worldwide, including our Del Monte Gold(R) Extra Sweet pineapple, with an estimated 52% market share in 2000;

     - the number one marketer of branded melons in the United States and the United Kingdom;

     - the third largest marketer of bananas worldwide, with an estimated 17% market share in 2000;

     - a leading year-round marketer of branded grapes in the United States;

     - a leading marketer of branded citrus, apples, pears and other non-tropical fruit in selected markets; and

     - a leading marketer of Vidalia(R) sweet onions in the United States.

     We also have an established platform in the value-added fresh-cut fruit and vegetables market, which has built upon our existing fresh-cut pineapple business. The fresh-cut fruit and vegetables market, estimated at $8 billion in the United States alone in 1997, is one of the fastest-growing categories in the fresh produce segment and is expected to grow to $19 billion by 2003. This category includes fresh produce that has been trimmed, peeled, cut and packaged into nutritious, ready-to-use products for retail stores and foodservice operators. Our fresh-cut fruit products include pineapple, cantaloupe, honeydew, watermelon, grapes and kiwi, and our fresh-cut vegetable products include broccoli, cauliflower, celery, carrots and greens. We believe our global sourcing and logistics capabilities, combined with the DEL MONTE(R) brand, will enable us to achieve a leading position in this market.

     In 2000, we sold seven billion pounds of produce, with bananas representing two-thirds of our sales by volume and the remaining volume consisting primarily of pineapples, melons and grapes. Sales of bananas represented slightly less than 50% of our net sales revenues in 2000, compared to 55% in 1999, as a result of our efforts to reduce sales in unprofitable markets. We have further reduced banana sales in selected unprofitable markets during 2001. We have also increased sales of our other fresh products and extended our various product lines. As a result of these product diversification efforts, the targeted reductions in banana sales have been more than offset by sales of pineapples, melons, grapes and our other products, including packaged fresh-cut fruit and vegetables. For example, our annual fresh pineapple sales have more than doubled since 1996 when we introduced our Del Monte Gold(R) Extra Sweet pineapple.

     In the second quarter of 2001, we began reducing our exposure to seasonal fluctuations in banana prices by entering into contracts with some of our growers that link our cost for purchased bananas to market prices at the time of sale. These contracts cover approximately 25% of our purchased bananas in Central and South America, or 15% of our total banana volume. Where possible, we will seek to extend this approach to other growers.

     We are focused on increasing our profitability on a sustainable basis by leveraging the DEL MONTE(R) brand and our vertically-integrated operations to increase the market share of our most profitable products, further diversify our product offering, increase the value-added services that we provide, broaden our customer base and expand into new geographic markets. In particular, we plan to continue to develop the market for our premium fresh fruit products, to develop and market innovative new products, including fresh-cut fruit and

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

vegetables, and to increase the value-added services we provide to our food retailing and foodservice customers.

     We source and distribute our products on a global basis. Our products are grown primarily in Central and South America and the Philippines. We also source products from North America, Africa and Europe. Our products are sourced from company-controlled farms and independent growers. We transport our fresh produce to markets using our fleet of 21 owned and 18 chartered refrigerated vessels, and we operate four port facilities in the United States. We operate 27 distribution centers generally with cold storage and ripening facilities in our key markets worldwide, including the United States, the United Kingdom, Japan, Korea and Argentina. We also operate nine fresh-cut facilities in the United States as well as Japan. Through our vertically-integrated network we manage the transportation and distribution of our products in a continuous temperature-controlled environment. This enables us to preserve quality and freshness, and to optimize product shelf life, while ensuring timely and year-round distribution. Furthermore, our position as a volume producer and shipper of bananas allows us to lower our average per-box logistics cost and to provide regular deliveries of our premium fresh fruit to meet the increasing demand for year-round supply.

     We market and distribute our products to retail stores, wholesalers, distributors and foodservice operators in more than 50 countries around the world. North America is our largest market, accounting for 50% of our net sales in 2000. Europe and the Asia-Pacific region, including the Middle East, are our other major markets, accounting for 31% and 17% of our net sales in 2000, respectively. We are continuing to expand our network of distribution centers and fresh-cut facilities throughout the United States and in Canada. These investments address the growing demand from supermarket chains, club stores, mass merchandisers and independent grocers to provide value-added services, including the preparation of fresh-cut fruit and vegetables, ripening, customized sorting and packing, direct-to-store delivery and in-store merchandising and promotional support.

     We have achieved successive annual increases in net sales, growing annual revenues from $1.6 billion in 1998 to $1.9 billion in 2000, an increase of 16%. Our net sales growth in recent years has been achieved primarily through increased sales volume in existing markets of the other fresh produce segment, primarily pineapples and melons, favorable pricing on the Del Monte Gold(R) Extra Sweet pineapple, as well as acquisitions and expansion of value-added services. In 2000, we recorded operating income of $82.6 million and net income of $33.1 million. For the six months ended June 29, 2001, we recorded operating income of $119.8 million and net income of $82.6 million.

INDUSTRY OVERVIEW

     The worldwide fresh produce industry has grown rapidly in recent years. We believe this is in part due to growing demand from increasingly health-conscious consumers. For example, total fresh produce sales through all channels in the United States, our largest market, were an estimated $71 billion in 1997, up from an estimated $35 billion in 1987. Consumers are also demanding convenient, ready-to-eat fresh-cut fruit and vegetables. While the size of the fresh-cut market is difficult to estimate due to its highly fragmented nature, it is estimated that the size of the U.S. market for these products has grown from $5 billion in 1994 to $8 billion in 1997, with the market expected to grow to an estimated $19 billion by 2003.

     Fresh produce has become a strategic focus for supermarkets as a result of increasing consumer demand and relatively higher retail margins for fresh produce. To capitalize on demand and pricing trends, retailers have repositioned their produce departments by increasing their size, allocating more prime store space to these products and offering a broader array of fresh and fresh-cut produce. Between 1987 and 1997, the average U.S. supermarket doubled the number of fresh produce items offered, which we also believe is due to increased year-round availability of a greater variety of fresh produce items and consumer preferences for a wide variety of produce and specialty produce items. These factors have made the consistent supply of quality fresh produce a critical consideration for food retailers.

     The principal channels of distribution for fresh produce are retail stores and foodservice operators. Retail stores include small convenience and other local stores and regional and national supermarket chains. Non-traditional outlets, such as supercenters and other mass merchandisers and club stores, are a fast-growing distribution channel, particularly in the United States and Europe. Foodservice operators include all types of
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

fast food and fine dining restaurants, as well as hotels and other institutions, including schools, hospitals and the military. While the overall fresh produce industry remains relatively fragmented, distribution channels have consolidated significantly in recent years, particularly in the United States. Consolidation has allowed retailers to achieve greater cost savings through better supply chain management and economies of scale in purchasing and advertising.

     We believe food retailer consolidation, as well as the growing presence and success of non-traditional outlets, will benefit global, integrated producer-suppliers, like us, that can offer year-round, regular deliveries of high quality fresh produce. This is particularly the case for nationwide retailers that depend on uniform fresh produce quality throughout their operations. We believe that these retailers will increasingly rely on companies like us that can provide a high volume of fresh produce distributed within a continuous temperature-controlled environment, thus ensuring a greater consistency of appearance, freshness and shelf life. Consolidation has also resulted in declining importance of wholesale markets as a distribution channel, as larger retailers have increasingly demanded direct-to-store delivery by their suppliers, as well as other value-added services.

     Demographic changes, rising income and changing consumer preferences have also contributed to the growing importance of foodservice operators in the fresh produce industry, particularly in the United States. In 1997, these operators accounted for approximately $35 billion of the U.S. fresh produce market, compared to $12 billion in 1987. In addition to purchasing higher volumes of fresh produce, foodservice operators have become important buyers of fresh-cut produce as they have sought to reduce food waste and their own labor and other costs. Since a large number of U.S. foodservice operators have national chains, we believe that they will increasingly rely on national fresh produce suppliers that can service a broader geographical area.

  Bananas

     Bananas are the leading internationally traded fresh fruit in terms of volume and dollar sales and the best-selling fresh fruit in the United States. Europe and North America are the world's largest banana markets, with annual imports of 14 and ten billion pounds, respectively. The Asia-Pacific region imports approximately five billion pounds per year. Bananas are a key produce department product due to their high turnover and the premium margins that grocers realize on banana sales.

     Bananas have a relatively short growing cycle and are grown in tropical locations with humid climates and heavy rainfall, such as Central and South America, the Caribbean, the Philippines and Africa. Bananas are grown throughout the year in these locations, although demand and prices fluctuate based on the relative supply of bananas and the availability of seasonal and alternative fruit.

  Fresh Pineapples

     During the period from 1990 to 1999, the volume of fresh pineapple imports increased by approximately 141% in North America and 88% in Europe. In the Asia-Pacific region, the volume of imports decreased slightly during that period. In 1999, annual fresh pineapple consumption in the United States and Canada reached approximately 700 million pounds. In the same year, fresh pineapple imports into Europe and the Asia-Pacific region were approximately 1.2 billion pounds and 300 million pounds, respectively.

     Pineapples are grown in tropical and sub-tropical locations, including the Philippines, Costa Rica, Hawaii, Thailand, Malaysia, Indonesia and Africa. In contrast to bananas, pineapples have a long growing cycle of 18 months, and require recultivation after one to three harvests. Pineapple growing thus requires a higher level of capital investment, as well as greater agricultural expertise. We believe that these factors have made it relatively difficult for small producers to enter the pineapple market.

     While there are many varieties of pineapple, among the principal varieties is the Champaka pineapple, which is the traditional conical shaped pineapple with a light yellow flesh. While the Champaka pineapple has historically been the most commonly available variety of fresh and canned pineapple, we believe that the significant increase in fresh pineapple sales in recent years is due to the introduction of premium pineapples,

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such as our Del Monte Gold(R) Extra Sweet pineapple, which has enhanced taste, golden shell color, bright yellow flesh and higher vitamin C content.

  Melons

     Estimated at $1 billion in 1996, the global melon market is experiencing growing demand. During the period from 1990 to 1999, the volume of imports of cantaloupes and other melons increased by approximately 110% in North America and 130% in Europe. Melons are one of the highest volume fresh produce items, and this category includes many varieties, such as cantaloupe, honeydew and watermelons. During the summer and fall growing seasons in the United States and Europe, demand is met in large part by local suppliers of unbranded or regionally branded melons. By contrast, in the November to May off-season in North America and Europe, imports significantly increase, and melons command premium prices. Melons are grown in temperate and tropical locations and have a relatively short growing cycle.

  Fresh Grapes

     In the United States, approximately 15% of total grape production is used for fresh consumption, with the remainder processed for the production of wine, raisins, juices and canned products. The higher production costs and higher product value of fresh grapes result from more intensive production practices than are required for grapes grown for processing. Fresh grape consumption in the United States increased 4% in 2000. While California supplies approximately 60% of total volumes, imports have made fresh table grapes available year-round in the United States, with shipments mostly from Chile. Most of the U.S. production is marketed from May through November. From December through April, Chilean grapes dominate the market. The United States has experienced a long-term rise in consumption of fresh grapes, which is currently estimated at over eight pounds per capita. In addition to increased grape consumption, consumers are also shifting their preferences towards seedless grapes.

  Fresh-Cut Produce

     The fresh-cut produce market first gained prominence in many U.S. and European markets with the introduction of packaged salads. While packaged salads continue to account for a large proportion of fresh-cut produce sales, the category has expanded significantly to include pineapples, assorted melons, broccoli, carrots, mushrooms and other produce that is washed, cut and packaged in a ready-to-use form. It is estimated that approximately 76% of all U.S. households now purchase fresh-cut produce at least once a month, and these products account for a rapidly increasing share of total produce sales. Market expansion has been driven largely by consumer demand for fresh, healthy and ready-to-eat food alternatives, as well as significant demand from foodservice operators. Within this market, we believe that there will be increasing differentiation between companies active primarily in the packaged salad market and other companies, like us, that can offer a wide variety of fresh-cut fruit and vegetable items.

     The majority of fresh-cut produce is sold to consumers through foodservice operators, although retail stores are gaining market share. The majority of fresh-cut products are offered by local or regional suppliers, and many retail food stores conduct cutting operations on their own premises. We believe, however, that outsourcing by food retailers will increase, particularly as food safety regulations become more stringent and retailers demand more value-added services. This trend should benefit large branded suppliers, like us, that are better positioned to invest in fresh-cut facilities and to service regional and national chains and foodservice operators, as well as supercenters, mass merchandisers and club stores. We also believe that large branded suppliers will benefit from merchandising, branding and other marketing strategies for fresh-cut products, similar to those used for branded processed food products which depend substantially on product differentiation.

COMPETITIVE STRENGTHS

     The combination of the DEL MONTE(R) brand, our market leadership position in key fresh produce categories, our vertically-integrated global operations, continued innovations in our fresh produce business, our

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established position in the fresh-cut produce market and our strong relationships with independent growers and our customers distinguishes us as a world leader in the production, distribution and marketing of fresh and fresh-cut fruit and vegetables.

     - DEL MONTE(R) Brand. We enjoy significant international awareness of the DEL MONTE(R) brand, which is a long-standing symbol of product quality and reliability. This brand awareness allows us to gain ready acceptance of new products, to expand into new markets and to realize premium prices. For example, we believe that the growth of our fresh-cut fruit and vegetables business is attributable in large part to the strength of the DEL MONTE(R) brand.

     - Market Leader. We have achieved leading market positions in a number of key fresh produce categories. We believe our market leadership position and diverse product offerings, combined with our reputation for quality, consistency and service, establish us as a key supplier to retail stores and foodservice operators. As a result, we are better positioned than many of our competitors to offer new products under our brand, such as Vidalia(R) sweet onions and specialty melons for selected European markets, to extend our existing product lines and to provide value-added services.

     - Vertically-Integrated Global Operations. We control, manage or supervise all aspects of the production, shipping, distribution and marketing of our products. Our sourcing and logistics network enables us to market fresh produce in virtually all major world markets and to effectively manage supply imbalances among our various production and distribution locations. Our logistics network, which includes air, land and sea transportation and port facilities, as well as 27 distribution centers in key markets worldwide, including the United States, the United Kingdom, Japan, Korea and Argentina, enables us to ensure cost-effective regular delivery to our major markets. Our vertically-integrated operations also facilitate expansion of our product offerings without significant incremental logistics costs.

     - Established Position in the Fast-Growing Fresh-Cut Produce Market. By leveraging the DEL MONTE(R) brand, our substantial experience in the fresh-cut pineapple category and existing sources of fresh produce, as well as our strong customer relationships and extensive logistics network, we have been able to quickly establish a platform for future growth in the packaged fresh-cut fruit and vegetables market, the fastest-growing fresh produce category. We believe these products will command higher margins for our produce and also enable us to efficiently utilize a higher proportion of our production.

     - New Product Development. We have been able to use our technological expertise to extend our product lines, such as the development of our Del Monte Gold(R) Extra Sweet pineapple. In addition, we have introduced various cuts of frozen pineapple and frozen bananas for commercial distribution to foodservice and other commercial operators.

BUSINESS STRATEGY

     We are focused on increasing our profitability on a sustainable basis by leveraging the DEL MONTE(R) brand and our vertically-integrated production, logistics and marketing operations by implementing the following strategies:

     - Build on Our Leading Market Positions in Key Fresh Produce
       Categories. We plan to use our leading position in key fresh produce categories to increase sales of our existing products and to significantly diversify our product line. For example, the introduction of our Del Monte Gold(R) Extra Sweet premium pineapple has enabled us to substantially increase our share of the worldwide pineapple market. We plan to leverage our leading market positions to further broaden product offerings and value-added services provided to retail stores and foodservice operators in each of our principal markets. Our sales and marketing focus will continue to emphasize the wide array of fresh and fresh-cut produce we offer, and we plan to continue to leverage our established reputation to enter new markets.

     - Increase the Value-Added Services That We Provide to Our Customers. We are expanding our service offerings to include a wider range of value-added services, such as preparation of fresh-cut fruit and
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

       vegetables, ripening, customized sorting and packing, direct-to-store delivery and in-store merchandising and promotional support. We also intend to increase the proportion of our sales made through our distribution centers, where we believe our sales force is effective in developing strong customer relationships. Our investment in distribution centers and fresh-cut facilities to support these initiatives was approximately $65 million during the period from 1997 through June 29, 2001 and we plan to spend an additional estimated $75 million through 2003. We believe that the trend toward consolidation among retail stores, as well as the growing nationwide presence of foodservice operators, supercenters, mass merchandisers and club stores, will provide us with additional opportunities to increase our revenues from value-added services.

     - Expand Our Presence in the Fast-Growing Fresh-Cut Produce Market. We believe that we are well positioned to expand our presence in the packaged fresh-cut produce market as a result of the acquisitions we have completed in the past two years and our continuing investment in this category. For example, we are developing machinery and techniques to automate our fresh-cut operations, and we plan to add several state-of-the-art fresh-cut facilities. We are also increasing our fresh-cut fruit and vegetable offering in major markets outside the United States. We believe that our fresh-cut operations will make a significant contribution to our profitability as demand for products in this category continues to grow and we extend our fresh-cut product offerings and expand our fresh-cut facilities.

     - Continue to Leverage Our Vertically-Integrated Global Operations. We believe that our integrated production, logistics and marketing operations enable us to operate efficiently in our existing product lines and to achieve profitability more rapidly in new product and geographic markets. In addition, we have made significant improvements to our systems to streamline inventory and account management. These improvements have enhanced our ability to match our supply of fresh produce with customer demand in key markets. In 2002, we plan to introduce additional improvements to our information systems to increase utilization of our logistics network in North America.

     - Improve Profitability of Banana Operations. We believe we have taken the industry lead in developing purchase contracts with certain of our banana growers that reduce our exposure to seasonal fluctuations in banana prices by linking our cost for purchased bananas to market prices at the time of sale. Where possible, we will seek to extend this approach to other growers. In addition, we will maintain reduced banana sales in selected unprofitable markets.

     - Continue to Control Costs. We intend to build upon our comprehensive cost reduction program in order to reduce costs as appropriate. From 1997 to date, our cost reduction program has resulted in savings estimated at more than $50 million. In particular, we have achieved substantial reductions in banana production and shipping costs on a per-box basis.

PRODUCTS, SOURCING AND PRODUCTION

     Our products are grown primarily in Central and South America. We also source products from the Asia-Pacific region, North America, Africa and Europe. In 2000, 32% of the fresh produce we sold was grown on company-controlled farms, with the remaining 68% acquired through supply contracts with independent growers.

     We produce, source, distribute and market a broad array of fresh produce throughout the world primarily under the DEL MONTE(R) brand, as well as under other proprietary brands such as Fielder(R), Purple Mountain(R) and UTC(R).

     The following table indicates our net sales by product for the last three fiscal years:

                                                                      NET SALES BY PRODUCT
                                              1998                            1999                             2000
                                  ------------------------------ -------------------------------  ---------------------------------
                                                      PERCENTAGE                     PERCENTAGE                       PERCENTAGE
                                                         OF                              OF                                OF
PRODUCT                                 SALES         NET SALES       SALES          NET SALES         SALES           NET SALES
-------                           -----------------  ----------- ----------------  -------------  -----------------   -------------
                                                                        (DOLLARS IN MILLIONS)
Bananas...........................         $  897.5         56%          $  951.3           55%             $  921.0             50%
Other Fresh Produce:
 Pineapples....................... $280.5             18%        $311.1             17%            $347.6                19%
 Melons...........................  110.8              7          131.2              8              166.5                 9
 Grapes...........................   82.5              5           83.9              5              106.3                 6
 Non-Tropical Fruit...............   96.3              6           94.2              5               91.1                 5
 Other Fruit and Vegetables.......   45.7              3           54.2              3               67.6                 3
 Fresh-Cut Fruit and Vegetables...   22.4              1           26.7              2               59.8                 3
                                   ------            ---         ------            ---             ------               ---
Total Other Fresh Produce.........            638.2         40              701.3           40                 838.9             45
Non-Produce.......................             64.4          4               90.6            5                  99.4              5
                                           --------       ----           --------         ----              --------           ----
       Total......................         $1,600.1        100%          $1,743.2          100%             $1,859.3            100%


  Bananas

     We believe that we are the world's third largest marketer of bananas with an estimated 17% market share in 2000. Our banana sales in North America, Europe and the Asia-Pacific region accounted for approximately 41%, 34% and 25% of our net sales of bananas in 2000, respectively. We produced 21% of the banana volume we sold in 2000 on company-controlled farms, and we purchased the remainder from independent growers.

     Bananas are the best-selling fresh produce item, as well as a high margin product for many of our customers. Accordingly, our ability to provide our customers with a year-round supply of high quality DEL MONTE(R) bananas is important to maintaining our existing customer relationships and attracting new customers. Our position as a volume shipper of bananas has also allowed us to make regular shipments of a wide array of other fresh produce, such as pineapples and melons and plantains, and reduce our average per-box logistics costs. We believe that our investment in distribution centers will also improve the profitability of our banana operations as we provide more ripening, cold storage, direct-to-store delivery and other value-added services to our customers.

     We produce bananas on company-controlled farms in Costa Rica, Guatemala, Brazil and Cameroon, and we purchase bananas from independent growers in the Philippines, Costa Rica, Ecuador, Colombia, Guatemala and Panama. Although our purchase contracts are primarily long-term, we also make purchases in the spot market, primarily in Ecuador. In Ecuador and Costa Rica, there are minimum export prices for sale of bananas.

     In the second quarter of 2001, we began reducing our exposure to seasonal fluctuations in banana prices by entering into purchase contracts with some of our growers that link our cost for purchased bananas to market prices at the time of sale. These purchase contracts cover approximately 25% of our purchased bananas in Central and South America, or 15% of our total banana volume. Where possible, we will seek to extend this approach to other growers.

     Due in part to limitations in the Philippines on foreign ownership of land, we purchase bananas in the Philippines through long-term contracts with independent growers. Approximately two-thirds of our Philippine-sourced bananas are supplied by one grower, representing 14% of our total banana volume in 2000.

  Pineapples

     Since the introduction in 1996 of our Del Monte Gold(R) Extra Sweet pineapple, our share of the worldwide fresh pineapple market has grown significantly to an estimated 52% in 2000 and our market share in the United States was estimated at 73% in 2000. Pineapple sales in North America, Europe and the Asia-Pacific region accounted for 63%, 23% and 14% of our net sales of pineapples in 2000, respectively.

     From 1996 to 2001, our production of the Del Monte Gold(R) Extra Sweet pineapple increased from 2.5 million boxes to 12 million boxes. Based on FAO data, the volume of pineapple sales in the United States has increased significantly since 1996. We believe that a substantial portion of this growth is due to our introduction of the Del Monte Gold(R) Extra Sweet pineapple. We expect to increase the sales volume of our extra sweet pineapples in the near future with extra sweet pineapples grown in Hawaii and South America. The Del Monte Gold(R) Extra Sweet pineapple has a number of highly desirable characteristics such as enhanced taste, golden shell color, bright yellow flesh and a higher vitamin C content as compared to traditional varieties of pineapple, such as the Champaka pineapple.

     Our pineapple business includes our frozen pineapple operations. We intend to double the size of our Costa Rican frozen fruit facilities to take advantage of the growing demand for these products, particularly by foodservice operators. Frozen pineapples are used in a variety of preparations, including fruit-based drinks, such as fruit smoothies and frozen dessert products.

     The principal production and procurement areas for our pineapples are Costa Rica, Hawaii and the Philippines. Cultivating pineapples requires greater capital resources and significant agricultural expertise, effort and longer growing time, relative to bananas. As a result, a higher percentage of the pineapples we sell (75% by volume in 2000) is produced on company-controlled farms than is the case for our bananas.

  Melons

     We sell a variety of melons including cantaloupe, honeydew, watermelon and specialty melons that we have introduced to meet the different tastes and expectations of consumers in Europe. Cantaloupes represented almost 75% of our melon sales volume in 2000. We have become a significant producer and distributor of melons during the North American and European October to May off-season by sourcing melons from our company-controlled farms and independent growers in Central and South America, where production generally occurs during this period. We believe we were the largest marketer in the United States and the United Kingdom of branded melons in 2000. Melons sold in the North American and European off-season generally command a premium price due to the relative scarcity of melons and alternative fruit. Melon sales in North America and Europe accounted for 78% and 21% of our net sales of melons in 2000, respectively. In terms of volume, we produced 66% of the melons we sold in 2000 on company-controlled farms and purchased the remainder from independent growers.

     We are able to provide our customers with a year-round supply of melons from diverse sources. For example, we supply the North American market during its summer season with melons from Arizona and California and the East Coast of the United States, and we supply the European market during its summer season with melons from Spain. We source off-season melons principally in Costa Rica, Guatemala and Brazil.

     We have also devoted significant research and development efforts towards maintaining our expertise in melons, especially cantaloupes. Melon crop yields are highly sensitive to weather conditions and are adversely affected by high levels of precipitation. We have developed specialized melon growing technology that we believe has reduced our exposure to the risk of intemperate weather conditions and significantly increased our yields. Since melon production requires semi-annual crop rotation, we own a relatively small percentage of melon farms.

  Grapes

     We market all varieties of table grapes, including the popular Thompson, Flame and Crimson seedless and Red Globe varieties. We believe grapes are among the best-selling fresh produce items. We obtain our supply of grapes from company-controlled farms in Chile and from independent growers in Chile, South Africa and the United States. Purchase contracts for grapes are typically made on an annual basis. Grape sales in North America and Europe accounted for approximately 74% and 14% of our net sales of grapes in 2000, respectively. We also sell grapes in certain local markets in South America. We produced 15% of the grape volume we sold in 2000 on company-controlled farms, and we purchased 85% from independent growers. As with most of our fresh produce, we are able to supply grapes to our customers on a year-round basis, and during the year-end holiday season in North America and Europe, we are able to obtain premium prices.

  Non-Tropical Fruit

     In addition to grapes, we sell a variety of non-tropical fruit including citrus, apples, pears, peaches, plums, nectarines, apricots and kiwi. Non-tropical fruit sales in North America, Europe, the Asia-Pacific region and South America accounted for approximately 30%, 34%, 22% and 14% of our net sales of non-tropical fruit in 2000, respectively. A large portion of our citrus is sold in the Asia-Pacific region. We purchase most of our supply of non-tropical fruit from independent growers in Chile, South Africa, the United States and Argentina. Purchase contracts for non-tropical fruit are typically made on an annual basis.

  Other Fruit and Vegetables

     We produce, distribute and market a variety of other fruit, including plantains and mangos, as well as other fresh produce, including Vidalia(R) and other sweet onions. We also distribute packaged greens, principally collard, turnip and mustard greens and kale. We source the fruit items from company-controlled farms and independent growers in Costa Rica, Colombia, Ecuador and Guatemala. We source our greens primarily from our own farms in Georgia and independent growers in the Southeastern United States. In October 1998, we purchased a Vidalia(R) sweet onion farm and distribution facility in Georgia. Although sweet onions are grown throughout the United States, a sweet onion may only be labeled a Vidalia(R) sweet onion if it is grown in certain counties in Georgia. We believe we are a leading marketer of Vidalia(R) sweet onions in the United States.

  Fresh-Cut Fruit and Vegetables

     We believe that the fresh-cut fruit and vegetables market is one of the fastest-growing categories in the fresh produce segment, largely due to consumer trends favoring healthy and conveniently packaged ready-to-eat foods. We established a platform in this industry through acquisitions that we have completed in the past two years and by building upon our existing fresh-cut pineapple business. We believe that our experience in this market, coupled with our sourcing and logistics capabilities and the DEL MONTE(R) brand, will enable us to achieve a leading position in this highly-fragmented market. Our fresh-cut fruit products include pineapple, cantaloupe, honeydew, watermelons and grapes. The fruit we use in our fresh-cut operations are sourced within our integrated system of company-controlled farms and from independent growers. We also offer fresh-cut vegetables, including broccoli, cauliflower, celery, carrots and greens. We purchase most of our vegetables for these purposes from independent growers in the United States. Our purchase contracts for both fruit and vegetables are typically short-term but vary by produce item. Substantially all of our fresh-cut products are sold in the United States, although we plan to expand our fresh-cut operations to Europe and certain other major markets.

     Our fresh-cut produce business also provides us with an opportunity to further leverage our logistics network. We are currently able to make daily delivery of fresh-cut fruit and vegetables to customers who are located within a 350-mile radius of our distribution centers that include fresh-cut facilities. Many of the distribution centers that we are planning to add to our network will also have state-of-the-art fresh-cut facilities with automated cutting technology and machinery. We believe our integrated logistics network enables us to ensure consistent delivery of high quality fresh-cut products. We also believe that there is an increasing trend among many of our key customers to outsource preparation of fresh-cut fruit. By establishing a nationwide network of distribution centers and fresh-cut facilities in the United States, we believe that we can capture an important share of the fresh-cut fruit and vegetables market, particularly for nationwide retailers, supercenters, mass merchandisers, club stores and foodservice operators that depend on nationwide delivery capability and uniform fresh produce quality throughout their operations.

  Non-Produce Products and Services

     Our non-produce services include our third-party ocean freight container business, our third-party plastics and box manufacturing business, our Jordanian poultry business and our Argentine grain business. Our third-party ocean freight container business allows us to generate incremental revenue on vessels' return voyages to our product sourcing locations and, as space is available on outbound voyages to our major markets, which reduces our overall shipping costs. As a result, we believe our vessel utilization rate is above average for the fresh produce industry. Our plastics and box manufacturing business produces bins, trays, bags and boxes. Although this business is intended mainly to satisfy internal packaging requirements, we also sell these products to third parties. We own a state-of-the-art poultry farm and processing facility in Jordan that is a leading provider to retail stores and foodservice operators in that country. In addition, we grow grain on leased farms in Argentina, including corn used to supply a portion of the feed requirements of our Jordanian poultry operations. We own and operate grain silos in Argentina for the storage of grain grown by us and third parties, which may be held for future sales.

LOGISTICS OPERATIONS

     We market and distribute our products to retail stores, foodservice operators, wholesalers and distributors in more than 50 countries around the world. As a result, we conduct complex logistics operations on a global basis, transporting our products from the countries in which they are grown to the many markets in which they are sold worldwide. Maintaining fruit at the appropriate temperature is an important factor in preventing its premature ripening and optimizing product quality and freshness. Consistent with our reputation for high quality fresh produce, we must preserve our fruit in a continuous temperature-controlled environment, beginning with the harvesting of the fruit in the field through its distribution to our end markets.

     We have a fully-integrated logistics network, which includes air, land and sea transportation through a broad range of refrigerated environments in vessels, port facilities, containers, trucks and warehouses. Our objective is to maximize utilization of our logistics network to lower our average per-box logistics cost, while remaining sufficiently flexible to redeploy capacity or shipments to meet fluctuations in demand in our key markets. We believe that our control of the logistics process is a competitive advantage because we are able to continuously monitor and maintain the quality of our produce and ensure timely and regular distribution to customers on a year-round basis. Because logistics costs are also our largest expense other than our cost of products, we devote substantial resources to managing the scheduling and availability of various means of reliable transportation.

     We transport our fresh produce to markets worldwide using our fleet of 21 owned and 18 chartered refrigerated vessels. In recent years, we have sought to rationalize our fleet through opportunistic acquisitions of vessels. We believe that our enlarged fleet of owned vessels has been a cost-effective means of reducing our exposure to the volatility of the charter market, and we plan to continue to evaluate opportunities to increase our fleet. Of the 18 vessels we charter, 15 are chartered on a short-term basis. We are also increasingly leasing refrigerated containers under capital, rather than operating, leases, which we believe is a more cost-effective means of managing our container requirements.

     Our logistics system is supported by various information systems. In 1999, we introduced a single, integrated telecommunications system that centrally links our major production and distribution locations. We are also implementing additional upgrades to our information systems that support our logistics network. We believe that these improvements, expected to be completed in the first half of 2002, will increase the utilization of our existing logistics network, especially in North America.

SALES AND MARKETING

     Our sales and marketing activities are conducted by our sales force located at our sales offices worldwide and at each of our distribution centers. A key element of our sales and marketing strategy is to use our distribution centers as a means of providing value-added services for our customers. As a result, we have made significant investments in our network of distribution centers and plan additional investments aggregating approximately $75 million through 2003. Our planned investments are concentrated in the United States, our largest market, where we believe that a nationwide presence will permit us to service a greater proportion of our customers' needs and to capture a greater proportion of the fresh and fresh-cut produce markets. Investments in our network will include new distribution centers with fresh-cut, ripening and other value-added service facilities, as well as enhancements to existing distribution centers and the addition of smaller distribution centers to service some of our growing regional markets.

     We actively support our customers through technical training in the handling of fresh produce, in-store merchandising support, joint promotional activities, market research and inventory and other logistical support. Since most of our customers carry only one branded product for each fresh produce item, our marketing and promotional efforts emphasize trade advertising and in-store promotions.

  North America

     In 2000, 50% of our net sales were made in North America. In North America, we have established a highly integrated sales and marketing network that builds on our ability to control air, land and sea transportation and distribution throughout our extensive logistics network. At June 29, 2001, we operated 16 distribution centers in the United States, which generally have ripening and fresh-cut facilities. We also operated four port facilities, which also include cold storage facilities, as well as a fleet of refrigerated trucks.

     Our logistics network provides us with a number of sales and marketing advantages. For example, because we are able to maintain the quality of our fresh produce in a continuous temperature-controlled environment, we are under less pressure to fully sell a shipment prior to its arrival at port. We are thus able to manage the timing of our sales to maximize margins. Our ability to off-load shipments for cold storage and distribution throughout our network also improves ship utilization by minimizing in-port docking time. Our logistics network also allows us to manage our inventory among distribution centers to respond more effectively to fluctuations in customer demand in the regions we serve.

     We have sales professionals in locations throughout the United States and in Canada. We sell to leading grocery stores and other retail chains, wholesalers, mass merchandisers, supercenters, foodservice operators, club stores and distributors in North America. These large customers typically take delivery of our products at the port facilities, which we refer to as FOB delivery. We also service these large customers, as well as an increasing number of smaller regional chains and independent grocers, through our distribution centers.

     We plan to increase sales made through our distribution centers. The proximity of our sales force to our customer base improves our ability to increase our share of the produce needs of our existing customers and to develop new customer relationships. Our sales force based in these centers actively promotes our range of value-added services, which include the preparation of fresh-cut fruit and vegetables, ripening, customized sorting and packing, direct-to-store delivery, and in-store merchandising and promotional support. Our distribution centers also allow us to accommodate our customers' temporary supply shortages. Our provision of these services not only generates significant incremental revenue and enables us to better manage our own inventory, but also positions us to service a greater proportion of these customers' regular fresh produce needs.

     We believe that the trend toward consolidation among retail stores will provide us with additional opportunities to extend our services across the United States. We believe that this trend will lead to a greater number of nationwide vendors, such as club stores and mass merchandisers, who will increasingly seek suppliers like us that can service all of their fresh produce requirements, as well as provide other value-added services. We expect to leverage our logistics expertise to increase sales through distribution centers in Europe, the Asia-Pacific region and South America.

  Europe

     We distribute our products throughout Europe. In the United Kingdom, where we operate five distribution centers, our products are distributed to leading retail chains, smaller regional customers, as well as to wholesalers and distributors through direct sales and distribution centers. In Northern and Southern Europe, we generally distribute our products through two marketing companies. In 1999, we also acquired all of the outstanding shares of Banana Marketing Belgium, a marketing company in Belgium, which enabled us to expand our direct sales in the Northern European market. We also have a distribution center and a sales office in the Netherlands. We plan to continue to evaluate opportunities to expand our operations in Europe, both through potential acquisitions and other arrangements.

  Asia-Pacific

     We distribute our products in the Asia-Pacific region, including the Middle East, through direct marketing and through large distributors. Our principal markets in this region are Japan, Korea, China and Hong Kong. In Japan, we distributed approximately 61% of our products in 2000 through direct sales and the remainder through Japan's largest fresh produce distribution cooperative, which distributes our products on a sales commission basis. We manage four distribution centers at ports in Japan with cold storage and banana ripening facilities.

     We also engage in direct sales and marketing activities in Korea and Hong Kong. In other Asia-Pacific markets, we sell to local distributors. In Korea, we have one distribution center, including state-of-the art ripening technology that is not available in that market, increasing our ability to offer value-added services.

  South America

     Based on our long experience in sourcing fresh produce in South America, we believe that we are well positioned to become an important supplier to key markets, including principally Brazil, Argentina and Chile, which we believe offer significant growth potential. We began distributing our products in South America in 2000. We have direct sales and marketing activities in Brazil, Argentina and Chile. We have one distribution center in Argentina and are building a new state-of-the-art facility in Brazil. Our initial sales in these markets have focused mainly on bananas, melons and non-tropical fruit.

QUALITY ASSURANCE

     To ensure the consistent high quality of our products, we have a quality assurance group that maintains detailed quality specifications for all our products that generally exceed minimum regulatory requirements. Our specifications require extensive sampling of our fresh produce at each stage of the production and distribution processes to ensure high quality and proper sizing, as well as to identify the primary sources of any defects. Our fresh produce is evaluated based on both external appearance and internal quality, using size, color, porosity, translucence and sweetness criteria. Only fresh produce meeting our stringent quality specifications is sold under the DEL MONTE(R) brand.

     We are able to maintain the high quality of our products by growing our own produce and working closely with our independent growers. We insist that all produce supplied by our independent growers meet the same stringent quality requirements as produce grown on our own farms. Accordingly, we monitor our independent growers to ensure that their produce will meet agricultural and quality control standards, offer technical assistance on certain aspects of production and packing and, in some cases, manage the farms. The quality assurance process begins on the farms and continues as harvested products enter our packing facilities. Where appropriate, we cool the fresh produce at our packing facilities to maximize quality and optimize shelf life. As an indication of our commitment to quality, many of our operations have received certificates of compliance from the International Standards of Operation, or ISO, in environmental compliance (14001) and production processes (9002).

RESEARCH AND DEVELOPMENT

     Our research and development programs have led to improvements in agricultural and growing practices and product packaging technology. These programs are directed mainly at reducing the cost and risk of pesticides, using natural biological agents to control pests and diseases, testing new varieties of our principal fruit varieties for improved crop yield and resistance to wind damage and improving postharvest handling. We have also been seeking to increase the productivity of low-grade soils for improved banana growth and experimenting with various other types of fresh produce. Our research and development efforts are conducted by our staff of over 200 professionals and include studies conducted in laboratories, as well as on-site field analyses and experiments. Our research and development professionals are located at our major production facilities, and we provide our growers with access to improved technologies and practices.

     Some of the recent research and development projects include:

     - the development of the Del Monte Gold(R) Extra Sweet pineapple;

     - improved irrigation methods and soil preparation for melon planting; and

     - improved packing technology, including "lay-down" boxes for our pineapples that help reduce damage to our pineapples in transit, and various technological enhancements to packing designs and materials that improve the strength of our packaging, while maintaining a level of air flow and moisture that allows for optimal ripening and minimal deterioration during transit.

TRADEMARKS AND LICENSES

     We have the exclusive right to use the DEL MONTE(R) brand for fresh fruit, fresh vegetables and other fresh and fresh-cut produce on a royalty-free basis under a worldwide, perpetual license from Del Monte Corporation, an unaffiliated company that owns the DEL MONTE(R) trademark. Del Monte Corporation and several other unaffiliated companies manufacture, distribute and sell under the DEL MONTE(R) brand canned or processed fruit, vegetables and other produce, as well as dried fruit, snacks and other products. Our licenses allow us to use the trademark "DEL MONTE" and the words "DEL MONTE" in association with any design or logotype associated with the brand, conditional upon our compliance with certain quality control standards. The licenses also give us certain other trademarks and trademark rights, on or in connection with the production, manufacture, sale and distribution of fresh fruit, fresh vegetables, fresh produce and certain other specified products. In addition, the licenses allow us to use certain patents and trade secrets in connection with the production, manufacture, sale and distribution of the fresh fruit, fresh vegetables, fresh produce and certain other specified products.

     We also sell produce under several other brands for which we have obtained registered trademarks, including Fielder(R), Purple Mountain(R) and UTC(R).

GOVERNMENT REGULATION

     Agriculture and the sale and distribution of fresh produce are subject to extensive regulation by government authorities in the countries where the produce is grown and the countries where such produce is marketed. We have internal policies and procedures to comply with the most stringent regulations applicable to our products, as well as a technical staff to monitor pesticide usage and ensure compliance with applicable laws and regulations. We believe we are in material compliance with these laws and regulations.

     We are also subject to various government regulations in countries where we market our products. The countries in which we market a material amount of our products are the United States, the countries of the European Union, Japan, China and South Korea. These government regulations include:

     - sanitary regulations, particularly in the United States and the countries of the European Union;

     - regulations governing pesticide use and residue levels, particularly in the United States, Japan and Germany; and

     - regulations governing packaging and labeling, particularly in the United States and the countries of the European Union.

     Any failure to comply with applicable regulations could result in an order barring the sale of part or all of a particular shipment of our products or, in an extreme case, the sale of any of our products for a specified period. In addition, we believe there has been an increasing emphasis on the part of consumers, as well as retailers, wholesalers, distributors and food service operators, on food safety issues, which could result in our business and operations being subject to increasingly stringent food safety regulations or guidelines.

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

     Although the fresh-cut fruit and vegetables industry is not currently subject to any specific governmental regulations, we cannot predict whether or when any regulation will be implemented or the scope of any possible regulation.

  European Union Banana Import Regulations

     On May 2, 2001, the European Commission adopted a new regulation which revised a banana import system based on the agreement reached by the European Union with the United States government on April 11, 2001. The new system became effective July 1, 2001 and maintains the use of the 1993 banana import license system until December 31, 2005.

  Environmental Matters

     The management, use and disposal of some chemicals and pesticides are an inherent aspect of our production operations. These activities and other aspects of production are subject to various environmental laws and regulations, depending upon the country of operation. In addition, in some countries of operation, the environmental laws can require the investigation and, if necessary, remediation of contamination related to past or current operations. We are not a party to any dispute or legal proceeding relating to environmental matters where we believe that the risk associated with the dispute or legal proceeding would be material, except as described below in connection with the Kunia well site and under "-- Legal Proceedings."

     On May 10, 1993, the EPA identified a certain site at our plantation in Hawaii for potential listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. See "-- Legal Proceedings -- Kunia Well Site."

COMPETITION

     We compete based on a variety of factors, including the appearance, taste, size, shelf life and overall quality of our fresh produce, price and distribution terms, the timeliness of our deliveries to customers and the availability of our produce items. The fresh produce business is highly competitive, and the effect of competition is intensified because our products are perishable. Competition in the sale of bananas, pineapples, melons and the other fresh fruit and vegetables that we sell comes from competing producers. Our sales are also affected by the availability of seasonal and alternative produce. While historically our main competitors have been multinational banana and pineapple producers, our significantly increased product offering in recent years has resulted in additional competition from a variety of companies. These companies include local and regional producers and distributors in each of our fresh produce and fresh-cut product categories.

     The extent of competition varies by product. In the pineapple, grape and non-tropical fruit markets, we believe that the high degree of capital investment and cultivation expertise required, as well as the longer length of the growing cycle, make it relatively difficult to enter the market, especially for smaller producers. In addition, there has historically tended to be less price volatility for pineapples as compared to bananas, due to a more stable equilibrium between supply and demand. This is in part attributable to a perception by consumers that there are fewer comparable alternatives to fresh pineapples.

     In the banana market, we continue to face competition from a limited number of large multinational companies. At times, particularly when demand is greater than supply, we also face competition from a large number of relatively small banana producers. Unlike pineapples, grapes and stone fruit, there are few barriers to entry into the banana market. Supplies of bananas can be increased relatively quickly due to banana's relatively short growing cycle and the limited capital investment required for banana growing. As a result, banana prices fluctuate significantly as a result of supply and demand, as well as seasonal factors.

     In the melon market, we compete with producers and distributors of both branded melons and unbranded melons. From June to October, the peak North American and European melon-growing season, many growers enter the market with less expensive unbranded or regionally branded melons due to the relative ease of growing melons during this period, the short growth cycle and reduced transportation costs resulting from the proximity of the melon farms to the markets. These factors permit many smaller domestic growers to enter the market. As there are comparatively fewer melons available during November to May, the off-season in North America and Europe, we concentrate on our sales efforts during this period when competition is less intense.

     The fresh-cut produce market is highly fragmented, and we compete with a wide variety of local and regional distributors of branded and unbranded fresh-cut fruit and vegetables and, in the case of certain fresh-cut vegetables, a small number of large, branded producers and distributors. In this market, however, we believe that our principal competitive challenge is to capitalize on the growing trend of retail chains and independent grocers to outsource their own on-premises fresh-cut operations. We believe that our sales strategy, which emphasizes not only our existing sources of fresh produce, but a full range of value-added services and increasingly national distribution, will position us to gain an increasing share of this market.

PRODUCTION FACILITIES

     The following table summarizes the principal farms owned or leased by us and the principal products grown on these farms by location as of June 29, 2001.

                             ACRES UNDER PRODUCTION

LOCATION                            ACRES OWNED   ACRES LEASED   PRINCIPAL PRODUCTS
--------                            -----------   ------------   ------------------
Costa Rica........................    20,800           800       Bananas, Pineapples
Guatemala.........................    15,800         2,700       Bananas, Melons
Brazil............................     4,500            --       Bananas, Melons
Chile.............................     5,400            --       Grapes, Non-Tropical Fruit
Hawaii............................        --         9,400       Pineapples
Contiguous United States..........       700         2,400       Melons, Grapes, Non-Tropical
                                                                 Fruit, Vidalia(R) Sweet Onions

We are leasing additional land in Hawaii on a month to month basis pending resolution of the environmental issues relating to the Kunia well site. We also lease land in Argentina on a seasonal basis for our grain operations.

EMPLOYEES

     At June 29, 2001, we employed a total of approximately 19,000 people worldwide, substantially all of whom are year-round employees. Approximately 17,000 of these people are employed in production locations, and the majority are unionized. We believe that our relationship with our employees and unions is satisfactory.

LEGAL PROCEEDINGS

  DBCP Litigation

     Starting in December 1993, two of our U.S. subsidiaries were named among the defendants in a number of actions in courts in Texas, Louisiana, Mississippi, Hawaii, Costa Rica and the Philippines involving allegations by numerous foreign plaintiffs that they were injured as a result of exposure to a nematocide containing the chemical dibromochloropropane ("DBCP") during the period 1965 to 1990.

     In December 1998, our U.S. subsidiaries entered into a settlement in the amount of $4.6 million with counsel representing approximately 25,000 individuals. Of the six principal defendants in these DBCP cases, Dow Chemical Company, Shell Oil Company, Occidental Chemical Corporation and Chiquita Brands, Inc. have also settled these claims. Under the terms of our settlement, approximately 22,000 of these claimants dismissed their claims with prejudice and without payment. The 2,643 claimants who allege employment on a company-related farm in Costa Rica and the Philippines and who demonstrated some injury were offered a share of the settlement funds upon execution of a release. Over 98% of these claimants accepted the terms of our settlement, the majority of which has been recovered from our insurance carriers. The remaining claimants did not accept the settlement proceeds and approximately $268,000 was returned to our subsidiaries.

     On February 16, 1999, two of our U.S. subsidiaries were purportedly served in the Philippines in an action entitled Davao Banana Plantation Workers' Association of Tiburcia, Inc. v. Shell Oil Co., et al. The action is brought by a Banana Workers' Association purportedly on behalf of its 34,852 members for injuries they allege to have incurred as a result of DBCP exposure. At this time, it is not known how many, if any, of the Association's members are claiming against our subsidiaries and whether these are the same individuals who have already settled their claims against our subsidiaries. Our subsidiaries filed motions to dismiss the action and for reconsideration on jurisdictional grounds, which were denied. Accordingly, our subsidiaries answered the plaintiffs' complaint denying all the plaintiffs' allegations.

     Our United States subsidiaries have not settled the DBCP claims of approximately 3,500 claimants represented by different counsel who have filed actions in Mississippi in 1996 and Hawaii in 1997. Each of those actions was dismissed by federal district court on grounds of forum non conveniens in favor of the courts of the plaintiffs' home countries. In each case, the plaintiffs appealed the dismissal. On January 19, 2001, the Court of Appeals for the Fifth Circuit affirmed the dismissal of our subsidiary for forum non conveniens and lack of personal jurisdiction for the Mississippi actions. On May 31, 2001, the Hawaiian plaintiffs' appeal of the dismissal was granted, thereby remanding the action to the Hawaiian State court. A petition for an appeal to the United States Supreme Court is planned.

     On October 19, 2000, the Court of Appeals for the Fifth Circuit affirmed the dismissal of 23 non settling defendants who had filed actions in the United States District Court in Houston, Texas. As a result, the 23 plaintiffs who did not accept the settlement are precluded from filing any new DBCP actions in the United States.

     On June 19, 1995, a group of several thousand plaintiffs in an action entitled Lucas Pastor Canales Martinez, et al. v. Dow Chemical Co. et al. sued one of our subsidiaries along with several other defendants in the District Court for the Parish of St. Charles, Louisiana asserting claims similar to those arising in the Texas cases arising from the alleged exposure to DBCP. That action was removed to the United States District Court in New Orleans and was subsequently remanded in September 1996. Our subsidiary has answered the complaint and asserted substantial defenses. Following the decision of the United States Court of Appeals for the Fifth Circuit in the Texas actions, this action was re-removed to federal court in November 2000.

     On November 15, 1999, one of our U.S. subsidiaries was served in two actions entitled, Godoy Rodriguez, et al. v. AMVAC Chemical Corp., et al. and Martinez Puerto, et al. v. AMVAC Chemical Corp., et al., in the 29th Judicial District Court for the Parish of St. Charles, Louisiana. These actions were removed to federal court, where they have been consolidated. These actions are brought on behalf of claimants represented by the same counsel who filed the Mississippi and Hawaii actions as well as a number of the claimants who have not accepted our settlement offer. Our subsidiary has been given an indefinite extension of time to respond to the complaints. At this time, it is not known how many of the 2,962 Godoy Rodriguez and Martinez Puerto plaintiffs are claiming against our subsidiaries. At this time, it is premature to evaluate the likelihood of a favorable or unfavorable outcome with respect to any of the non-settled DBCP claims.

  Hawaiian Litigation

     On December 4, 2000, the Honolulu Board of Water Supply (Board) amended its complaint (the original complaint did not include Fresh Del Monte as a defendant) in state court to include one of our subsidiaries as one of several defendants for alleged contamination of certain water wells in Honolulu, Hawaii. On April 16, 2001, the Board dismissed our subsidiary without prejudice.

     On January 8, 2001, local residents of Honolulu, Hawaii amended their complaint (the original complaint did not include Fresh Del Monte as a defendant) in federal court to include one of our subsidiaries as one of several defendants for injuries allegedly caused by consuming contaminated water. Our subsidiary is in the process of filing its denial of all the Plaintiffs' claims and asserting substantial defenses.

     Our subsidiaries intend to vigorously defend themselves in all of these matters. At this time, we are not able to evaluate the likelihood of a favorable or unfavorable outcome in any of the above-described matters. Accordingly, we are not able to estimate the range or amount of loss, if any, on any of the above-described matters and no accruals have been recorded as of June 29, 2001.

  Kunia Well Site

     In 1980, elevated levels of certain chemicals were detected in the soil and ground water at one of our subsidiaries' leased plantations in Hawaii, which we refer to as the Kunia well site. Shortly thereafter, we discontinued the use of the Kunia well site and provided an alternate water source to area well users and commenced our own voluntary cleanup operation. In 1993, the Environmental Protection Agency identified the Kunia well site for potential listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. On December 16, 1994, the EPA issued a final rule adding the Kunia sell site to the National Priorities List. One of our subsidiaries entered into an order with the EPA for the Kunia well site on September 28, 1995. Under the terms of the order, our subsidiary submitted a remedial investigation report in November 1998 for review by the EPA. The remedial investigation report was approved by the EPA in February 1999. A final draft feasibility study was submitted for EPA review in December 1999, and our subsidiary expects that the feasibility study will be finalized by the fourth quarter of 2001.

     Based on the draft feasibility study submitted to the EPA in December 1999, the estimated remediation costs associated with this matter are expected to be between approximately $5.0 million and $30.0 million. As of December 29, 2000, we recorded a provision of approximately $4.2 million related to this matter, which represented the discounted value of the minimum estimated liability and is included in other noncurrent liabilities in our balance sheet.

     In addition to the foregoing, we are involved from time to time in various claims and legal actions incident to our operations, both as plaintiff and defendant. In the opinion of management, after consulting with legal counsel, none of these other claims are currently expected to have a material adverse effect on us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information regarding our directors and senior management as of August 31, 2001:

NAME                                                      POSITION
----                                                      --------
Mohammad Abu-Ghazaleh.........  Chairman of the Board, Director and Chief Executive Officer
Hani El-Naffy.................  President, Director and Chief Operating Officer
John F. Inserra...............  Executive Vice President and Chief Financial Officer
M. Bryce Edmonson.............  Senior Vice President, North America
Jean-Pierre Bartoli...........  Senior Vice President, Europe and Africa
Randolph Breschini............  Vice President, Asia-Pacific
Jose Antonio Yock.............  Senior Vice President, Central America
Jose Luis Bendicho............  Vice President, South America
Sergio Mancilla...............  Senior Vice President, Shipping Operations
Dr. Thomas R Young............  Vice President, Research, Development & Agricultural
                                Services
Zoltan Pinter.................  Vice President, General Counsel and Secretary
Marissa R. Tenazas............  Vice President, Human Resources
Antolin D. Saiz...............  Vice President, Internal Audit
Amir Abu-Ghazaleh.............  Director
Maher Abu-Ghazaleh............  Director
Marvin P. Bush................  Director
Stephen L. Way................  Director
John H. Dalton................  Director
Edward L. Boykin..............  Director

     Mohammad Abu-Ghazaleh -- Chairman of the Board, Director and Chief Executive Officer. Mr. Abu-Ghazaleh has served as our Chairman of the Board of Directors and Chief Executive Officer since December 1996. He was also the President and Chief Executive Officer of IAT Group Inc. Mr. Abu-Ghazaleh was President and Chief Executive Officer of United Trading Company from 1986 to 1996. Prior to that time, he was General Manager for Metico (Dubai) from 1976 to 1986 and General Manager for Metico (Kuwait) from 1967 to 1975.

     Hani El-Naffy -- President, Director and Chief Operating Officer. Mr. El-Naffy has served as our President, Director and Chief Operating Officer since December 1996. Prior to that time, he served as Executive Director for United Trading Company from 1986 until December 1996. From 1976 to 1986, he was the President and General Manager of T.C.A. Shipping.

     John F. Inserra -- Executive Vice President and Chief Financial Officer. Mr. Inserra has served as our Executive Vice President and Chief Financial Officer since December 1994. In April 1993, he was named our Controller and in July 1994, he became our Vice President and Controller. Between 1989 and April 1993, Mr. Inserra was the Controller of Del Monte Tropical Fruit Company.

     M. Bryce Edmonson -- Senior Vice President, North America. Mr. Edmonson has served as our Senior Vice President, North America since January 1997. Prior to that time, he was our Vice President, Sales and Marketing for North America from September 1995 to January 1997, and our Director of Del Monte melon operations from 1990 to 1995. From 1987 to 1990, Mr. Edmonson was our Director of North American Product Management.

     Jean-Pierre Bartoli -- Senior Vice President, Europe and Africa. Mr. Bartoli has served as our Senior Vice President, Europe & Africa since April 1997. Prior to that time, he served as our Financial Director for the European and African region from 1990 to 1997. Mr. Bartoli held various financial positions in our European operations from 1983 to 1990.

     Randolph Breschini -- Vice President, Asia-Pacific. Mr. Breschini has served as our Vice President, Asia-Pacific since March 1998. Prior to that time, he was the Chief Executive Officer and General Manager for the California 38th District Agricultural Association from 1997 to 1998 and General Manager for Hunt Wesson, Inc. from 1994 to 1996. From 1984 to 1994, Mr. Breschini held various senior operational management positions with Dole Fruit Company.

     Jose Antonio Yock -- Senior Vice President, Central America. Mr. Yock has served as our Senior Vice President, Central America since March 2000. He was Senior Vice President, Latin America from July 1994 to March 2000. Prior to that time, he was our Vice President, Finance for the Latin American region from June 1992 to July 1994. Mr. Yock joined Fresh Del Monte in April 1982 and has served in several financial management positions.

     Jose Luis Bendicho -- Vice President, South America. Mr. Bendicho has served as our Vice President, South America since March 2000. From September 1998 until March 2000, he served as our Regional Finance Director, Chile. Prior to 1998, Mr. Bendicho was with United Trading Company, a subsidiary of IAT Group Inc., as Administration and Finance Manager.

     Sergio Mancilla -- Senior Vice President, Shipping Operations. Mr. Mancilla has served as our Senior Vice President, Shipping Operations since January 1997. Prior to that time, he was General Manager for Maritima Altisol, Ltd. from October 1990 to December 1996. From January 1981 through October 1990, Mr. Mancilla was Master Officer with several Chilean shipping companies.

     Dr. Thomas R Young -- Vice President, Research, Development and Agricultural Services. Dr. Young joined us in January 2001, from Syngenta Corporation, formerly Novartis Crop Protection, where he served in a variety of research and development positions and coordinated national and international research programs involving plant disease control on vegetable, field, fruit and ornamental crops.

     Zoltan Pinter -- Vice President, General Counsel and Secretary. Mr. Pinter has served as our Vice President, General Counsel and Secretary since July 1999. From 1998 to 1999, Mr. Pinter served as our Associate General Counsel and Assistant Secretary. Prior to joining Fresh Del Monte, he served as General Counsel and Secretary for IAT Group Inc. from 1997 to 1998. From 1994 to 1997, Mr. Pinter was a senior associate with Adorno & Zeder, P.A. and an associate with Popham Haik Schnobrich and Kaufman, Ltd. from 1991 to 1994. From 1989 to 1991, Mr. Pinter worked as a law clerk including a clerkship for the Honorable Thomas E. Scott, United States District Court Judge for the Southern District of Florida. From 1983 to 1989, Mr. Pinter held various positions with big five accounting firms.

     Marissa R. Tenazas -- Vice President, Human Resources. Ms. Tenazas has served as our Vice President, Human Resources since May 1999. From December 1996 to April 1999, she served as our Senior Director, Human Resources. From 1989 to 1996, she served as Personnel Manager for Suma Fruit International (USA), Inc., a subsidiary of IAT Group Inc.

     Antolin D. Saiz -- Vice President, Internal Audit. Mr. Saiz has served as our Vice President, Internal Audit since May 1999. From March 1996 until April 1999, he served as the Controller for Latin America for the Inacom Corporation. From 1993 through 1996, Mr. Saiz served in Financial Controllership roles for the Wackenhut and LifeFleet Corporations. Prior to that time, Mr. Saiz served as an Audit Manager with BDO Seidman, CPAs.

     Amir Abu-Ghazaleh -- Director. Mr. Abu-Ghazaleh has served as our Director since December 1996. He is currently the General Manager for Abu-Ghazaleh International Company and has held this position since April 1987.

     Maher Abu-Ghazaleh -- Director. Mr. Abu-Ghazaleh has served as our Director since December 1996. He is presently the Managing Director of Suma International General Trading and Contracting Company. Prior to this, he served as the General Manager of Metico (Kuwait) from 1975 to 1995.

     Marvin P. Bush -- Director. Mr. Bush has served as our Director since January 1998. He is a co-founder and the Managing Director of Winston Partners Group, a private investment firm based in Vienna, Virginia. He is also Managing General Partner of Winston Growth Fund, L.P., Winston International Growth Fund, L.P., Winston Small Cap Growth Fund, L.P., and a series of private equity investment partnerships. Mr. Bush also serves on the Board of Directors of Kerrco, Inc. and HCC Insurance Holdings, Inc.

     Stephen L. Way -- Director. Mr. Way has served as our Director since January 1998. He is the Chairman and Chief Executive Officer of HCC Insurance Holdings, Inc., a New York Stock Exchange company which he founded in 1974.

     John H. Dalton -- Director. Mr. Dalton has served as our Director since May 1999. He is the Chairman, Director and Chief Executive Officer of Metal Technology, Inc. He has held three presidential appointments. Mr. Dalton served as Secretary of the Navy from July 1993 through November 1998. He served as a member and chairman of the Federal Home Loan Bank Board from December 1979 through July 1993. Mr. Dalton held the position of President of the Government National Mortgage Association of the U.S. Department of Housing and Urban Development from April 1977 through April 1979. Mr. Dalton also serves on the Board of Directors of Niagara Mohawk Holdings, Inc., Trans Technology, Inc., Cantor Exchange and IPG Photonics Corp.

     Edward L. Boykin -- Director. Mr. Boykin has served as our Director since November 1999. Following a 30-year career with Deloitte & Touche LLP., Mr. Boykin retired in 1991 and is currently a private consultant. Mr. Boykin also serves on the board of Blue Cross and Blue Shield of Florida, Inc.

     Mr. Mohammad Abu-Ghazaleh, Mr. Amir Abu-Ghazaleh and Mr. Maher Abu-Ghazaleh are brothers and, together with other members of the Abu-Ghazaleh family, are shareholders of IAT Group Inc., our principal shareholder, which controls our company.

COMPENSATION

     The aggregate compensation expense with respect to services rendered by all directors and senior management of our Company as a group during 2000 was $4.4 million. This amount includes an incentive payment made under an agreement that provides for the annual incentive payments equal to the sum of: (1) 2% of the amount of our consolidated net income up to $20 million, and (2) 1 1/2% of the amount of our consolidated net income above $20 million. For fiscal 2001 and subsequent years, aggregate compensation expense will also include an incentive payment made under a program providing for annual incentive payments equal to between 5% and 100% of annual compensation based on the price performance of our ordinary shares.

     During 2000, we contributed or accrued an aggregate of $35,990 for the accounts of our executive officers under an incentive savings and security plan. This savings plan is a defined contribution pension plan that is qualified under
Section 401(k) of the Internal Revenue Code of 1986. We make matching contributions for the accounts of participants in this savings plan generally equal to 50% of the contributions made by each such participant to this plan up to 6% of an employee's compensation. We also maintain certain tax-qualified defined benefit pension plans and supplemental non-qualified defined benefit pension plans.

BOARD PRACTICES

     Our board of directors is divided into three classes, as nearly equal in number as possible, with one class being elected at each year's annual general meeting of shareholders. Mr. Maher Abu-Ghazaleh and Mr. Marvin Bush are in the class of directors whose term expires at the 2002 annual general meeting of our shareholders. Mr. Mohammad Abu-Ghazaleh, Mr. Hani El-Naffy and Mr. John Dalton are in a class of directors whose term expire at the 2003 annual shareholders meeting. Mr. Amir Abu-Ghazaleh, Mr. Stephen Way and Mr. Edward Boykin are in the class of directors whose term expires at the 2004 annual general meeting of our shareholders. At each annual general meeting of our shareholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

     Members of our senior management are appointed by, and serve at the discretion of, our board of directors.

     Our board of directors has established a compensation committee and an audit committee whose members are comprised solely of directors independent of our management. The compensation committee establishes salaries, incentives and other forms of compensation for our directors and officers and recommends policies relating to our benefit plans. The audit committee oversees the engagement of our independent auditors and, together with our independent auditors, reviews our accounting practices, internal accounting controls and financial results. The audit committee members are Mr. Edward Boykin, Mr. Marvin Bush and Mr. John Dalton. The compensation committee members are Mr. Stephen Way and Mr. Marvin Bush.

SHARE OWNERSHIP

  Share Ownership of Directors and Senior Management

     As of August 31, 2001, the aggregate number of our ordinary shares beneficially owned by our directors and senior management was 36,677,267. This number includes options to purchase an aggregate of 1,134,806 ordinary shares under our option plans.

  Employee Stock Option and Incentive Plan

     In 1997, we adopted our 1997 Share Incentive Plan. This plan provides for options to purchase an aggregate of 2,380,030 ordinary shares to be granted to non-employee directors and employees of our company who are largely responsible for the management, growth and protection of our business in order to provide the eligible persons with incentives to continue with our company and to attract personnel with experience and ability. In 1999, we adopted our 1999 Share Incentive Plan, which provides for options to purchase an aggregate of 2,000,000 ordinary shares to be granted to eligible persons. Each option:

     - has an exercise price per share equal to the fair market value of an ordinary share on the grant date,

     - in most cases, became exercisable with respect to 20% of the ordinary shares subject to the option on the date of grant,

     - in most cases, will become exercisable with respect to an additional 20% of the shares on each of the next four anniversaries of such date, and

     - will terminate ten years after the date of grant (unless earlier terminated under the terms of the 1997 Share Incentive Plans).

     The following table shows the information relating to the outstanding options for ordinary shares as of August 31, 2001 under the 1997 and 1999 Share Incentive Plans:

NUMBER OF OPTIONS OUTSTANDING                    EXERCISE PRICE PER SHARE    EXPIRATION DATE
-----------------------------                    ------------------------    ---------------
1,015,000......................................          $16.0000              October 2007
90,000.........................................          $14.2188              January 2008
430,000........................................          $15.6875                March 2009
30,000.........................................          $ 8.3750             November 2009
1,264,000......................................          $ 9.2813             November 2009
90,000.........................................          $ 7.8750                March 2010
1,083,030......................................          $ 5.9500                April 2011

             PRINCIPAL SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

PRINCIPAL SHAREHOLDERS

     In our memorandum and articles of association, our authorized share capital consists of 200,000,000 ordinary shares having a par value of $0.01 per share, of which 53,969,600 shares were issued and outstanding as of August 31, 2001, and 50,000,000 preferred shares having a par value of $0.01 per share, none of which have been issued.

     The following table sets forth certain information as of August 31, 2001, with respect to each shareholder known to us to own more than 5% of our ordinary shares and with respect to the ownership of ordinary shares by all directors and officers of our company as a group. The information in the table has been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The percentages for beneficial ownership after the offering are based on 56,969,600 ordinary shares outstanding and assume no exercise of the underwriters' overallotment option.

                                                                              PERCENT OF CLASS
                                                                             -------------------
                                                               NUMBER OF      BEFORE     AFTER
BENEFICIAL OWNERS                                             SHARES OWNED   OFFERING   OFFERING
-----------------                                             ------------   --------   --------
IAT Group Inc.(1)(2)........................................   30,972,836      57.4%      47.3%
Sumaya Abu-Ghazaleh(2)(3)(5)................................   30,972,836      57.4       47.3
Mohammad Abu-Ghazaleh(2)(4)(5)..............................   33,368,341      61.8       51.6
Oussama Abu-Ghazaleh(2)(4)(5)...............................   31,756,075      58.8       48.7
Maher Abu-Ghazaleh(2)(3)(5).................................   31,646,075      58.6       48.5
Amir Abu-Ghazaleh(2)(3)(5)..................................   32,032,217      59.4       49.2
Fatima Abu-Ghazaleh(2)(3)(5)................................   30,972,836      57.4       47.3
Nariman Abu-Ghazaleh(2)(3)(5)...............................   30,972,836      57.4       47.3
Maha Abu-Ghazaleh(2)(3)(5)..................................   30,972,836      57.4       47.3
Wafa Abu-Ghazaleh(2)(3)(5)..................................   30,972,836      57.4       47.3
Hanan Abu-Ghazaleh(2)(3)(5).................................   30,972,836      57.4       47.3
All directors and officers as a group (19 persons)(6).......   36,677,267      67.9       57.4

---------------

(1) The registered office address of IAT Group Inc. is c/o Walkers, Walker House, Mary Street, P.O. Box 265, George Town, Grand Cayman, Cayman Islands.
(2) Sumaya Abu-Ghazaleh beneficially owns 12.5% of IAT Group Inc.'s outstanding voting equity securities, each of Mohammad Abu-Ghazaleh, Oussama Abu-Ghazaleh, Maher Abu-Ghazaleh and Amir Abu-Ghazaleh beneficially owns 20.2% of IAT Group Inc.'s outstanding voting equity securities, and each of Fatima Abu-Ghazaleh, Nariman Abu-Ghazaleh, Maha Abu-Ghazaleh, Wafa Abu-Ghazaleh and Hanan Abu-Ghazaleh beneficially owns 1.34% of IAT Group Inc.'s outstanding voting equity securities. Individually, no Abu-Ghazaleh family member owns a controlling interest in IAT Group Inc.; however, because each of the IAT Group Inc. shareholders votes with other family members, the Abu-Ghazaleh family jointly controls IAT Group Inc. As a result, the individual Abu-Ghazaleh family members may be deemed to beneficially own the ordinary shares directly owned by IAT Group Inc. and to share voting and dispositive power with respect to the ordinary shares directly owned by IAT Group Inc. However, because no one individual Abu-Ghazaleh family member owns a controlling interest in IAT Group Inc., but rather the family members must act in concert to control IAT Group Inc., no individual Abu-Ghazaleh family member has the sole power to vote or to direct the voting of, or the sole power to dispose or to direct the disposition of, any ordinary shares directly owned by IAT Group Inc.
(3) The business address of Sumaya Abu-Ghazaleh, Maher Abu-Ghazaleh, Amir Abu-Ghazaleh, Fatima Abu-Ghazaleh, Nariman Abu-Ghazaleh, Maha Abu-Ghazaleh, Wafa Abu-Ghazaleh, and Hanan Abu-Ghazaleh is c/o Ahmed Abu-Ghazaleh & Sons Co. Ltd., No. 18, Hamariya Fruit & Vegetable Market, Dubai, United Arab Emirates.
(4) The business address of Mohammad Abu-Ghazaleh and Oussama Abu-Ghazaleh is c/o Del Monte Fresh Produce (Chile) S.A., Avenida Santa Maria 6330, Vitacura, Santiago, Chile.

(5) Includes 30,972,836 ordinary shares owned directly by IAT Group Inc. which each of the named individuals may be deemed to beneficially own indirectly by virtue of their ownership interest in IAT Group Inc.
(6) Includes (1) 30,972,836 shares owned directly by IAT Group Inc. which each of Mohammad Abu-Ghazaleh, Maher Abu-Ghazaleh and Amir Abu-Ghazaleh may be deemed to beneficially own indirectly by virtue of his ownership interest in IAT Group Inc., (2) an aggregate of 4,569,625 shares owned directly by certain directors and officers and (3) an aggregate of 1,134,806 ordinary shares subject to vested and currently exercisable options held by certain directors and officers.

RELATED PARTY TRANSACTIONS

     In the past, we have engaged in and may continue to engage in transactions with our directors, officers, principal shareholders and their respective affiliates. The terms of these transactions are typically negotiated by one or more of our employees who are not related parties using the same model agreements and business parameters that apply generally to our third-party transactions.

     On November 25, 1998, we acquired a 62% majority interest in National Poultry, a publicly traded company in Jordan, engaged in the poultry business. A portion of the acquired shares were purchased from members of the Abu-Ghazaleh family for a total purchase price of $4.5 million, based on a fairness opinion from an independent party.

     In September 1998, we acquired 14 operating subsidiaries of IAT Group Inc., a company controlled by the Abu-Ghazaleh family, for six million ordinary shares valued at the time of the acquisition at $102.3 million, $25.0 million in cash and the assumption of indebtedness of $130.0 million.

     In connection with the IAT transaction, our board of directors established a special committee comprised of disinterested outside directors to evaluate and negotiate at arm's-length the terms of the acquisition. The special committee retained its own legal and financial advisors and unanimously approved the transaction. Additionally, at a special meeting of our shareholders held to consider the acquisition, a substantial majority of our public shareholders (excluding our controlling shareholders) voted to approve the acquisition. Because our articles of association and Cayman Islands law required that holders of a majority of all of the outstanding shares approve the acquisition, the members of the Abu-Ghazaleh family, rather than abstaining from voting, voted the shares beneficially owned by them for and against the acquisition in the same proportion that all other shares were voted.

                              SELLING SHAREHOLDER

     The following table sets forth certain information regarding beneficial ownership of the ordinary shares as of the date of this prospectus, and as adjusted to reflect the sale of the shares offered hereby by our principal shareholder. The information in the table has been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The beneficial ownership percentages are based on 53,969,600 ordinary shares outstanding as of August 31, 2001 and 56,969,600 ordinary shares outstanding upon completion of the offering.

                                                   BENEFICIAL OWNERSHIP                 BENEFICIAL OWNERSHIP
                                                      BEFORE OFFERING                      AFTER OFFERING
                                                   ---------------------     SHARES     ---------------------
SELLING SHAREHOLDER                                   NUMBER        %      OFFERED(1)    NUMBER(1)       %
-------------------                                ------------   ------   ----------   ------------   ------
IAT Group Inc....................................   30,972,836     57.4    4,000,000     26,972,836     47.3

---------------

(1) If the overallotment option is exercised in full, IAT Group Inc. will sell 1,050,000 additional shares and its beneficial ownership after the offering will be 25,922,836 or 45.5%.

     IAT Group Inc. is one of our principal shareholders and is owned by members of the Abu-Ghazaleh family. Sumaya Abu-Ghazaleh beneficially owns 12.5% of IAT Group Inc.'s outstanding voting equity securities, each of Mohammad Abu-Ghazaleh, Oussama Abu-Ghazaleh, Maher Abu-Ghazaleh and Amir Abu-Ghazaleh owns 20.2% of IAT Group Inc.'s outstanding voting equity securities, and each of Fatima Abu-Ghazaleh, Nariman Abu-Ghazaleh, Maha Abu-Ghazaleh, Wafa Abu-Ghazaleh and Hanan Abu-Ghazaleh beneficially owns 1.34% of IAT Group Inc.'s outstanding voting equity securities. Individually, no Abu-Ghazaleh family member owns a controlling interest in IAT Group Inc. The registered office of IAT Group Inc. is c/o Walkers, Walker House, Mary Street, P.O. Box 265, George Town, Grand Cayman, Cayman Islands.

                          DESCRIPTION OF SHARE CAPITAL

     The following summary description of our share capital and certain significant provisions of our amended and restated memorandum and articles of association, which we refer to as our charter, and Cayman Islands law is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the charter, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

ORDINARY SHARES

     Our charter authorizes us to issue an aggregate of 200,000,000 ordinary shares with a par value of $0.01 per share. Of those 200,000,000 authorized ordinary shares, after giving effect to the offering, 56,969,600 shares will have been issued, all of which will be credited as fully paid. We may not call for any further capital from any holder of ordinary shares outstanding immediately after the offering. Under Cayman Islands law, non-residents of the Cayman Islands may freely hold, vote and transfer ordinary shares, subject to the provisions of the Companies Law (2001 Second Revision) and our charter. No Cayman Islands laws or regulations restrict the export or import of capital, or affect the payment of dividends to non-resident holders of ordinary shares.

     Some provisions of our charter may have the effect of delaying, deterring or preventing a change in control not approved by our board of directors. For further discussion of these charter provisions, see "Risk Factors -- Our organizational documents contain a variety of anti-takeover provisions that could delay, deter or prevent a change in control," "-- Preferred Shares" and "-- Certain Provisions of the Amended and Restated Memorandum and Articles of Association."

  Dividends

     The holders of the ordinary shares are entitled to receive, when, and if declared out of legally available funds, dividends in cash, shares or our property. We may in a general meeting declare dividends but no dividend shall exceed the amount recommended by the directors. The directors may from time to time pay to the shareholders such interim dividends as appear to the directors to be justified from our profits. Dividends declared on the ordinary shares will be paid ratably in proportion to the number of ordinary shares held by the holders of the ordinary shares.

  Liquidation

     In the case of our voluntary or involuntary liquidation, dissolution or winding-up, after payment of our creditors, our remaining assets and funds available for distribution will be divided among our shareholders and any distribution to the holders of ordinary shares will be paid ratably to the holders of the ordinary shares.

  Voting

     Except as provided by statute or our charter, holders of the ordinary shares have the sole right and power to vote on all matters on which a vote of our shareholders is to be taken. At every meeting of the shareholders, each holder of the ordinary shares present in person or by proxy is entitled to cast one vote for each ordinary share standing in his or her name as of the record date for the vote.

  Directors

     The holders of the ordinary shares are entitled, at any general meeting called for such purpose, by a majority vote of those present, to elect and remove directors to and from our board of directors.

PREFERRED SHARES

     Our charter authorizes the issue of 50,000,000 preferred shares with a par value of $0.01 per share. Our board of directors may, from time to time, direct the issue of preferred shares in series and may, at the time of issue, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding preferred shares would reduce the amount of funds available for the payment of dividends on ordinary shares. Holders of preferred shares may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of ordinary shares. Holders of preferred shares may also be granted special voting rights. In some circumstances, the issue of preferred shares may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon consummation of the offering, there will be no preferred shares outstanding, and our directors have no present intention to issue any preferred shares.

SELECTED PROVISIONS OF THE AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

     Our charter provides for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board of directors will be elected each year. See "Management." The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting shares from obtaining control of the board of directors until the second annual shareholders' meeting following the date the acquiror obtains the controlling share interest. The classified board provision may have the effect of discouraging a potential acquiror from making an unsolicited tender offer or otherwise attempting to obtain control of us and to increase the likelihood that incumbent directors will retain their positions.

     Our charter provides that shareholder action can be taken only at a general meeting of shareholders and cannot be taken by written consent in lieu of a meeting. Our charter provides that, except as otherwise required by law, general meetings of the shareholders may only be called pursuant to a resolution adopted by a majority of the board of directors or by the chairman of the board. Shareholders will not be permitted to call a general meeting or to require the board of directors to call a general meeting.

     Our charter establishes an advance notice procedure for shareholder proposals to be brought before a general meeting of our shareholders, including proposed nominations of persons for election to the board of directors.

     Shareholders at a general meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting (1) by or at the direction of the board of directors or (2) by a shareholder who was a shareholder of record on the record date for the meeting and who has given the directors timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting. Our charter does not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a general meeting. Our charter, however, may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed. Our charter may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

     Under Cayman Islands law, the affirmative vote of holders of at least two-thirds of the total votes eligible and actually cast at a general meeting of Fresh Del Monte is required to amend, alter, change or repeal provisions of our charter. This requirement of a special resolution to approve amendments to our charter could enable a minority of our shareholders to exercise veto power over any amendment to our charter. See "Risk Factors -- We are controlled by our principal shareholders."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our charter limits the liability of directors and provides that we will indemnify our directors and officers, in each case, as permitted by Cayman Islands law.

                                    TAXATION

     The following discussion summarizes some of the principal U.S. federal income and Cayman Islands tax considerations that may be relevant to you if you invest in ordinary shares. This summary is based on laws, regulations, rulings and decisions now in effect, which may change. Any change could apply retroactively and could affect the continued validity of this summary.

     This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding ordinary shares offered by this prospectus, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

CAYMAN ISLANDS

     There is at present no direct taxation in the Cayman Islands on interest, dividends and gains payable to or by us and all such monies will be received free of all Cayman Islands taxes. Accordingly, U.S. holders of ordinary shares are not presently subject to Cayman Islands income or withholding taxes with respect to such holdings. We are an exempted company incorporated under Cayman Islands law and have obtained an undertaking as to tax concessions pursuant to
Section 6 of the Tax Concessions Law (1995 Revision) which provides that for a period of 20 years from April 22, 1997, no law thereafter enacted in the Cayman Islands imposing any taxes or duty to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable by us on or in respect of our shares or other obligations.

UNITED STATES

     The following discussion summarizes some of the principal U.S. federal income tax considerations that may be relevant to you if you invest in ordinary shares and are a U.S. holder. You will be a U.S. holder if you are:

     - an individual who is a citizen or resident of the United States,

     - a U.S. domestic corporation, or

     - any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in ordinary shares.

This summary deals only with U.S. holders that hold ordinary shares as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark-to-market treatment, person that will hold ordinary shares as a position in a "straddle" or conversion transaction, tax exempt organization, person whose "functional currency" is not the U.S. dollar, or person that holds 10% or more of our voting shares.

     Dividends paid with respect to ordinary shares to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles will be taxable to you as ordinary income at the time that you receive such amounts. Dividends generally will be foreign source income and will not be eligible for the dividends-received deduction available to domestic corporations.

     Upon a sale, exchange or other taxable disposition of ordinary shares you generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the sum of the amount of cash and the fair market value of any property you receive and (2) your tax basis in the ordinary shares that you dispose of. Such gain or loss will generally be long-term capital gain or loss if you have held the ordinary shares for more than one year. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum rate of 20% for ordinary shares held for more than one year. The ability of U.S. holders to offset capital losses against ordinary income is limited. Any gain generally will be treated as U.S. source income.

     You may be subject to backup withholding with respect to dividends paid on ordinary shares or the proceeds of a sale, exchange or other disposition of ordinary shares, unless you:

     - are a corporation or come within another exempt category, and, when required, you demonstrate this fact or

     - provide a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under these rules will be creditable against your federal income tax liability. You should consult your tax advisor regarding your qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, the selling shareholder and the underwriters, we and the selling shareholder have agreed to sell to the underwriters, and the underwriters severally and not jointly have agreed to purchase from us and the selling shareholder, the number of shares listed opposite their names below.

                                                                NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Bear, Stearns & Co. Inc.....................................
U.S. Bancorp Piper Jaffray Inc. ............................
                                                              ----------
             Total..........................................   7,000,000
                                                              ==========

     Subject to the terms and conditions in the purchase agreement, the underwriters have agreed to purchase all the ordinary shares being sold pursuant to the purchase agreement if any of these ordinary shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The representatives have advised us and the selling shareholder that the underwriters propose initially to offer the ordinary shares to the public at the public offering price on the cover page of this prospectus and to dealers at
that price less a concession not in excess of $          per share. The
underwriters may allow, and the dealers may reallow, a discount not in excess of
$          per share to other dealers. After the offering, the public offering price, concession and discount may be changed.

     The following table shows the public offering price, underwriting discount to be paid by us and the selling shareholder to the underwriters and the proceeds, before expenses, to us and the selling shareholder. This information assumes either no exercise or full exercise by the underwriters of their overallotment options.

                                                             PER SHARE   WITHOUT OPTION   WITH OPTION
                                                             ---------   --------------   -----------
Public offering price......................................      $             $               $
Underwriting discount......................................      $             $               $
Proceeds, before expenses, to Fresh Del Monte..............      $             $               $
Proceeds, before expenses, to the selling shareholder......      $             $               $

     The expenses of this offering, not including the underwriting discount, are estimated at $800,000, of which approximately $300,000 is payable by us.

OVERALLOTMENT OPTION

     The selling shareholder, the IAT Group Inc., has granted an option to the underwriters to purchase up to 1,050,000 additional ordinary shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional ordinary shares proportionate to that underwriter's initial amount reflected in the above table.

NO SALES OF SIMILAR SECURITIES

     We, our principal shareholders and our executive officers and directors have agreed, subject to some limited exceptions, not to sell or transfer any of our ordinary shares for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we, our principal shareholders and our executive officers and directors have agreed not to during this period directly or indirectly:

     - offer, pledge, sell or contract to sell any ordinary shares;

     - sell any option or contract to purchase any ordinary shares;

     - purchase any option or contract to sell any ordinary shares;

     - grant any option, right or warrant for the sale of any ordinary shares;

     - lend or otherwise dispose of or transfer any ordinary shares; or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any ordinary shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

     This lock-up provision applies to ordinary shares and to securities convertible into, or exchangeable or exercisable for, or repayable with ordinary shares. It also applies to ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

ELECTRONIC DISTRIBUTION

     Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch website is not a part of this prospectus.

LISTING ON THE NEW YORK STOCK EXCHANGE

     The ordinary shares are listed on the New York Stock Exchange under the symbol "FDP."

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of the ordinary shares is completed, rules of the Securities and Exchange Commission may limit underwriters and selling group members from bidding for and purchasing our ordinary shares. However, the representatives may engage in transactions that stabilize the price of the ordinary shares, such as bids or purchases to peg, fix or maintain that price.

     In connection with the offering, the underwriters may make short sales of our ordinary shares. Short sales involve the sale by the underwriters at the time of the offering of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the public offering price at which they may purchase the shares through the overallotment option.

     Naked short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     Similar to other purchase transactions, the purchases by the underwriters to cover syndicate short positions may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of our ordinary shares may be higher than it would otherwise be in the absence of the transactions.

     The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of our ordinary shares in the open market to reduce an underwriter's short position or to stabilize the purchase of such shares, they may reclaim the amount of the selling commission from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the ordinary shares in that it discourages resales of those shares.

     None of us, the selling shareholder or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. In addition, none of us, the selling shareholder or any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     The validity of the ordinary shares offered by this prospectus will be passed upon for the selling shareholders and for us by Walkers, our Cayman Islands counsel. Certain other legal matters in connection with the offering will be passed upon for us by Cleary, Gottlieb, Steen & Hamilton, New York, New York, and for the underwriters by Sidley Austin Brown & Wood LLP. Cleary, Gottlieb, Steen & Hamilton and Sidley Austin Brown & Wood LLP may rely, without independent investigation, upon Walkers with respect to matters governed by Cayman Islands law.

                                    EXPERTS

     The consolidated financial statements and schedule of Fresh Del Monte Produce Inc. at December 29, 2000 and December 31, 1999, and for each of the three years in the period ended December 29, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We have filed the following documents with the Securities and Exchange Commission since January 1, 2001:

          (1) our Annual Report on Form 20-F for the year ended December 29,
     2000;

          (2) our Form 6-K dated April 5, 2001, which contains our 2001 notice of annual meeting and proxy statement;

          (3) our Form 6-K for the quarter ended March 30, 2001; and

          (4) our Form 6-K for the quarter ended June 29, 2001.

     We incorporate by reference into this prospectus the documents listed above as well as our Form 8-A dated October 15, 1997, which contains a description of our ordinary shares. We may choose to incorporate by reference any Form 6-Ks that we file with the Commission subsequent to the date of this prospectus by stating in the Form 6-K that it is being incorporated by reference into this prospectus. Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this prospectus is delivered, upon request, a copy of any documents incorporated by reference into this prospectus, other than exhibits incorporated by reference into the document. We will provide this information upon written or oral request. Requests for documents should be submitted to John F. Inserra, Executive Vice President and Chief Financial Officer at c/o Del Monte Fresh Produce Company, 800 Douglas Road, North Tower, 12th Floor, Coral Gables, Florida 33134, telephone (305) 520-8400.

                             AVAILABLE INFORMATION

     We have filed with the Commission a registration statement on Form F-3 under the Securities Act of 1933, as amended relating to the ordinary shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements made in this prospectus summarizing or describing the contents of any contract or other document are not complete. For additional information, you should review the copy of the document filed as an exhibit to the registration statement.

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports and other information with the Commission. The registration statement and those reports and other information can be inspected without charge and copied, at prescribed rates, at the Commission's public reference desk at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. Our ordinary shares are listed on the New York Stock Exchange. The reports and other information may also be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005. We are a foreign private issuer and are exempt from the rules relating to the furnishing and content of proxy statements and annual reports to shareholders and the short-swing profit recovery provisions in Section 16 of the Exchange Act.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     We are incorporated under the laws of the Cayman Islands. Some of our directors and officers live outside the United States. Many of our assets and the assets of our officers and directors are located outside the United States. As a result, it may not be possible for you to sue us or our officers or our directors within the United States or to enforce judgments based on the civil liability provisions of the U.S. federal securities laws obtained in U.S. courts against us or our officers or directors. The enforceability of liabilities against us or our officers or directors based solely upon the civil liability provisions of the U.S. federal securities laws in original actions in Cayman Islands courts is uncertain. Judgments of U.S. courts obtained against us or our officers or directors based upon the civil liability provisions of the U.S. federal securities laws may not be enforceable in Cayman Islands courts. There is no treaty between the U.S. and the Cayman Islands which provides for any enforceability. Additionally, some causes of action available under the U.S. federal securities laws may not be allowed in Cayman Islands courts if they are contrary to public policy in the Cayman Islands.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                 FRESH DEL MONTE PRODUCE INC. AND SUBSIDIARIES

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Certified Public
  Accountants...............................................   F-2
Consolidated Balance Sheets at December 29, 2000 and
  December 31, 1999.........................................   F-3
Consolidated Statements of Income for the years ended
  December 29, 2000, December 31, 1999 and January 1,
  1999......................................................   F-4
Consolidated Statements of Cash Flows for the years ended
  December 29, 2000, December 31, 1999 and January 1,
  1999......................................................   F-5
Consolidated Statements of Shareholders' Equity for the
  years ended December 29, 2000, December 31, 1999 and
  January 1, 1999...........................................   F-6
Notes to Consolidated Financial Statements..................   F-7
Unaudited Consolidated Balance Sheet at June 29, 2001.......  F-30
Unaudited Consolidated Statements of Income for the six
  months ended June 29, 2001 and June 30, 2000..............  F-31
Unaudited Consolidated Statements of Cash Flows for the six
  months ended June 29, 2001 and June 30, 2000..............  F-32
Notes to Unaudited Consolidated Financial Statements........  F-33

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Fresh Del Monte Produce Inc.

     We have audited the accompanying consolidated balance sheets of Fresh Del Monte Produce Inc. and subsidiaries as of December 29, 2000 and December 31, 1999, and the related consolidated statements of income, cash flows and shareholders' equity for each of the three years in the period ended December 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fresh Del Monte Produce Inc. and subsidiaries at December 29, 2000 and December 31, 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 29, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                          ERNST & YOUNG LLP

Miami, Florida
February 14, 2001

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 29,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
                                                              (U.S. DOLLARS IN MILLIONS,
                                                                  EXCEPT SHARE DATA)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $   10.6       $   31.2
  Trade accounts receivable, net of allowance of $12.5 and
     $9.9, respectively.....................................       142.7          136.4
  Advances to growers and other receivables, net of
     allowance of $4.9 and $4.5, respectively...............        56.3           52.3
  Inventories...............................................       188.8          198.9
  Prepaid expenses and other current assets.................         6.5           13.4
                                                                --------       --------
          Total current assets..............................       404.9          432.2
                                                                --------       --------
Investments in unconsolidated companies.....................        51.7           51.9
Property, plant and equipment, net..........................       635.6          590.6
Other noncurrent assets.....................................        47.9           62.1
Goodwill, net of accumulated amortization of $9.3 and $5.9,
  respectively..............................................        81.5           79.4
                                                                --------       --------
          Total assets......................................    $1,221.6       $1,216.2
                                                                ========       ========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable to banks....................................    $    0.4       $    3.2
  Accounts payable and accrued expenses.....................       187.1          195.2
  Current portion of long-term debt and capital lease
     obligations............................................        51.1           24.9
  Income taxes payable......................................         9.4            5.2
                                                                --------       --------
          Total current liabilities.........................       248.0          228.5
                                                                --------       --------
Long-term debt..............................................       416.6          467.7
Capital lease obligations...................................        17.4            8.3
Retirement benefits.........................................        53.2           53.9
Other noncurrent liabilities................................         9.6            8.7
Deferred income taxes.......................................         8.5           11.3
                                                                --------       --------
          Total liabilities.................................       753.3          778.4
                                                                --------       --------
Minority interest...........................................        11.1           12.0
Commitments and contingencies
Shareholders' equity:
  Preferred shares, $0.01 par value; 50,000,000 shares
     authorized; none issued or outstanding.................          --             --
  Ordinary shares, $0.01 par value; 200,000,000 shares
     authorized; 53,763,600 shares issued and outstanding...         0.5            0.5
  Paid-in capital...........................................       327.1          327.1
  Retained earnings.........................................       140.2          107.1
  Accumulated other comprehensive loss......................       (10.6)          (8.9)
                                                                --------       --------
          Total shareholders' equity........................       457.2          425.8
                                                                --------       --------
          Total liabilities and shareholders' equity........    $1,221.6       $1,216.2
                                                                ========       ========

                            See accompanying notes.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                              YEAR ENDED
                                                            ----------------------------------------------
                                                             DECEMBER 29,     DECEMBER 31,     JANUARY 1,
                                                                 2000             1999            1999
                                                            --------------   --------------   ------------
                                                            (U.S. DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
Net sales.................................................    $  1,859.3       $  1,743.2      $  1,600.1
Cost of products sold.....................................       1,692.4          1,592.6         1,405.4
                                                              ----------       ----------      ----------
  Gross profit............................................         166.9            150.6           194.7
Selling, general and administrative expenses..............          80.9             63.5            58.3
Amortization of goodwill..................................           3.4              2.6             1.7
Acquisition related expenses..............................            --               --             4.0
Hurricane Mitch charge....................................            --               --            26.5
                                                              ----------       ----------      ----------
  Operating income........................................          82.6             84.5           104.2
Interest expense..........................................          43.2             30.2            30.3
Interest income...........................................           2.7              2.6             4.3
Other income (loss), net..................................          (6.1)            14.7            11.4
                                                              ----------       ----------      ----------
Income before provision for income taxes and extraordinary
  charge..................................................          36.0             71.6            89.6
Provision for income taxes................................           2.9             14.7            12.2
                                                              ----------       ----------      ----------
Income before extraordinary charge........................          33.1             56.9            77.4
Extraordinary charge on early extinguishment of debt......            --               --            18.1
                                                              ----------       ----------      ----------
          Net income......................................    $     33.1       $     56.9      $     59.3
                                                              ==========       ==========      ==========
Basic and diluted per share amounts:
  Income before extraordinary charge......................    $     0.62       $     1.06      $     1.44
  Extraordinary charge....................................    $       --       $       --      $    (0.34)
          Net income......................................    $     0.62       $     1.06      $     1.10
Weighted average number of ordinary shares outstanding:
  Basic...................................................    53,763,600       53,763,600      53,632,656
  Diluted.................................................    53,764,383       53,805,237      53,774,831

                            See accompanying notes.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             YEAR ENDED
                                                              ----------------------------------------
                                                              DECEMBER 29,   DECEMBER 31,   JANUARY 1,
                                                                  2000           1999          1999
                                                              ------------   ------------   ----------
                                                                     (U.S. DOLLARS IN MILLIONS)
OPERATING ACTIVITIES:
Net income..................................................    $  33.1        $  56.9       $  59.3
Adjustments to reconcile net income to cash provided by
  operating activities:
  Goodwill amortization.....................................        3.4            2.6           1.7
  Depreciation and amortization other than goodwill.........       54.4           42.6          34.1
  Deferred credit vessel leases.............................       (2.9)          (4.8)         (3.9)
  Equity in earnings of unconsolidated companies, net of
    dividends...............................................       (1.4)           2.1          (3.6)
  Extraordinary charge on early extinguishment of debt......         --             --          18.1
  Write-off of fixed assets related to Hurricane Mitch......         --             --          18.8
  Gain on insurance proceeds related to Hurricane Mitch.....         --          (13.5)           --
  Unrealized loss on available-for-sale marketable
    securities..............................................        5.2             --            --
  Deferred income taxes.....................................       (2.8)           6.4           1.4
  Other, net................................................        2.3            2.0           0.1
  Changes in operating assets and liabilities:
    Receivables.............................................      (10.6)         (22.9)        (31.6)
    Inventories.............................................        7.4          (40.3)        (22.8)
    Accounts payable and accrued expenses...................       (2.5)          (1.6)         17.7
    Prepaid expenses and other current assets...............        6.9           21.6         (20.9)
    Other noncurrent assets and liabilities.................        6.0          (12.2)         (4.4)
                                                                -------        -------       -------
         Net cash provided by operating activities..........       98.5           38.9          64.0
INVESTING ACTIVITIES:
Capital expenditures........................................      (75.5)        (100.8)        (53.8)
Capital expenditures due to Hurricane Mitch, net of
  insurance proceeds........................................       (3.1)          (2.8)           --
Proceeds from sale of assets................................        5.9            0.1           4.6
Purchase of subsidiaries, net of cash acquired..............       (9.9)         (67.7)        (11.4)
Other investing activities, net.............................        1.4           (1.1)         (8.5)
                                                                -------        -------       -------
         Net cash used in investing activities..............      (81.2)        (172.3)        (69.1)
FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares...................         --             --           2.6
Proceeds from long-term debt................................      273.5          321.6         433.5
Payments on long-term debt..................................     (307.8)        (181.4)       (412.7)
Proceeds from short-term borrowings.........................        5.8           10.6         211.5
Payments on short-term borrowings...........................       (8.5)          (5.9)       (261.8)
Dividend paid in connection with the IAT transaction........         --             --         (25.0)
Other, net..................................................       (0.7)          (0.4)          3.7
                                                                -------        -------       -------
         Net cash provided by (used in) financing
           activities.......................................      (37.7)         144.5         (48.2)
Effect of exchange rate changes on cash and cash
  equivalents...............................................       (0.2)          (4.5)          0.4
                                                                -------        -------       -------
Cash and cash equivalents:
  Net change................................................      (20.6)           6.6         (52.9)
  Beginning balance.........................................       31.2           32.8          85.7
  Net cash change due to change in year end of
    subsidiaries............................................         --           (8.2)           --
                                                                -------        -------       -------
         Ending balance.....................................    $  10.6        $  31.2       $  32.8
                                                                =======        =======       =======
SUPPLEMENTAL NON -- CASH ACTIVITIES:
  Capital lease obligations for new assets..................    $  13.9        $   2.5       $  10.3
                                                                =======        =======       =======

                            See accompanying notes.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                   ACCUMULATED
                                                                                      OTHER
                                     ORDINARY                                     COMPREHENSIVE       TOTAL
                                      SHARES      ORDINARY   PAID-IN   RETAINED      INCOME       SHAREHOLDERS'
                                    OUTSTANDING    SHARES    CAPITAL   EARNINGS      (LOSS)          EQUITY
                                    -----------   --------   -------   --------   -------------   -------------
                                                   (U.S. DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
Balance at December 26, 1997......  53,600,600      $0.5     $311.7     $ 32.3       $ (1.7)         $342.8
  Capital contributions...........          --        --        8.0         --           --             8.0
  Issuance of ordinary shares upon
     exercise of stock options....     163,000        --        2.6         --           --             2.6
  Dividend........................          --        --         --       (4.0)          --            (4.0)
  Dividend paid in connection with
     the IAT transaction..........          --        --        4.8      (29.8)          --           (25.0)
Comprehensive income:
  Net income......................          --        --         --       59.3           --            59.3
  Currency translation
     adjustment...................          --        --         --         --         (1.2)           (1.2)
                                                                                                     ------
Comprehensive income..............                                                                     58.1
                                    ----------      ----     ------     ------       ------          ------
Balance at January 1, 1999........  53,763,600       0.5      327.1       57.8         (2.9)          382.5
  Net loss of IAT for the three
     month period ended January 1,
     1999.........................          --        --         --       (7.6)          --            (7.6)
Comprehensive income:
  Net income......................          --        --         --       56.9           --            56.9
  Unrealized loss on
     available-for-sale marketable
     securities...................          --        --         --         --         (3.7)           (3.7)
  Currency translation
     adjustment...................          --        --         --         --         (2.3)           (2.3)
                                                                                                     ------
Comprehensive income..............                                                                     50.9
                                    ----------      ----     ------     ------       ------          ------
Balance at December 31, 1999......  53,763,600       0.5      327.1      107.1         (8.9)          425.8
Comprehensive income:
  Net income......................          --        --         --       33.1           --            33.1
  Unrealized loss on
     available-for-sale marketable
     securities, net of
     reclassification for losses
     of $5.2 included in net
     income.......................          --        --         --         --          3.6             3.6
  Currency translation
     adjustment...................          --        --         --         --         (5.3)           (5.3)
                                                                                                     ------
Comprehensive income..............                                                                     31.4
                                    ----------      ----     ------     ------       ------          ------
Balance at December 29, 2000......  53,763,600      $0.5     $327.1     $140.2       $(10.6)         $457.2
                                    ==========      ====     ======     ======       ======          ======

                            See accompanying notes.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

     Fresh Del Monte Produce Inc. (Fresh Del Monte) was incorporated under the laws of the Cayman Islands on August 29, 1996 and is 57.6% owned by IAT Group Inc. which is 100% beneficially owned by members of the Abu-Ghazaleh family. In addition, members of the Abu-Ghazaleh family directly own 9.3% of the outstanding ordinary shares of Fresh Del Monte.

     On September 17, 1998, Fresh Del Monte acquired 14 wholly-owned operating companies from IAT Group Inc. and its shareholders (collectively, such companies are known as IAT and their acquisition is known as the IAT transaction). At the time of the IAT transaction, IAT Group Inc. owned approximately 86% of FG Holdings Limited, which in turn owned approximately 63% of Fresh Del Monte. As a result, the IAT transaction has been accounted for as a combination of entities under common control using the as if pooling of interests method of accounting. The consideration given in the IAT transaction consisted of $25.0 million in cash, the assumption of existing debt of approximately $130.0 million and the issuance to companies controlled by the Abu-Ghazaleh family of six million of Fresh Del Monte's ordinary shares. IAT had operations in Chile, the United States, the Netherlands and Uruguay. IAT was a private international grower and exporter of primarily deciduous fresh fruit and vegetables.

     Under the as if pooling of interests method of accounting, the historical results of Fresh Del Monte have been restated to combine the operations of Fresh Del Monte and IAT for all periods subsequent to August 29, 1996, the date Fresh Del Monte and IAT came under common control. The recorded assets and liabilities of Fresh Del Monte and IAT have been carried forward to Fresh Del Monte's consolidated financial statements at their historical amounts. Consolidated earnings of Fresh Del Monte include the earnings of Fresh Del Monte and IAT for all periods subsequent to the date Fresh Del Monte and IAT came under common control.

     In connection with the IAT transaction, Fresh Del Monte incurred $4.0 million of acquisition expenses, which were expensed in 1998. Acquisition expenses include professional, legal, accounting and other fees.

     Prior to January 2, 1999, IAT's fiscal year end was September 30. Effective January 2, 1999, IAT's fiscal year end was changed to conform to Fresh Del Monte's fiscal year end. As a result of this change in fiscal year ends, the years ended December 29, 2000 and December 31, 1999 reflect the operating results of Fresh Del Monte and subsidiaries, including IAT, for the same months. The results of operations for IAT for the period from October 1, 1998 to January 1, 1999 are not included in the consolidated statements of income or cash flows for any of the periods presented, but are reflected as an adjustment to retained earnings as of January 2, 1999. For the period from October 1, 1998 to January 1, 1999, IAT incurred a net loss of $7.6 million.

     Fresh Del Monte and its subsidiaries are engaged primarily in the worldwide production, transportation and marketing of fresh produce. Fresh Del Monte and its subsidiaries source their products (bananas and other fresh produce which includes pineapples, deciduous fruit, melons and other fresh produce) from 15 locations in North, Central and South America, the Asia-Pacific region and Africa and distribute their products in North America, Europe, the Asia-Pacific region and South America. Products are sourced from company-owned or leased farms, through joint venture arrangements and through supply contracts with independent growers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Fresh Del Monte and its majority owned subsidiaries which Fresh Del Monte controls. Fresh Del Monte's fiscal year end is the last Friday of the calendar year or the first Friday subsequent to the end of the calendar year, whichever is closest to the end of

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the calendar year. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     Preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

     Fresh Del Monte classifies as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase.

INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is computed using the weighted average cost method for fresh produce, principally in-transit, and the first-in first-out, actual cost or average cost methods for raw materials and packaging supplies. Raw materials inventory consists primarily of agricultural supplies, containerboard, packaging materials and spare parts.

GROWING CROPS

     Expenditures on pineapple, deciduous fruit and melon growing crops are valued at the lower of cost or market and are deferred and charged to income when the related crop is harvested and sold. The deferred growing costs consist primarily of land preparation, cultivation, irrigation and fertilization costs. Expenditures related to banana crops are expensed as incurred.

INVESTMENTS IN UNCONSOLIDATED COMPANIES

     Investments in unconsolidated companies are accounted for under the equity method of accounting for investments in 20% to 50% owned companies and for investments in over 50% owned companies over which Fresh Del Monte does not have control.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is recorded following the straight-line method over the estimated useful lives of the assets, which ranges from 10 to 30 years for buildings, 10 to 20 years for ships and containers, 2 to 20 years for machinery and equipment, 3 to 20 years for furniture, fixtures and office equipment and 2 to 10 years for automotive equipment. Leasehold improvements are amortized over the life of the lease or the related asset, whichever is shorter. When assets are retired or disposed of, the costs and accumulated depreciation or amortization are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repairs are charged to expense when incurred. Significant expenditures, which extend useful lives of assets, are capitalized. Costs related to land improvements for bananas, pineapples, deciduous fruit and other agricultural projects are deferred during the formative stage and are amortized over the estimated life of the project.

GOODWILL

     Goodwill is amortized on a straight-line basis over its estimated useful life which ranges from 10 to 40 years. Fresh Del Monte continually assesses the carrying value of its goodwill in order to determine whether

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

an impairment has occurred. This assessment takes into account both historical and forecasted results of operations including consideration of a terminal value.

IMPAIRMENT OF LONG-LIVED ASSETS

     Fresh Del Monte accounts for the impairment of long-lived assets under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121). SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Based on current circumstances, Fresh Del Monte does not believe that a write-down of any of its long-lived assets is necessary.

REVENUE RECOGNITION

     Revenue is recognized on sales of products when the customer receives title to the goods, generally upon delivery.

COST OF PRODUCTS SOLD

     Cost of products sold includes the cost of produce, packaging materials, labor and overhead, ocean and inland freight and other distribution costs, including shipping and handling costs incurred to deliver fresh produce to the customer.

INCOME TAXES

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the year in which the differences are expected to affect taxable income. Valuation allowances are established when it is deemed more likely than not that future taxable income will not be sufficient to realize income tax benefits. Generally, income tax expense is the tax payable for the year and the net change during the year in deferred tax assets and liabilities.

ENVIRONMENTAL REMEDIATION LIABILITIES

     Losses associated with environmental remediation obligations are accrued when such losses are probable and can be reasonably estimated.

DEFERRED CREDIT VESSEL LEASES

     Deferred credit vessel leases represents the excess of amounts due under long-term operating leases of six vessels over the estimated fair value of such leases. At December 31, 1999, $2.9 million was included in accrued expenses. This amount was amortized over the remaining life of the leases, which expired during 2000.

CURRENCY TRANSLATION

     For Fresh Del Monte's operations in countries where the functional currency is other than the U.S. dollar, balance sheet amounts are translated using the exchange rate in effect at the balance sheet date. Income statement amounts are translated at the average exchange rate for the year. The gains and losses resulting from the changes in exchange rates from year to year are recorded as a component of accumulated other comprehensive loss.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     For Fresh Del Monte's other operations where the functional currency is the U.S. dollar or where the operations are located in highly inflationary countries, non-monetary assets are translated at historical exchange rates. Other balance sheet amounts are translated at the exchange rates in effect at the balance sheet date. Income statement accounts, excluding depreciation, are translated at the average exchange rate for the year. These translation adjustments are included in the determination of net income.

     Other income (loss), net in the accompanying consolidated statements of income includes approximately $4.7 million, $3.6 million and $1.5 million in net losses on foreign exchange for 2000, 1999 and 1998, respectively. These amounts include the effect of foreign currency translation and realized foreign currency gains and losses.

STOCK BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) encourages, but does not require, companies to record stock-based compensation plans at fair value. Fresh Del Monte has chosen, as allowed by the provisions of SFAS No. 123, to account for its Stock Plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations. Under APB No. 25, because the exercise price of Fresh Del Monte's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. SFAS No. 123 requires disclosure of the estimated fair value of employee stock options granted after 1994 and pro forma financial information assuming compensation expense was recorded using these fair values.

OFF BALANCE SHEET RISK

     Fresh Del Monte enters into currency forward contracts as a hedge against certain currency exposures, principally relating to sales made in Europe and in the Asia-Pacific region. Gains and losses on the currency forward contracts are included in other income (loss), net when the contracts are closed.

RECLASSIFICATIONS

     Certain amounts from 1999 and 1998 have been reclassified to conform to the 2000 presentation.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended, which was adopted by Fresh Del Monte for fiscal year 2001. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Due to Fresh Del Monte's minimal use of derivatives as of December 29, 2000, management believes that the adoption of SFAS No. 133 will not have a significant effect on the earnings or the financial position of the Company.

3. ACQUISITIONS

  Belgian Acquisition

     On January 14, 1999, Fresh Del Monte acquired all of the outstanding shares of Banana Marketing Belgium N.V. (BMB) and executed a long-term banana purchase agreement with a subsidiary of C.I.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Banacol S.A. (Banacol). Banacol is a significant producer of bananas and BMB was Banacol's exclusive marketing company in Europe.

     The total consideration paid in connection with the acquisition of BMB was $58.7 million. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired of $36.9 million, consisting primarily of European banana import licenses, based on an appraisal. The value assigned to the banana import licenses is included in other noncurrent assets and is being amortized over their estimated life of five years (See Note 17). The excess of the purchase price over the fair value of net assets acquired of $21.8 million was classified as goodwill and is being amortized over 20 years.

  National Poultry

     On November 25, 1998, Fresh Del Monte acquired a 62% majority interest in National Poultry Company PLC (National Poultry), a publicly traded company in Jordan, engaged in the poultry business. The total consideration paid was $11.9 million, of which approximately $6.4 million was used to pay down existing debt. A portion of the acquired shares were purchased from members of the Abu-Ghazaleh family for a total purchase price of $4.5 million in 1998, based on a fairness opinion from an independent party. During 1999 and 2000, Fresh Del Monte acquired an additional 24% interest in National Poultry. The acquisitions were accounted for using the purchase method of accounting and, accordingly, the purchase prices were allocated to the assets acquired and liabilities assumed based on estimates of their underlying fair values.

     The following unaudited pro forma information presents a summary of 1998 consolidated results of operations of Fresh Del Monte as if the acquisition of National Poultry had occurred on December 27, 1997 (U.S. dollars in millions, except share data):

                                                                 1998
                                                              -----------
Net sales...................................................  $   1,615.1
Income before extraordinary charge..........................  $      74.2
Net income..................................................  $      56.1
Net income per ordinary share...............................  $      1.04
Number of ordinary shares used in computation...............   53,774,831

     The unaudited pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisition of National Poultry occurred on December 27, 1997, or of future results of operations of the consolidated entities.

4. INVENTORIES

     Inventories consisted of the following (U.S. dollars in millions):

                                                              DECEMBER 29,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
Fresh produce, principally in-transit.......................     $ 52.4         $ 57.9
Raw materials and packaging supplies........................       79.3           89.0
Growing crops...............................................       57.1           52.0
                                                                 ------         ------
                                                                 $188.8         $198.9
                                                                 ======         ======

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. INVESTMENTS IN UNCONSOLIDATED COMPANIES

     Fresh Del Monte utilizes the equity method of accounting for investments in 20% to 50% owned companies and for investments in over 50% owned companies over which Fresh Del Monte does not have control. Investments in unconsolidated companies accounted for under the equity method amounted to $51.7 million and $51.9 million at December 29, 2000 and December 31, 1999, respectively. At December 29, 2000 and December 31, 1999, net amounts receivable from unconsolidated companies amounted to $13.7 million and $9.6 million, respectively.

     These unconsolidated companies are engaged in the manufacturing of corrugated boxes (Compania Industrial Corrugadora Guatemala, S.A. -- 50% owned) and the production and distribution of fresh fruit and other produce (Davao Agricultural Ventures Corporation -- 40% owned; Agricola Villa Alegre,
Ltda -- 50% owned; various melon farms -- 50% owned; and Internationale Fruchtimport Gesellschaft Weichert & Co. (Interfrucht) -- a non-controlling 80% interest).

     Purchases from unconsolidated companies were $77.9 million, $58.7 million and $55.5 million for 2000, 1999 and 1998, respectively.

     Combined financial data of unconsolidated companies is summarized as follows (U.S. dollars in millions):

                                                              DECEMBER 29,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
Current assets..............................................     $ 53.2         $ 52.4
Noncurrent assets...........................................       83.2           82.5
Current liabilities.........................................      (37.7)         (36.5)
Noncurrent liabilities......................................       (6.6)          (7.7)
                                                                 ------         ------
Net worth...................................................     $ 92.1         $ 90.7
                                                                 ======         ======

                                                                     YEAR ENDED
                                                      ----------------------------------------
                                                      DECEMBER 29,   DECEMBER 31,   JANUARY 1,
                                                          2000           1999          1999
                                                      ------------   ------------   ----------
Net sales...........................................     $206.0         $228.4        $263.0
Gross profit........................................       15.9           14.0          23.6
Net income..........................................        5.8            6.3          12.4

     Fresh Del Monte's portion of earnings in unconsolidated companies amounted to $3.6 million, $3.7 million and $8.9 million, in 2000, 1999 and 1998, respectively, and is included in other income (loss), net. Dividends received from unconsolidated subsidiaries amounted to $2.1 million, $5.8 million and $5.3 million in 2000, 1999 and 1998, respectively.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following (U.S. dollars in millions):

                                                              DECEMBER 29,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
Land and land improvements..................................    $ 228.6        $ 209.0
Buildings and leasehold improvements........................      155.0          141.3
Maritime equipment (including containers)...................      207.2          182.2
Machinery and equipment.....................................      125.6          106.4
Furniture, fixtures and office equipment....................       50.6           41.8
Automotive equipment........................................       15.9           15.6
Construction-in-progress....................................       23.2           26.8
                                                                -------        -------
                                                                  806.1          723.1
Less accumulated depreciation and amortization..............     (170.5)        (132.5)
                                                                -------        -------
                                                                $ 635.6        $ 590.6
                                                                =======        =======

     Depreciation and amortization expense amounted to $46.2 million, $36.3 million and $33.1 million for 2000, 1999 and 1998, respectively.

     Buildings, containers, machinery and equipment and automotive equipment under capital leases totaled $33.6 million and $17.2 million at December 29, 2000 and December 31, 1999, respectively. Accumulated amortization for assets under capital leases was $6.2 million and $2.7 million at December 29, 2000 and December 31, 1999, respectively.

7. HURRICANE MITCH

     Fresh Del Monte recorded a charge in 1998 of $26.5 million in asset write-offs and other costs, net of insurance proceeds received of $3.0 million, due to damage incurred to its Guatemalan operations as a result of excessive flooding caused by Hurricane Mitch. Additional insurance recoveries related to Hurricane Mitch of $13.5 million during 1999 are included in other income
(loss), net for the year ended December 31, 1999.

     Fresh Del Monte maintains insurance for both property damage and business interruption applicable to its production facilities, including its operations in Guatemala. The policies providing the coverages for losses caused by Hurricane Mitch were subject to deductibles of $0.1 million for property damage and business interruption. Fresh Del Monte is pursuing additional recoveries under its business interruption coverages related to the damage of its operations in Guatemala caused by Hurricane Mitch. The amount of total recoveries under business interruption coverages cannot be estimated at this time.

8. ACCUMULATED OTHER COMPREHENSIVE LOSS

     Accumulated other comprehensive loss consists of the following (U.S. dollars in millions):

                                                              DECEMBER 29,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
Currency translation adjustment.............................     $(10.5)        $(5.2)
Unrealized loss on available-for-sale securities............       (0.1)         (3.7)
                                                                 ------         -----
                                                                 $(10.6)        $(8.9)
                                                                 ======         =====

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consisted of the following (U.S. dollars in millions):

                                                              DECEMBER 29,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
Trade payables..............................................     $ 93.2         $ 90.3
Payroll and employee benefits...............................        9.7           10.2
Vessel and port operating expenses..........................       16.4           19.6
Accrued interest payable....................................        3.0            3.1
Current portion of deferred credit vessel leases............         --            2.9
Other payables and accrued expenses.........................       64.8           69.1
                                                                 ------         ------
                                                                 $187.1         $195.2
                                                                 ======         ======

10. PROVISION FOR INCOME TAXES

     The provision for income taxes consisted of the following (U.S. dollars in millions):

                                                                     YEAR ENDED
                                                      ----------------------------------------
                                                      DECEMBER 29,   DECEMBER 31,   JANUARY 1,
                                                          2000           1999          1999
                                                      ------------   ------------   ----------
Current:
  U.S. federal income tax...........................     $  --          $ 2.5         $ 4.5
  State.............................................        --            0.3           0.5
  Non-U.S. .........................................       5.7            5.8           4.9
                                                         -----          -----         -----
                                                           5.7            8.6           9.9
Deferred:
  U.S. .............................................      (1.0)           1.7           1.5
  Non-U.S...........................................      (1.8)           4.4           0.8
                                                         -----          -----         -----
                                                          (2.8)           6.1           2.3
                                                         -----          -----         -----
Provision for income taxes..........................     $ 2.9          $14.7         $12.2
                                                         =====          =====         =====

     Total income tax payments during 2000, 1999 and 1998 were $3.9 million, $5.9 million, and $7.4 million, respectively.

     Income (loss) before provision for income taxes and extraordinary item consisted of the following (U.S. dollars in millions):

                                                                     YEAR ENDED
                                                      ----------------------------------------
                                                      DECEMBER 29,   DECEMBER 31,   JANUARY 1,
                                                          2000           1999          1999
                                                      ------------   ------------   ----------
United States.......................................     $(13.5)        $ 3.3         $13.8
Non-U.S.............................................       49.5          68.3          75.8
                                                         ------         -----         -----
                                                         $ 36.0         $71.6         $89.6
                                                         ======         =====         =====

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The differences between the reported provision for income taxes and income taxes computed at the U.S. statutory federal income tax rate are explained in the following reconciliation (U.S. dollars in millions):

                                                                     YEAR ENDED
                                                      ----------------------------------------
                                                      DECEMBER 29,   DECEMBER 31,   JANUARY 1,
                                                          2000           1999          1999
                                                      ------------   ------------   ----------
Income tax provision computed at the U.S. statutory
  federal income tax rate...........................     $12.6          $ 25.1        $ 31.4
Effect of non-U.S. operations and tax rates.........      (9.7)          (10.5)        (19.1)
Other...............................................        --             0.1          (0.1)
                                                         -----          ------        ------
                                                         $ 2.9          $ 14.7        $ 12.2
                                                         =====          ======        ======

     Deferred income tax assets and liabilities consisted of the following (U.S. dollars in millions):

                                                              DECEMBER 29,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
Deferred tax liabilities:
  Inventories...............................................     $ (8.6)        $ (8.5)
  Investments...............................................         --           (1.8)
  Depreciation..............................................      (14.2)         (12.7)
  Equity in earnings of unconsolidated companies............       (4.1)          (4.0)
                                                                 ------         ------
          Total deferred tax liabilities....................      (26.9)         (27.0)
Deferred tax assets:
  Pension liability.........................................        1.1            1.4
  Post-retirement benefits other than pension...............        6.7            6.7
  Net operating loss carryforwards..........................       29.8           23.6
  Other, net................................................        8.6            5.2
                                                                 ------         ------
          Total deferred tax assets.........................       46.2           36.9
  Valuation allowance.......................................      (27.8)         (21.2)
                                                                 ------         ------
  Net deferred tax liabilities..............................     $ (8.5)        $(11.3)
                                                                 ======         ======

     The valuation allowance established with respect to the deferred tax assets relates primarily to net operating losses and employee benefit accruals in taxing jurisdictions where, due to Fresh Del Monte's current and foreseeable operations within the various jurisdictions, it is deemed more likely than not that future taxable income will not be sufficient within such jurisdictions to realize the related income tax benefits. During 2000, the valuation allowance increased by $6.6 million.

     At December 29, 2000, Fresh Del Monte had approximately $127.3 million of tax operating loss carry forwards expiring as follows (U.S. dollars in millions):

EXPIRATION                                                    AMOUNT
----------                                                    ------
2001........................................................  $ 36.3
2002........................................................    12.1
2003........................................................     0.4
2004........................................................     1.5
2005 and beyond.............................................    13.4
No expiration...............................................    63.6
                                                              ------
                                                              $127.3
                                                              ======

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11. NOTES PAYABLE TO BANKS

     Fresh Del Monte has a $1.0 million working capital revolving credit facility with a bank in Japan. This facility expires on April 30, 2001 and bears interest, as of December 29, 2000, at 2.5%. As of December 31, 1999, Fresh Del Monte also had working capital revolving credit facilities with various banks in Central America and Europe. These facilities were closed during 2000. At December 29, 2000 and December 31, 1999, there was $0.4 million and $3.2 million, respectively, of borrowings outstanding under these credit facilities.

     The weighted average interest rate on borrowings under these short-term credit facilities as of December 29, 2000 and December 31, 1999 was 2.5% and 6.94%, respectively. The cash payments for interest on notes payable to banks and other financial institutions was $0.3 million, $0.2 million and $6.1 million for 2000, 1999 and 1998, respectively.

12. LONG-TERM DEBT

     The following is a summary of long term-debt (U.S. dollars in millions):

                                                              DECEMBER 29,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
$450.0 million five-year syndicated credit facility (see
  below)....................................................     $246.3         $397.8
$135.0 million five-year term loan (see below)..............      128.2             --
Term notes bearing interest at various rates ranging from
  8.62% to LIBOR plus 1.25% (7.91% at December 29, 2000),
  payable in quarterly installments of principal and
  interest maturing in January 2003 and January 2004,
  secured by mortgages on five of Fresh Del Monte's
  vessels...................................................       11.9             --
Term notes bearing interest at 8.62%, payable in quarterly
  installments of principal and interest maturing in January
  2003, secured by mortgages on five of Fresh Del Monte's
  vessels...................................................       17.2           22.3
Term notes bearing interest at various rates ranging from
  6.88% to 7.14% and LIBOR plus 1.25% (8.06% at December 29,
  2000), payable in quarterly installments of principal and
  interest maturing from August 2001 to January 2005, with a balloon payment of $6.9 million due in January 2005,
  secured by mortgages on five of Fresh Del Monte's
  vessels...................................................       22.6           28.2
Term notes payable to financial institutions, bearing
  interest at LIBOR plus 1% (7.76% at December 29, 2000) due
  October 2003, secured by mortgages on five of Fresh Del
  Monte's vessels...........................................       22.6           29.2
Various other notes payable.................................       12.8           11.8
                                                                 ------         ------
Total.......................................................      461.6          489.3
Less current portion........................................      (45.0)         (21.6)
                                                                 ------         ------
                                                                 $416.6         $467.7
                                                                 ======         ======

     On May 19, 1998, Fresh Del Monte completed a tender offer to purchase $200.0 million of outstanding 10% notes due 2003 (N.V. Notes). Approximately 98.4%, or $196.8 million, of the N.V. Notes were purchased in the tender offer. The purchase was funded by a drawdown of $207.9 million from the $350.0 million, five-year syndicated credit facility (the Revolving Credit Facility) entered into by Fresh Del Monte, and certain wholly-owned subsidiaries of Fresh Del Monte, with Rabobank International, New York Branch, as agent. The remaining N.V. Notes were redeemed in June 1998 at a redemption price of $1,050 for each $1,000 principal amount of N.V. Notes being redeemed, plus accrued interest to the date of redemption. Completion of the tender offer and the redemption resulted in an extraordinary charge of $18.1 million.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On December 15, 1998, the Revolving Credit Facility was amended to increase the borrowing level to $389.0 million and on May 20, 1999, the Revolving Credit Facility was amended to increase the borrowing level to $450.0 million. The Revolving Credit Facility includes a swing line facility, a letter of credit facility and an exchange contract facility. The Revolving Credit Facility is collateralized directly or indirectly by substantially all of the assets of Fresh Del Monte and its subsidiaries. The facility expires on May 19, 2003, and permits borrowings with an interest rate based on a spread over the London Interbank offered rate (LIBOR). Outstanding borrowings at December 29, 2000 were $246.3 million, bearing interest at an average rate of 9.22%. At December 29, 2000, Fresh Del Monte applied $2.2 million of available credit under this facility towards the issuance of letters of credit.

     On May 10, 2000, Fresh Del Monte amended its $450.0 million Revolving Credit Facility to include a five-year term loan (Term Loan) of $135.0 million giving Fresh Del Monte a total borrowing capacity under this facility of $585.0 million. The Term Loan has similar terms and conditions as the Revolving Credit Facility, is payable in quarterly installments of $3.4 million which commenced in September 2000, and bears interest based on a spread over LIBOR (9.66% at December 29, 2000). The Term Loan matures on May 10, 2005 with a balloon payment of $70.9 million. Fresh Del Monte used the total proceeds from the $135.0 million Term Loan to pay-down a portion of the outstanding balance on the $450.0 million five-year Revolving Credit Facility. The unpaid balance at December 29, 2000 of the Term Loan was $128.2 million.

     The Revolving Credit Facility contains covenants, which require Fresh Del Monte to maintain certain minimum financial ratios and limits the payment of future dividends. In connection with the Revolving Credit Facility, Fresh Del Monte entered into an interest rate swap agreement expiring in 2003 with the same bank to limit the effect of increases in interest rates on a portion of the Revolving Credit Facility. The nominal amount of the swap decreases over its life from $150.0 million in the first three months, to $53.6 million in the last three months. The cash differentials paid or received on the swap agreement are accrued and recognized as adjustments to interest expense. Interest income related to the swap agreement for 2000 amounted to $0.3 million. Interest expense related to the swap agreement for 1999 and 1998 amounted to $0.9 million and $0.7 million, respectively.

     Cash payments of interest on long-term debt were $39.2 million, $29.4 million and $22.3 million for 2000, 1999 and 1998, respectively.

     Maturities on long-term debt during the next five years are (U.S. dollars in millions):

2001........................................................  $ 45.0
2002........................................................    39.8
2003........................................................   276.9
2004........................................................    17.0
2005........................................................    81.4
Thereafter..................................................     1.5
                                                              ------
                                                              $461.6
                                                              ======

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. CAPITAL LEASE OBLIGATIONS

     Fresh Del Monte leases certain buildings, machinery and equipment, and containers under capital leases. These lease obligations are payable in monthly installments. The future minimum lease payments at December 29, 2000 are as follows (U.S. dollars in millions):

2001........................................................  $ 7.6
2002........................................................    7.2
2003........................................................    5.6
2004........................................................    3.7
2005........................................................    0.8
Thereafter..................................................    3.5
                                                              -----
Total payments remaining under capital leases...............   28.4
Less amount representing interest...........................   (4.9)
                                                              -----
Present value of capital leases.............................   23.5
Less current portion........................................   (6.1)
                                                              -----
Capital lease obligations, net of current portion...........  $17.4
                                                              =====

14. EARNINGS PER SHARE

     Basic and diluted per share income is calculated as follows (U.S. dollars in millions, except share data):

                                                                 YEAR ENDED
                                                  -----------------------------------------
                                                  DECEMBER 29,   DECEMBER 31,   JANUARY 1,
                                                      2000           1999          1999
                                                  ------------   ------------   -----------
NUMERATOR:
Income before extraordinary charge..............  $      33.1    $      56.9    $      77.4
Extraordinary charge on early extinguishment of
  debt..........................................           --             --           18.1
                                                  -----------    -----------    -----------
Net income......................................  $      33.1    $      56.9    $      59.3
                                                  ===========    ===========    ===========
DENOMINATOR:
Denominator for basic earnings per
  share -- weighted average number of ordinary
  shares outstanding............................   53,763,600     53,763,600     53,632,656
Effect of dilutive securities:
Employee stock options..........................          783         41,637        119,152
Shares issuable in connection with an
  acquisition...................................           --             --         23,023
                                                  -----------    -----------    -----------
Denominator for diluted earnings per share......   53,764,383     53,805,237     53,774,831
                                                  ===========    ===========    ===========
Basic and diluted per share amounts:
  Income before extraordinary charge............  $      0.62    $      1.06    $      1.44
  Extraordinary charge..........................  $        --    $        --    $     (0.34)
  Net income....................................  $      0.62    $      1.06    $      1.10

     The number of outstanding stock options considered antidilutive for either part or all of the fiscal year and not included in the calculation of diluted net income per share for 2000 and 1999 were 3,082,000 and 3,078,000, respectively. There were no antidilutive stock options in 1998.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15. RETIREMENT AND OTHER EMPLOYEE BENEFITS

  U.S. Plans

     Fresh Del Monte sponsors two non-contributory defined benefit pension plans, which cover substantially all of its U.S. based employees. These plans provide benefits based on the employees' years of service and qualifying compensation. Fresh Del Monte's funding policy for these plans is to contribute amounts sufficient to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended, or such additional amounts as determined appropriate to assure that assets of the plans would be adequate to provide benefits. Substantially all of the plans' assets are invested in fixed income and equity funds.

     As of July 31, 1997, a subsidiary of Fresh Del Monte "froze" (i.e., ceased accruing benefits under) its cash balance pension plan covering all salaried employees who are U.S. based and work a specified minimum number of hours. The hypothetical account balances under such plan continued to be credited with monthly interest and participants who are not fully vested in such plan continued to earn vesting services after July 31, 1997. Fresh Del Monte adopted an amendment to terminate the cash balance plan effective as of December 31, 1999 and a settlement distribution of $10.1 million was paid during 2000. The loss recognized in 2000 due to settlement amounted to $1.1 million.

     Fresh Del Monte provides contributory health care benefits to its U.S. retirees and their dependents. Fresh Del Monte has recorded a liability equal to the unfunded accumulated benefit obligation as required by the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" (SFAS No. 106). SFAS No. 106 requires that the cost of these benefits, which are primarily for health care and life insurance, be recognized in the financial statements throughout the employees' active working careers. Claims under the plan are funded by Fresh Del Monte as they are incurred and, accordingly, the plan has no assets.

     The weighted average discount rate used in determining the accumulated benefit obligation for postretirement pension benefit obligation was 7.25% and 7.5% at December 29, 2000 and December 31, 1999, respectively. For measuring the liability as of December 29, 2000, a 5.75% annual rate of increase in real medical inflation, declining gradually to 4.75% by the year 2003 and thereafter, were assumed.

     The assumptions used in the calculation of the actuarial present value of the projected benefit obligation and expected long-term return on plan assets for Fresh Del Monte's defined benefit pension plans consisted of the following:

                                                        DECEMBER 29,     DECEMBER 31,
                                                            2000             1999
                                                        -------------    -------------
Weighted average discount rate........................   6.00% - 7.50%    6.00% - 6.75%
Rate of increase in compensation levels...............           4.50%            4.50%
Expected long-term return on assets...................   7.75% - 8.75%    7.75% - 8.75%

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth a reconciliation of benefit obligations, plan assets and funded status for Fresh Del Monte's defined benefit pension plans and post retirement pension plan as of December 29, 2000 and December 31, 1999 (U.S. dollars in millions):

                                                    POSTRETIREMENT PLAN          DEFINED BENEFIT PLANS
                                                ---------------------------   ---------------------------
                                                DECEMBER 29,   DECEMBER 31,   DECEMBER 29,   DECEMBER 31,
                                                    2000           1999           2000           1999
                                                ------------   ------------   ------------   ------------
CHANGES IN BENEFIT OBLIGATION:
Benefit obligation at beginning of period.....     $ 12.5         $ 11.2         $21.2          $33.7
Service cost..................................        0.5            0.4           0.3            0.4
Interest cost.................................        0.9            0.9           1.4            2.1
Actuarial (gain)/loss.........................        0.2            0.5           2.0           (1.0)
Benefits paid.................................       (0.4)          (0.5)         (0.7)          (2.6)
Settlements...................................         --             --         (10.1)         (11.0)
Foreign exchange translation..................         --             --          (0.1)          (0.4)
                                                   ------         ------         -----          -----
Benefit obligation at end of period...........     $ 13.7         $ 12.5         $14.0          $21.2
                                                   ======         ======         =====          =====
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of
  period......................................     $   --         $   --         $18.5          $29.6
Actual return on plan assets..................         --             --           1.2            1.5
Employer contribution.........................        0.4            0.5           1.9            1.0
Benefits paid.................................       (0.4)          (0.5)         (0.7)          (2.6)
Settlements...................................         --             --         (10.1)         (11.0)
                                                   ------         ------         -----          -----
Fair value of plan assets at end of period....     $   --         $   --         $10.8          $18.5
                                                   ======         ======         =====          =====
RECONCILIATION:
Funded status.................................     $(13.7)        $(12.5)        $(3.2)         $(2.7)
Unrecognized net (gain)/loss..................       (5.6)          (6.3)          0.9           (0.1)
                                                   ------         ------         -----          -----
Accrued benefit cost..........................     $(19.3)        $(18.8)        $(2.3)         $(2.8)
                                                   ======         ======         =====          =====

     The following table sets forth the net periodic pension cost of Fresh Del Monte's defined benefit pension plans for 2000, 1999 and 1998 (U.S. dollars in millions):

                                                                     YEAR ENDED
                                                      ----------------------------------------
                                                      DECEMBER 29,   DECEMBER 31,   JANUARY 1,
                                                          2000           1999          1999
                                                      ------------   ------------   ----------
Service cost-benefits earned during the period......     $ 0.3          $ 0.4         $ 0.3
Interest cost on projected benefit obligation.......       1.4            2.1           2.2
Expected return on assets...........................      (1.3)          (2.1)         (2.1)
                                                         -----          -----         -----
Net periodic pension expense for defined benefit
  plans.............................................     $ 0.4          $ 0.4         $ 0.4
                                                         =====          =====         =====

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth the net periodic cost of Fresh Del Monte's postretirement plan for 2000, 1999 and 1998 (U.S. dollars in millions):

                                                                     YEAR ENDED
                                                      ----------------------------------------
                                                      DECEMBER 29,   DECEMBER 31,   JANUARY 1,
                                                          2000           1999          1999
                                                      ------------   ------------   ----------
Service cost-benefits earned during the period......     $ 0.5          $ 0.4         $ 0.3
Interest cost on accumulated postretirement benefit
  obligation........................................       0.9            0.9           0.7
Net amortization of deferred gain...................      (0.4)          (0.3)         (0.6)
                                                         -----          -----         -----
Net periodic postretirement benefit cost............     $ 1.0          $ 1.0         $ 0.4
                                                         =====          =====         =====

     The cost trend rate assumption has a significant impact on the amounts reported. For example, increasing the cost trend rate 1% each year would increase the accumulated postretirement benefit obligation by $1.9 million as of December 29, 2000 and the total of service cost plus interest cost by $0.2 million for 2000. In addition, decreasing the trend rate by 1% would decrease the accumulated postretirement benefit obligation by $1.6 million as of December 29, 2000 and the total of the service cost plus interest cost by $0.2 million for 2000.

     Fresh Del Monte also sponsors a defined contribution plan established pursuant to Section 401(k) of the Internal Revenue Code. Subject to certain dollar limits, employees may contribute a percentage of their salaries to the plan, and Fresh Del Monte will match a portion of each employee's contribution. This plan is in effect for U.S. based employees only. The expense pertaining to this plan was $0.4 million, $0.4 million and $0.3 million for 2000, 1999 and 1998, respectively.

  Non U.S. Plans

     Fresh Del Monte provides retirement benefits to substantially all employees who are not U.S. based. Generally, benefits under these programs are based on an employee's length of service and level of compensation. The majority of these programs are commonly referred to as termination indemnities which provide retirement benefits in accordance with programs mandated by the governments of the countries in which such employees work. The expense pertaining to these programs was $4.5 million, $7.5 million and $6.4 million for 2000, 1999 and 1998, respectively. The decrease in the expense in 2000 was caused primarily by a decrease in the number of employees covered by the program due to terminations during 1999 and 2000.

     Funding generally occurs when employees cease active service. The most significant of these programs pertains to one of Fresh Del Monte's subsidiaries in Central America for which a liability of $15.6 million and $15.8 million was recorded at December 29, 2000 and December 31, 1999, respectively. Expenses for this program for 2000, 1999 and 1998 amounted to $1.8 million, $3.3 million and $3.4 million, respectively, including service cost earned of $0.9 million, $1.6 million and $1.7 million, and interest cost of $0.9 million, $1.7 million and $1.7 million, respectively.

     As of August 31, 1997, a subsidiary of the Fresh Del Monte "froze" (i.e., ceased accruing benefits under) its salary continuation plan covering all Central American management personnel. At December 29, 2000 and December 31, 1999, Fresh Del Monte had $8.7 million and $8.2 million, respectively, accrued for this plan.

16. STOCK BASED COMPENSATION

     Effective upon the completion of its Initial Public Offering in October 1997, Fresh Del Monte established a share option plan pursuant to which options to purchase ordinary shares may be granted to certain directors, officers and key employees of Fresh Del Monte chosen by the Board of Directors (the 1997
Plan). Under the

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1997 Plan, the Board of Directors is authorized to grant options to purchase an aggregate of 2,380,030 ordinary shares. Under this plan, options have been granted to directors, officers and other key employees to purchase ordinary shares of Fresh Del Monte at the fair market value of the ordinary shares at the date of grant.

     On May 11, 1999, Fresh Del Monte's shareholders approved and ratified the 1999 Share Incentive Plan (the 1999 Plan). Under the 1999 Plan, the Board of Directors is authorized to grant options to purchase an aggregate of 2,000,000 ordinary shares. Under this plan, options have been granted to directors, officers and other key employees to purchase ordinary shares of Fresh Del Monte at the fair market value of the ordinary shares at the date of grant.

     Under the plans, twenty percent of the options vest immediately and the remaining options vest in equal installments over the next four years and may be exercised over a period not in excess of ten years. During 2000, the vesting schedule for 120,000 options granted during the year was accelerated so that 100% of the options vested within six months.

     A summary of Fresh Del Monte's stock option activity and related information is as follows:

                                                                            WEIGHTED AVERAGE
                                                         NUMBER OF SHARES    EXERCISE PRICE
                                                         ----------------   ----------------
Options Outstanding at December 26, 1997...............     1,355,000            $16.00
  Granted..............................................        60,000            $14.22
  Exercised............................................      (163,000)           $16.00
  Canceled.............................................       (25,000)           $16.00
                                                            ---------            ------
Options Outstanding at January 1, 1999.................     1,227,000            $15.91
  Granted..............................................     1,960,000            $10.89
  Canceled.............................................       (79,000)           $15.32
Options Outstanding at December 31, 1999...............     3,108,000            $12.08
  Granted..............................................       150,000            $ 9.14
  Canceled.............................................      (176,000)           $13.90
                                                            ---------            ------
Options Outstanding at December 29, 2000...............     3,082,000            $12.52
                                                            =========            ======
Exercisable at January 1, 1999.........................       390,000            $15.95
                                                            =========            ======
Exercisable at December 31, 1999.......................     1,155,000            $14.10
                                                            =========            ======
Exercisable at December 29, 2000.......................     1,698,000            $13.10
                                                            =========            ======

     Options outstanding at December 29, 2000 have a range of exercise prices from $7.88 to $16.00. Their weighted average remaining contractual life at December 29, 2000 is approximately eight years.

     SFAS No. 123 requires pro forma information regarding net income and earnings per share determined as if Fresh Del Monte had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for the outstanding options was estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility.

     The weighted-average fair value of each option granted during 2000, 1999 and 1998 is estimated at $1.37, $5.18 and $9.25, respectively, on the date of grant using the Black-Scholes option-pricing model using the following assumptions: dividend yield of 0%, expected volatility of 0.53, 0.45 and 0.766 in 2000, 1999 and 1998, respectively, risk free interest rate of 5.02%, 6.13% and 4.53% in 2000, 1999 and 1998, respectively, and expected lives of two to five years.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     For purposes of pro forma disclosures required by SFAS No. 123, the estimated fair value of the options is amortized to expense over the options' vesting period. Fresh Del Monte's 2000, 1999 and 1998 pro forma information follows (U.S. dollars in millions, except per share data):

                                                                     YEAR ENDED
                                                      ----------------------------------------
                                                      DECEMBER 29,   DECEMBER 31,   JANUARY 1,
                                                          2000           1999          1999
                                                      ------------   ------------   ----------
Net income..........................................     $27.8          $52.4         $56.9
Net income per ordinary share.......................     $0.52          $0.97         $1.06

     In accordance with APB No. 25, because the exercise price of Fresh Del Monte's employee stock options equaled the market price of the underlying stock on the date of grant, no compensation expense was recorded for 2000, 1999 or 1998 in connection with the 1997 Plan and the 1999 Plan.

17. COMMITMENTS AND CONTINGENCIES

     Fresh Del Monte leases agricultural land and certain property, plant and equipment, including office facilities and vessels, under operating leases. The aggregate minimum rental payments under all operating leases with initial terms of one year or more at December 29, 2000 are as follows (U.S. dollars in millions):

2001........................................................  $10.5
2002........................................................   10.5
2003........................................................    8.1
2004........................................................    6.4
2005........................................................    5.8
Thereafter..................................................   14.2
                                                              -----
                                                              $55.5
                                                              =====

     Total rent expense for all operating leases amounted to $39.0 million, $55.2 million and $59.7 million for 2000, 1999 and 1998, respectively, of which $22.1 million, $40.9 million and $43.4 million pertained to vessel charter lease commitments in 2000, 1999 and 1998, respectively.

     Fresh Del Monte also has agreements to purchase substantially all of the production of certain independent growers in Costa Rica, Guatemala, Ecuador, Cameroon, Colombia, Chile, Panama, South Africa and the Philippines. Total purchases under these agreements amounted to $494.8 million, $560.9 million and $481.2 million for 2000, 1999 and 1998, respectively.

     Two of Fresh Del Monte's subsidiaries guarantee the debt on a vessel owned by Interfrucht, an unconsolidated subsidiary of Fresh Del Monte. The debt totaled $0.6 million and $1.9 million at December 29, 2000 and December 31, 1999, respectively.

     Fresh Del Monte is waiting for the clarification as to whether the European Union will implement a new banana import system or continue with the current system. If the European Union implements a new import system that does not require banana import licenses as used in the current system, Fresh Del Monte may have to record a non-cash charge due to the write-off of the unamortized value assigned to European banana import licenses acquired in connection with the Belgian Acquisition (See Note 3).

18. LITIGATION

     Starting in December 1993, two of Fresh Del Monte's U.S. subsidiaries were named among the defendants in a number of actions in courts in Texas, Louisiana, Mississippi, Hawaii, Costa Rica and the

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Philippines involving allegations by numerous foreign plaintiffs that they were injured as a result of exposure to a nematocide containing the chemical dibromochloropropane (DBCP) during the period 1965 to 1990.

     In December 1998, these subsidiaries entered into a settlement in the amount of $4.6 million with counsel representing approximately 25,000 individuals. Of the six principal defendants in these DBCP cases, Dow Chemical Company, Shell Oil Company, Occidental Chemical Corporation and Chiquita Brands, Inc. have also settled these claims. Under the terms of our settlement, approximately 22,000 of these claimants dismissed their claims with prejudice and without payment. The 2,643 claimants who allege employment on a company-related farm in Costa Rica and the Philippines and who demonstrated some injury were offered a share of the settlement funds upon execution of a release. Over 98% of these claimants accepted the terms of our settlement, the majority of which has been recovered from our insurance carriers. The remaining claimants did not accept the settlement proceeds and approximately $268,000 was returned to the Company's subsidiaries.

     On February 16, 1999, two of Fresh Del Monte's U.S. subsidiaries were purportedly served in the Philippines in an action entitled Davao Banana Plantation Workers' Association of Tiburcia, Inc. v. Shell Oil Co., et al. The action is brought by a Banana Workers' Association purportedly on behalf of its 34,852 members for injuries they allege to have incurred as a result of DBCP exposure. At this time, it is not known how many, if any, of the Association's members are claiming against the Fresh Del Monte's subsidiaries, and whether these are the same individuals who have already settled their claims against the Company's subsidiaries.

     Fresh Del Monte's subsidiaries filed motions to dismiss and for reconsideration on jurisdictional grounds, which were denied. Accordingly, Fresh Del Monte's subsidiaries answered the complaint denying all of plaintiff's allegations.

     Fresh Del Monte's U.S. subsidiaries have not settled the DBCP claims of approximately 3,500 claimants represented by different counsel who filed actions in Mississippi in 1996 and Hawaii in 1997. Each of those actions was dismissed by a federal district court on grounds of forum non conveniens in favor of the courts of the plaintiffs' home countries and appealed by the plaintiffs. On January 19, 2001, the Court of Appeals for the Fifth Circuit affirmed the dismissal of Fresh Del Monte's subsidiary for forum non conveniens and lack of personal jurisdiction for the Mississippi actions. The Hawaiian plaintiffs' appeal of the dismissal remains pending.

     On October 19, 2000, the Court of Appeals for the Fifth Circuit affirmed the dismissal of 23 non settling defendants who had filed actions in the United States District Court in Houston, Texas. As a result, the 23 plaintiffs who did not accept the settlement are precluded from filing any new DBCP actions in the United States.

     On June 19, 1995, a group of several thousand plaintiffs in an action entitled Lucas Pastor Canales Martinez, et al. v. Dow Chemical Co. et al. sued one of the Fresh Del Monte's subsidiaries along with several other defendants in the District Court for the Parish of St. Charles, Louisiana asserting claims similar to those arising in the Texas cases due from the alleged exposure to DBCP. That action was removed to the United States District Court in New Orleans and was subsequently remanded in September 1996. Fresh Del Monte's subsidiary has answered the complaint and asserted substantial defenses. Following the decision of the United States Court of Appeals for the Fifth Circuit in the Texas actions, this action was re-removed to federal court in November 2000.

     On November 15, 1999, one of Fresh Del Monte's U.S. subsidiaries was served in two actions entitled, Godoy Rodriguez, et al. v. AMVAC Chemical Corp., et al and Martinez Puerto, et al. v. AMVAC Chemical Corp., et al., in the 29th Judicial District Court for the Parish of St. Charles, Louisiana. These actions were removed to federal court, where they have been consolidated. These actions are brought on behalf of claimants

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

represented by the same counsel who filed the Mississippi and Hawaii actions as well as a number of the claimants who have not accepted the settlement offer. Fresh Del Monte's subsidiary has been given an indefinite extension of time to respond to the complaints. At this time, it is not known how many of the 2,962 Godoy Rodriguez and Martinez Puerto plaintiffs are claiming against the Fresh Del Monte's subsidiary and it is premature to evaluate the likelihood of a favorable or unfavorable outcome with respect to any of the non-settled DBCP claims.

     On December 4, 2000, the Honolulu Board of Water Supply (Board) amended its complaint (the original complaint did not include Fresh Del Monte as a defendant) in state court to include one of Fresh Del Monte's subsidiaries as one of several defendants for alleged contamination of certain water wells in Honolulu, Hawaii. In January 2001, the Board agreed to dismiss Fresh Del Monte's subsidiary without prejudice. The parties are in the process of filing the dismissal.

     On January 8, 2001, local residents of Honolulu, Hawaii amended their complaint (the original complaint did not include Fresh Del Monte as a defendant) in federal court to include one of Fresh Del Monte's subsidiaries as one of several defendants for injuries allegedly caused by consuming contaminated water. Fresh Del Monte's subsidiary is in the process of filing its denial of all the Plaintiffs' claims and asserting substantial defenses.

     Fresh Del Monte's subsidiaries intend to vigorously defend themselves in all of these matters. At this time, management is not able to evaluate the likelihood of a favorable or unfavorable outcome in any of the above-described matters. Accordingly, management is not able to estimate the range or amount of loss, if any, on any of the above-described matters and no accruals have been recorded as of December 29, 2000.

     In 1980, elevated levels of certain chemicals were detected in the soil and ground water at a plantation leased by one of Fresh Del Monte's subsidiaries in Honolulu, Hawaii (Kunia Well Site). Shortly thereafter, Fresh Del Monte's subsidiary discontinued the use of the Kunia Well site and provided an alternate water source to area well users and the subsidiary commenced its own voluntary cleanup operation. In 1993, the Environmental Protection Agency (EPA) identified the Kunia Well Site for potential listing on the National Priorities List (NPL) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. On December 16, 1994, the EPA issued a final rule adding the Kunia Well Site to the NPL. On September 28, 1995, Fresh Del Monte's subsidiary entered into an order (Order) with the EPA to conduct the remedial investigation and the feasibility study of the Kunia Well Site. Under the terms of the Order, Fresh Del Monte's subsidiary submitted a remedial investigation report in November 1998 for review by the EPA. The EPA approved the remedial investigation report in February 1999. A final draft feasibility study was submitted for EPA review in December 1999, and it is expected that the feasibility study will be finalized by the first half of 2001.

     Based on the draft feasibility study submitted to the EPA in December 1999, the estimated remediation costs associated with this matter are expected to be between $4.2 million and $28.1 million. Certain portions of these estimates have been discounted using a 5% interest rate. The undiscounted estimates are between $5.0 million and $30.0 million. An accrual of $4.2 million is included in other noncurrent liabilities in the accompanying balance sheets.

     In addition to the foregoing, Fresh Del Monte's subsidiaries are involved from time to time in various claims and legal actions incident to their operations, both as plaintiff and defendant. In the opinion of management, after consulting with legal counsel, none of these other claims are currently expected to have a material adverse effect on Fresh Del Monte.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

19. FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject Fresh Del Monte to concentrations of credit risk consist principally of temporary cash investments and trade receivables. Fresh Del Monte places its temporary cash investments with highly-rated financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising Fresh Del Monte's customer base, and their dispersion across many different geographical regions. Generally, Fresh Del Monte does not require collateral or other security to support customer receivables.

OFF BALANCE SHEET RISK

     Fresh Del Monte enters into currency forward contracts as a hedge against certain currency exposures, principally relating to sales made in Europe and the Asia-Pacific region. Gains and losses on these contracts are included in other income (loss), net when the contracts are closed. At December 29, 2000, Fresh Del Monte had $15.2 million (notional amount) of currency forward contracts outstanding for the Euro with an unrealized loss of $0.8 million and $8.7 million (notional amount) of currency forward contracts outstanding for Japanese yen with an unrealized gain of $0.1 million. At December 31, 1999, there was $10.8 million (notional amount) of currency forward contracts outstanding for Japanese yen with an unrealized gain of $0.2 million.

     Counterparties expose Fresh Del Monte to credit loss in the event of non-performance on currency forward contracts. However, because the contracts are entered into with highly-rated financial institutions, Fresh Del Monte does not anticipate non-performance by any of these counterparties. The exposure is usually the amount of the unrealized gains, if any, in such contracts.

     Fresh Del Monte, in estimating its fair value disclosures for financial instruments, used the following methods and assumptions:

     Cash and cash equivalents, accounts receivable, advances to growers, and accounts payable: The carrying value reported in the balance sheet for these items approximates their fair value.

     Capital lease obligations. The carrying value of Fresh Del Monte's capital lease obligations approximate their fair value based on current interest rates for similar instruments.

     Notes payable and long-term debt: The carrying value of Fresh Del Monte's notes payable and long-term debt approximate their fair value since they bear interest at variable rates or fixed rates which approximate market.

     The carrying amounts and fair values of Fresh Del Monte's financial instruments are as follows (U.S. dollars in millions):

                                                       DECEMBER 29,         DECEMBER 31,
                                                           2000                 1999
                                                    ------------------   ------------------
                                                    CARRYING    FAIR     CARRYING    FAIR
                                                     AMOUNT     VALUE     AMOUNT     VALUE
                                                    --------   -------   --------   -------
Cash and cash equivalents.........................  $  10.6    $  10.6   $  31.2    $  31.2
Accounts receivables..............................    142.7      142.7     136.4      136.4
Accounts payable..................................    (93.2)     (93.2)    (90.3)     (90.3)
Long-term debt....................................   (461.6)    (461.6)   (489.3)    (489.3)
Capital lease obligations.........................    (23.5)     (23.5)    (11.6)     (11.6)
Forward contracts.................................       --       (0.7)       --       (0.2)
Swap agreement....................................       --       (0.3)       --        1.5

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

20. RELATED PARTY TRANSACTIONS

     Fresh Del Monte's products are distributed in Northern Europe by Interfrucht, an unconsolidated subsidiary. Receivables from Interfrucht, included in accounts receivable, were $2.8 million and $4.5 million at December 29, 2000 and December 31, 1999, respectively. Sales to this distributor amounted to $85.8 million, $112.5 million and $131.2 million for 2000, 1999 and 1998, respectively.

     Sales to Ahmed Abu-Ghazaleh & Sons Company, a related party through common ownership, were $17.3 million, $8.7 million and $1.9 million in 2000, 1999 and 1998, respectively. At December 29, 2000 and December 31, 1999 there were $1.2 million and $0.7 million, respectively, of receivables from this related party, which are included in trade accounts receivable.

21. UNAUDITED QUARTERLY FINANCIAL INFORMATION

     The following summarizes certain quarterly operating data (U.S. dollars in millions, except per share data):

                                                                 QUARTER ENDED
                                              ---------------------------------------------------
                                              MARCH 31,   JUNE 30,   SEPTEMBER 29,   DECEMBER 29,
                                                2000        2000         2000            2000
                                              ---------   --------   -------------   ------------
Net sales...................................   $536.1      $516.2       $395.8          $411.2
Gross profit................................     71.3        48.3         21.9            25.4
Net income (loss)...........................   $ 38.5      $ 17.2       $(14.1)         $ (8.5)
Net income (loss) per share.................   $ 0.72      $ 0.32       $(0.26)         $(0.16)

                                                                 QUARTER ENDED
                                              ---------------------------------------------------
                                              APRIL 2,    JULY 2,     OCTOBER 1,     DECEMBER 31,
                                                1999        1999         1999            1999
                                              ---------   --------   -------------   ------------
Net sales...................................   $493.4      $476.2       $369.1          $404.5
Gross profit................................     64.9        54.2         26.2             5.3
Net income (loss)...........................   $ 35.4      $ 33.5       $  6.6          $(18.6)
Net income (loss) per share.................   $ 0.66      $ 0.62       $ 0.12          $(0.35)

22. BUSINESS SEGMENT DATA

     Fresh Del Monte is principally engaged in one major line of business, the production, distribution and marketing of bananas and other fresh produce. Fresh Del Monte's products are sold in markets throughout the world, with its major producing operations located in North, Central and South America, the Asia-Pacific region and Africa.

     Fresh Del Monte's operations have been aggregated on the basis of products; bananas, other fresh produce and non-produce.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Fresh Del Monte evaluates performance based on several factors, of which gross profit by product and total assets by geographic region are the primary financial measures (U.S. dollars in millions):

                                                         YEAR ENDED
                                  ---------------------------------------------------------
                                    DECEMBER 29,        DECEMBER 31,         JANUARY 1,
                                        2000                1999                1999
                                  -----------------   -----------------   -----------------
                                    NET      GROSS      NET      GROSS      NET      GROSS
                                   SALES     PROFIT    SALES     PROFIT    SALES     PROFIT
                                  --------   ------   --------   ------   --------   ------
Bananas.........................  $  921.0   $  6.3   $  951.3   $ (4.0)  $  897.5   $ 32.7
Other fresh produce.............     838.9    162.1      701.3    155.5      638.2    160.6
Non-produce.....................      99.4     (1.5)      90.6     (0.9)      64.4      1.4
                                  --------   ------   --------   ------   --------   ------
          Total.................  $1,859.3   $166.9   $1,743.2   $150.6   $1,600.1   $194.7
                                  ========   ======   ========   ======   ========   ======

                                                                     YEAR ENDED
                                                      ----------------------------------------
                                                      DECEMBER 29,   DECEMBER 31,   JANUARY 1,
                                                          2000           1999          1999
                                                      ------------   ------------   ----------
NET SALES BY GEOGRAPHIC REGION:
  North America.....................................    $  922.2       $  830.4      $  781.0
  Europe............................................       572.7          601.5         522.8
  Asia-Pacific......................................       324.5          280.7         237.7
  Other.............................................        39.9           30.6          58.6
                                                        --------       --------      --------
          Total net sales...........................    $1,859.3       $1,743.2      $1,600.1
                                                        ========       ========      ========

                                                              DECEMBER 29,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
PROPERTY PLANT AND EQUIPMENT:
  North America.............................................     $ 55.9         $ 40.3
  Europe....................................................       49.0           42.2
  Asia-Pacific..............................................        2.3            1.7
  Central and South America.................................      345.9          340.9
  Maritime equipment (including containers).................      159.4          146.7
  Corporate.................................................       23.1           18.8
                                                                 ------         ------
          Total property, plant and equipment...............     $635.6         $590.6
                                                                 ======         ======

                                                              DECEMBER 29,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
IDENTIFIABLE ASSETS:
  North America.............................................    $  213.7       $  184.2
  Europe....................................................       220.8          234.6
  Asia-Pacific..............................................        34.3           38.2
  Central and South America.................................       507.0          529.2
  Maritime equipment (including containers).................       159.4          146.7
  Corporate.................................................        86.4           83.3
                                                                --------       --------
          Total assets......................................    $1,221.6       $1,216.2
                                                                ========       ========

     Fresh Del Monte's earnings are heavily dependent on operations located worldwide. These operations are a significant factor in the economies of some of the countries in which Fresh Del Monte operates and are

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

subject to the risks that are inherent in operating in such countries, including government regulations, currency and ownership restrictions and risk of expropriation.

     Fresh Del Monte has three principal sales agreements for the distribution of its fresh produce, which principally cover sales in the European and Japanese markets. Sales made through these agreements approximated 17%, 21% and 21% of total net sales for 2000, 1999 and 1998, respectively.

     Identifiable assets by geographic area represent those assets used in the operations of each geographic area. Corporate assets consist of an allocation of goodwill, leasehold improvements and furniture and fixtures.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                   UNAUDITED

                                                                    JUNE 29, 2001
                                                              --------------------------
                                                              (U.S. DOLLARS IN MILLIONS,
                                                                  EXCEPT SHARE DATA)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................           $    9.8
  Trade accounts receivable, net of allowance of $13.6......              142.8
  Advances to growers and other receivables, net of
     allowance of $5.8......................................               48.6
  Inventories...............................................              180.8
  Prepaid expenses and other current assets.................               16.2
                                                                       --------
          Total current assets..............................              398.2
                                                                       --------
Investments in unconsolidated companies.....................               42.9
Property, plant and equipment, net..........................              673.5
Other noncurrent assets.....................................               41.6
Goodwill, net of accumulated amortization of $11.0..........               79.6
                                                                       --------
          Total assets......................................           $1,235.8
                                                                       ========
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable to banks....................................           $    6.1
  Accounts payable and accrued expenses.....................              210.9
  Current portion of long-term debt and capital lease
     obligations............................................               49.8
  Income taxes payable......................................               18.7
                                                                       --------
          Total current liabilities.........................              285.5
                                                                       --------
Long-term debt..............................................              308.9
Capital lease obligations...................................               17.7
Retirement benefits.........................................               54.5
Other noncurrent liabilities................................               10.2
Deferred income taxes.......................................                8.5
                                                                       --------
          Total liabilities.................................              685.3
                                                                       --------
Minority interest...........................................               11.8
Commitments and contingencies
Shareholders' equity:
  Preferred shares, $0.01 par value; 50,000,000 shares
     authorized; none issued or outstanding.................                 --
  Ordinary shares, $0.01 par value; 200,000,000 shares
     authorized; 53,770,600 shares issued and outstanding...                0.5
  Paid-in capital...........................................              327.2
  Retained earnings.........................................              222.8
  Accumulated other comprehensive loss......................              (11.8)
                                                                       --------
          Total shareholders' equity........................              538.7
                                                                       --------
          Total liabilities and shareholders' equity........           $1,235.8
                                                                       ========

                            See accompanying notes.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                   UNAUDITED

                                                                   SIX MONTHS ENDED
                                                              ---------------------------
                                                                JUNE 29,       JUNE 30,
                                                                  2001           2000
                                                              ------------   ------------
                                                              (U.S. DOLLARS IN MILLIONS,
                                                                  EXCEPT SHARE DATA)
Net sales...................................................   $  1,075.3     $  1,052.3
Cost of products sold.......................................        908.6          932.7
                                                               ----------     ----------
  Gross profit..............................................        166.7          119.6
Selling, general and administrative expenses................         45.2           39.0
Amortization of goodwill....................................          1.7            1.7
                                                               ----------     ----------
  Operating income..........................................        119.8           78.9
Interest expense............................................         20.2           21.7
Interest income.............................................          0.8            1.3
Other loss, net.............................................         (6.2)          (0.8)
                                                               ----------     ----------
Income before provision for income taxes....................         94.2           57.7
Provision for income taxes..................................         11.6            2.0
                                                               ----------     ----------
Net income..................................................   $     82.6     $     55.7
                                                               ==========     ==========
Net income per share:
  Basic.....................................................   $     1.54     $     1.04
                                                               ==========     ==========
  Diluted...................................................   $     1.53     $     1.04
                                                               ==========     ==========
Weighted average number of ordinary shares outstanding:
  Basic.....................................................   53,764,691     53,763,600
  Diluted...................................................   53,906,560     53,765,166

                            See accompanying notes.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   UNAUDITED

                                                               SIX MONTHS ENDED
                                                              -------------------
                                                              JUNE 29,   JUNE 30,
                                                                2001       2000
                                                              --------   --------
                                                               (U.S. DOLLARS IN
                                                                   MILLIONS)
OPERATING ACTIVITIES:
Net income..................................................  $  82.6    $  55.7
Adjustments to reconcile net income to cash provided by
  operating activities:
  Goodwill amortization.....................................      1.7        1.7
  Depreciation and amortization other than goodwill.........     28.2       26.0
  Deferred credit vessel leases.............................       --       (2.9)
  Equity in earnings of unconsolidated companies, net of
     dividends..............................................     (1.9)      (2.4)
  Deferred income taxes.....................................     (0.2)      (1.0)
  Other, net................................................      1.5        4.2
  Changes in operating assets and liabilities:
     Receivables............................................      6.3        3.1
     Inventories............................................      8.8        9.0
     Accounts payable and accrued expenses..................     30.1       (9.8)
     Prepaid expenses and other current assets..............     (6.2)       3.0
     Other noncurrent assets and liabilities................      6.0        6.1
                                                              -------    -------
          Net cash provided by operating activities.........    156.9       92.7
                                                              -------    -------
INVESTING ACTIVITIES:
Capital expenditures........................................    (32.3)     (38.1)
Capital expenditures due to Hurricane Mitch, net of
  insurance proceeds........................................       --       (3.3)
Proceeds from sale of assets................................      0.2        3.3
Purchase of subsidiaries, net of cash acquired..............    (13.8)      (3.9)
Other investing activities, net.............................      0.7        1.5
                                                              -------    -------
          Net cash used in investing activities.............    (45.2)     (40.5)
                                                              -------    -------
FINANCING ACTIVITIES:
Proceeds from long-term debt................................    108.3      113.5
Payments on long-term debt..................................   (220.5)    (179.3)
Proceeds from short-term borrowings.........................      2.2        2.0
Payments on short-term borrowings...........................     (1.8)      (4.2)
Other, net..................................................     (0.9)      (2.9)
                                                              -------    -------
          Net cash used in financing activities.............   (112.7)     (70.9)
                                                              -------    -------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      0.2       (0.6)
                                                              -------    -------
Cash and cash equivalents:
  Net change................................................     (0.8)     (19.3)
  Beginning balance.........................................     10.6       31.2
                                                              -------    -------
  Ending balance............................................  $   9.8    $  11.9
                                                              =======    =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest....................................  $  19.3    $  20.4
                                                              =======    =======
  Cash paid for income taxes................................  $   1.4    $   2.3
                                                              =======    =======
SUPPLEMENTAL NON-CASH ACTIVITIES:
  Capital lease obligations for new assets..................  $   3.7    $  12.8
                                                              =======    =======

                            See accompanying notes.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   UNAUDITED

1. GENERAL

     Fresh Del Monte Produce Inc. (Fresh Del Monte) was incorporated under the laws of the Cayman Islands on August 29, 1996 and is 57.6% owned by IAT Group Inc., which is 100% beneficially owned by members of the Abu-Ghazaleh family. In addition, members of the Abu-Ghazaleh family directly own 9.1% of the outstanding ordinary shares of Fresh Del Monte.

     In the opinion of management, the accompanying unaudited consolidated financial statements of Fresh Del Monte and subsidiaries include all adjustments, consisting of normal recurring adjustments, necessary to present fairly their financial position as of June 29, 2001 and their operating results and cash flows for the six months ended June 29, 2001 and June 30, 2000. Interim results are subject to significant seasonal variations and may not be indicative of the results of operations that may be expected for the entire 2001 year.

2. ACQUISITION

     In June 2001, a subsidiary of Fresh Del Monte which owned a 50% interest in Agricola Villa Alegre Limitada (Villa Alegre), a producer of deciduous fruit in Chile, acquired the remaining 50% interest in Villa Alegre. The total consideration paid in connection with the acquisition of the remaining 50% interest was $13.8 million in cash and the assumption of approximately $2.7 million in short-term debt. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on appraisals and other estimates of their underlying fair values. The allocation of the purchase price is preliminary pending finalization of certain estimates. For the six months ended June 29, 2001, Fresh Del Monte accounted for the earnings from its original 50% investment in Villa Alegre using the equity method of accounting. Effective June 29, 2001, the operating results of Villa Alegre were consolidated with the operating results of Fresh Del Monte.

     The following unaudited pro forma information presents a summary of consolidated results of operations of Fresh Del Monte as if the acquisition of the remaining 50% interest in Villa Alegre had occurred on January 1, 2000 (U.S. dollars in millions, except share data):

                                                                 SIX MONTHS ENDED
                                                              -----------------------
                                                               JUNE 29,     JUNE 30,
                                                                 2001         2000
                                                              ----------   ----------
Net sales...................................................  $  1,075.3   $  1,052.3
Net income..................................................        82.2         56.0
Diluted net income per share................................  $     1.52   $     1.04
Number of ordinary shares used in computation...............  53,906,560   53,765,166

     The unaudited pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisition of the remaining 50% interest in Villa Alegre occurred on January 1, 2000, or of future results of operations of the consolidated entities.

3. INVENTORIES

     Inventories consisted of the following at June 29, 2001 (U.S. dollars in millions):

Fresh produce...............................................  $ 53.6
Raw materials and packaging supplies........................    69.3
Growing crops...............................................    57.9
                                                              ------
                                                              $180.8
                                                              ======

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. COMPREHENSIVE INCOME

     Fresh Del Monte had comprehensive income of $81.5 million and $54.1 million for the six months ended June 29, 2001 and June 30, 2000, respectively. Comprehensive income for the six months ended June 29, 2001 consisted of net income, unrealized foreign currency translation losses and net unrealized gains and losses on derivatives. Comprehensive income for the six months ended June 30, 2000 consisted of net income, unrealized foreign currency translation losses and unrealized loss on available-for-sale equity securities.

5. CONTINGENCIES

     Starting in December 1993, two of Fresh Del Monte's U.S. subsidiaries were named among the defendants in a number of actions in courts in Texas, Louisiana, Mississippi, Hawaii, Costa Rica and the Philippines involving allegations by numerous foreign plaintiffs that they were injured as a result of exposure to a nematocide containing the chemical dibromochloropropane (DBCP) during the period 1965 to 1990.

     In December 1998, these subsidiaries entered into a settlement in the amount of $4.6 million with counsel representing approximately 25,000 individuals. Of the six principal defendants in these DBCP cases, Dow Chemical Company, Shell Oil Company, Occidental Chemical Corporation and Chiquita Brands, Inc. have also settled these claims. Under the terms of our settlement, approximately 22,000 of these claimants dismissed their claims with prejudice and without payment. The 2,643 claimants who allege employment on a company-related farm in Costa Rica and the Philippines and who demonstrated some injury were offered a share of the settlement funds upon execution of a release. Over 98% of these claimants accepted the terms of our settlement, the majority of which has been recovered from our insurance carriers. The remaining claimants did not accept the settlement proceeds and approximately $268,000 was returned to the Company's subsidiaries.

     On February 16, 1999, two of Fresh Del Monte's U.S. subsidiaries were served in the Philippines in an action entitled Davao Banana Plantation Workers' Association of Tiburcia, Inc. v. Shell Oil Co., et al. The action is brought by a Banana Workers' Association on behalf of its 34,852 members for injuries they allege to have incurred as a result of DBCP exposure. At this time, it is not known how many, if any, of the association's members are claiming against the Fresh Del Monte's subsidiaries and whether these are the same individuals who have already settled their claims against the Company's subsidiaries.

     Fresh Del Monte's subsidiaries filed motions to dismiss and for reconsideration on jurisdictional grounds, which were denied. Accordingly, Fresh Del Monte's subsidiaries answered the complaint denying all of plaintiff's allegations.

     Fresh Del Monte's U.S. subsidiaries have not settled the DBCP claims of approximately 3,500 claimants represented by different counsel who filed actions in Mississippi in 1996 and Hawaii in 1997. Each of those actions was dismissed by a federal district court on grounds of forum non conveniens in favor of the courts of the plaintiffs' home countries and appealed by the plaintiffs. As a result of the dismissal of the Hawaiian actions, several Costa Rican and Guatemalan individuals have filed the same type actions in those countries. On January 19, 2001, the Court of Appeals for the Fifth Circuit affirmed the dismissal of Fresh Del Monte's subsidiary for forum non conveniens and lack of personal jurisdiction for the Mississippi actions. On May 31, 2001, the Hawaiian plaintiffs' appeal of the dismissal was granted, thereby remanding the action to the Hawaiian State court. A petition for an appeal to the United States Supreme Court is planned.

     On October 19, 2000, the Court of Appeals for the Fifth Circuit affirmed the dismissal of 23 non settling defendants who had filed actions in the United States District Court in Houston, Texas. As a result, the 23 plaintiffs who did not accept the settlement are precluded from filing any new DBCP actions in the United States.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On June 19, 1995, a group of several thousand plaintiffs in an action entitled Lucas Pastor Canales Martinez, et al. v. Dow Chemical Co. et al. sued one of Fresh Del Monte's subsidiaries along with several other defendants in the District Court for the Parish of St. Charles, Louisiana asserting claims similar to those arising in the Texas cases due from the alleged exposure to DBCP. That action was removed to the United States District Court in New Orleans and was subsequently remanded in September 1996. Fresh Del Monte's subsidiary has answered the complaint and asserted substantial defenses. Following the decision of the United States Court of Appeals for the Fifth Circuit in the Texas actions, this action was re-removed to federal court in November 2000.

     On November 15, 1999, one of Fresh Del Monte's U.S. subsidiaries was served in two actions entitled, Godoy Rodriguez, et al. v. AMVAC Chemical Corp., et al and Martinez Puerto, et al. v. AMVAC Chemical Corp., et al., in the 29th Judicial District Court for the Parish of St. Charles, Louisiana. These actions were removed to federal court, where they have been consolidated. These actions are brought on behalf of claimants represented by the same counsel who filed the Mississippi and Hawaii actions as well as a number of the claimants who have not accepted the settlement offer. Fresh Del Monte's subsidiary has been given an indefinite extension of time to respond to the complaints. At this time, it is not known how many of the 2,962 Godoy Rodriguez and Martinez Puerto plaintiffs are claiming against the Fresh Del Monte's subsidiary and it is premature to evaluate the likelihood of a favorable or unfavorable outcome with respect to any of the non-settled DBCP claims.

     On December 4, 2000, the Honolulu Board of Water Supply (Board) amended its complaint (the initial complaint did not include Fresh Del Monte's subsidiary as a defendant) in state court to include one of Fresh Del Monte's subsidiaries as one of several defendants for alleged contamination of certain water wells in Honolulu, Hawaii. On April 16, 2001, the Board dismissed Fresh Del Monte's subsidiary without prejudice.

     On January 8, 2001, local residents of Honolulu, Hawaii amended their complaint (the initial complaint did not include Fresh Del Monte's subsidiary as a defendant) in federal court to include one of Fresh Del Monte's subsidiaries as one of several defendants for injuries allegedly caused by consuming contaminated water. Fresh Del Monte's subsidiary has answered the complaint denying all the plaintiffs' claims and asserting substantial defenses.

     Fresh Del Monte's subsidiaries intend to vigorously defend themselves in all of these matters. At this time, management is not able to evaluate the likelihood of a favorable or unfavorable outcome in any of the above-described matters. Accordingly, management is not able to estimate the range or amount of loss, if any, on any of the above-described matters and no accruals have been recorded as of June 29, 2001.

     In 1980, elevated levels of certain chemicals were detected in the soil and ground water at a plantation leased by one of Fresh Del Monte's subsidiaries in Honolulu, Hawaii (Kunia Well Site). Shortly thereafter, Fresh Del Monte's subsidiary discontinued the use of the Kunia Well site and provided an alternate water source to area well users and the subsidiary commenced its own voluntary cleanup operation. In 1993, the Environmental Protection Agency (EPA) identified the Kunia Well Site for potential listing on the National Priorities List (NPL) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. On December 16, 1994, the EPA issued a final rule adding the Kunia Well Site to the NPL. On September 28, 1995, Fresh Del Monte's subsidiary entered into an order (Order) with the EPA to conduct the remedial investigation and the feasibility study of the Kunia Well Site. Under the terms of the Order, Fresh Del Monte's subsidiary submitted a remedial investigation report in November 1998 for review by the EPA. The EPA approved the remedial investigation report in February 1999. A final draft feasibility study was submitted for EPA review in December 1999, and it is expected that the feasibility study will be finalized by the fourth quarter of 2001.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Based on the draft feasibility study submitted to the EPA in December 1999, the estimated remediation costs associated with this matter are expected to be between $4.2 million and $28.1 million. Certain portions of these estimates have been discounted using a 5% interest rate. The undiscounted estimates are between $5.0 million and $30.0 million. An accrual of $4.2 million is included in other noncurrent liabilities in the accompanying balance sheet.

     In addition to the foregoing, Fresh Del Monte's subsidiaries are involved from time to time in various claims and legal actions incident to their operations, both as plaintiff and defendant. In the opinion of management, after consulting with legal counsel, none of these other claims are currently expected to have a material adverse effect on Fresh Del Monte.

     On May 2, 2001, the European Commission adopted a new regulation which will implement a banana import system based on the agreement reached by the European Union with the United States government on April 11, 2001. The new system is effective July 1, 2001 and maintains the use of the banana import licenses until December 31, 2005. We expect that the new system will not have a negative financial impact on Fresh Del Monte. The new system allows Fresh Del Monte to amortize the remaining cost of banana licenses Fresh Del Monte acquired in 1999 through December 31, 2005.

6. EARNINGS PER SHARE

     Basic and diluted per share income is calculated as follows (U.S. dollars in millions, except share data):

                                                                  SIX MONTHS ENDED
                                                              -------------------------
                                                               JUNE 29,      JUNE 30,
                                                                 2001          2000
                                                              -----------   -----------
NUMERATOR:
Net income..................................................  $      82.6   $      55.7
                                                              ===========   ===========
DENOMINATOR:
Denominator for basic earnings per share -- weighted average
  number of ordinary shares outstanding.....................   53,764,691    53,763,600
Effect of dilutive securities:
  Employee stock options....................................      141,869         1,566
                                                              -----------   -----------
Denominator for diluted earnings per share..................   53,906,560    53,765,166
                                                              ===========   ===========
Net income per share:
  Basic.....................................................  $      1.54   $      1.04
                                                              ===========   ===========
  Diluted...................................................  $      1.53   $      1.04
                                                              ===========   ===========

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. BUSINESS SEGMENT DATA

     Fresh Del Monte evaluates performance based on several factors, of which net sales and gross profit are the primary financial measures (U.S. dollars in millions):

                                                                SIX MONTHS ENDED
                                                     ---------------------------------------
                                                          JUNE 29,             JUNE 30,
                                                            2001                 2000
                                                     ------------------   ------------------
                                                                 GROSS                GROSS
                                                     NET SALES   PROFIT   NET SALES   PROFIT
                                                     ---------   ------   ---------   ------
Bananas............................................  $  479.8    $ 42.3   $  514.4    $ 43.3
Other fresh produce................................     541.6     121.9      485.1      79.6
Non-produce........................................      53.9       2.5       52.8      (3.3)
                                                     --------    ------   --------    ------
          Total....................................  $1,075.3    $166.7   $1,052.3    $119.6
                                                     ========    ======   ========    ======

8. DERIVATIVE FINANCIAL INSTRUMENTS

     Effective December 30, 2000, Fresh Del Monte adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), as amended by Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS 133, as amended, requires the recognition of all derivative instruments as either assets or liabilities in the balance sheet measured at fair value and establishes new accounting rules for the hedging instrument depending on the nature of the hedge relationship. A fair value hedge requires that the effective portion of the change in the fair value of a derivative instrument be offset against the change in the fair value of the underlying asset, liability, or firm commitment being hedged through earnings. A cash flow hedge requires that the effective portion of the change in the fair value of a derivative instrument be recognized in Other Comprehensive Income
(OCI), a component of shareholders' equity, and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Any ineffective portion of a derivative instrument's change in fair value is immediately recognized in earnings. The unaudited consolidated financial statements for the period ended June 29, 2001 include the provisions required by SFAS 133, while the unaudited consolidated financial statements for the period ended June 30, 2000 were prepared in accordance with the applicable professional literature for derivatives and hedging instruments in effect at that time.

     Fresh Del Monte uses derivative financial instruments primarily to reduce its exposure to adverse fluctuations in interest rates and foreign exchange rates. When entered into, Fresh Del Monte formally designates and documents the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transaction. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the cash flows of the underlying exposures being hedged. Derivatives are recorded in the consolidated balance sheet at fair value in either "prepaid expenses and other current assets" or "accounts payable and accrued expenses", depending on whether the amount is an asset or liability. The fair values of derivatives used to hedge or modify our risks fluctuate over time. These fair value amounts should not be viewed in isolation, but rather in relation to the cash flows of the underlying hedged transactions and other exposures and to the overall reduction in our risk relating to adverse fluctuations in foreign exchange rates and interest rates. In addition, the earnings impact resulting from our derivative instruments is recorded in the same line item within the consolidated statement of income as the underlying exposure being hedged. Fresh Del Monte also formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

transactions are effective at offsetting changes in the cash flows of the related underlying exposures. Any ineffective portion of a financial instrument's change in fair value is immediately recognized in earnings.

     Counterparties expose Fresh Del Monte to credit loss in the event of non-performance on currency forward contracts or the interest rate swap agreement. However, because the contracts are entered into with highly-rated financial institutions, Fresh Del Monte does not anticipate non-performance by any of these counterparties. The exposure is usually the amount of the unrealized gains, if any, in such contracts.

  Foreign Currency Management

     To protect against the reduction in value of forecasted foreign currency cash flows resulting from certain net sales over the next year, Fresh Del Monte periodically enters into foreign currency cash flow hedges (Euro and Japanese yen). Fresh Del Monte hedges portions of its forecasted revenue denominated in foreign currencies with forward contracts, which generally expire within one year. When the dollar strengthens significantly against foreign currencies, the decline in value of hedged future foreign currency net sales is offset by gains in the value of the forward contracts. Conversely, when the dollar weakens, the increase in the value of hedged future foreign currency net sales is offset by losses in the value of the forward contracts.

  Interest Rate Management

     Because Fresh Del Monte utilizes primarily variable-rate debt, our results of operations may be significantly affected by fluctuations in interest rates. To protect against fluctuations in interest rates, Fresh Del Monte has entered into an interest rate swap agreement that effectively converts a portion of its $450.0 million Revolving Credit Facility debt to a fixed rate basis through January 30, 2003, thus reducing the impact of interest rate changes under the revolving credit agreement on future interest expense. At June 29, 2001, 57% of the outstanding balance of the Revolving Credit Facility was covered by the interest rate swap agreement.

     The adoption of SFAS 133, as amended, on December 30, 2000 did not result in a significant cumulative effect of an accounting change to the result of operations or financial position of Fresh Del Monte. The following table summarizes activity in Other Comprehensive Income/(Loss) (OCI) related to derivatives classified as "cash flow hedges" held by Fresh Del Monte during the six months ended June 29, 2001 (U.S. dollars in millions):

OCI -- derivative instruments, beginning of period..........  $  --
Unrealized gain on foreign exchange forward contracts.......    5.4
Realized gain on foreign exchange forward contracts
  reclassified to the income statement......................   (2.8)
Unrealized loss on interest rate swap agreement.............   (1.8)
                                                              -----
OCI -- derivative instruments, end of period................  $ 0.8
                                                              =====

9. STOCK BASED COMPENSATION

     On April 17, 2001, Fresh Del Monte granted to officers, key employees and directors options to purchase a total of 1,159,030 ordinary shares of Fresh Del Monte at the fair market value of the ordinary shares at the date of grant of $5.95 per share. The options were granted under Fresh Del Monte's 1997 and 1999 share incentive plans. The options vest over periods ranging from twelve months to four years and may be exercised over a period not in excess of ten years.

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141) and No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method and changes the criteria to recognize intangible assets apart from goodwill. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, Fresh Del Monte is required to adopt SFAS 142 effective December 29, 2001. Fresh Del Monte is currently evaluating the effect that adoption of the provisions of SFAS 142 may have on its results of operations and financial position. However, management does not believe that the adoption of SFAS 142 will have a material adverse effect on its operating results.

                    [Inside back cover of the Prospectus]


[Photograph of full page of fresh produce with Del Monte logo on top.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7,000,000 SHARES

                          FRESH DEL MONTE PRODUCE INC.

                                     [LOGO]

                                ORDINARY SHARES

                             ----------------------
                                   PROSPECTUS
                             ----------------------

                              MERRILL LYNCH & CO.

                            BEAR, STEARNS & CO. INC.

                           U.S. BANCORP PIPER JAFFRAY

                                            , 2001
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table presents the estimated expenses in connection with the issuance and distribution of the ordinary shares being registered, other than underwriting discounts and commissions.

SEC registration fee........................................  $28,940
National Association of Securities Dealers, Inc. filing
  fee.......................................................   12,903
New York Stock Exchange listing fee.........................     *
Legal fees and expenses.....................................     *
Blue sky fees and expenses..................................     *
Accounting fees and expenses................................     *
Printing and engraving expenses.............................     *
Registrar and transfer agent's fee..........................     *
Miscellaneous...............................................     *
                                                              -------
          Total.............................................  $  *
                                                              =======

---------------

* To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Companies Law (2001 Second Revision) of the Cayman Islands does not set out any specific restrictions on the ability of a company to indemnify officers or directors. However, there is Cayman Islands case law which would indicate that indemnification may be permissible except in the event of fraud or willful default by a director or officer with regard to his duties owed to Fresh Del Monte.

     Regulation 112 of our charter provides substantially as follows:

          (a) Every director (including, for the purposes of this article any alternate director appointed pursuant to the provisions of these articles), and any former director or officer (solely with respect to such former director's or officer's term as such) and every managing director, secretary, assistant secretary, or other officer or agent, for the time being and from time to time of the Company and the personal representatives of the same and any individuals who, while a director or officer of the company and at the request of the company, serves or has served as a director, officer, partner or trustee of (i) another corporation, partnership, joint venture or other entity which is a subsidiary of the company, or (ii) a trust or employee benefit plan associated with the business of the company or a subsidiary of the company shall be indemnified and secured harmless out of the assets and funds of the company from and against any claim or liability and all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the company's business or affairs or in the execution or discharge of his duties, powers, authorities or discretions (including any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the company), including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the company or its affairs in any court whether in the Cayman Islands or elsewhere. The company shall further have the power, with the approval of the board of directors, to provide such indemnification and advancement of expenses to any employee or agent of the company.

          (b) No such director, alternate director, managing director, agent, secretary, assistant secretary or other officer of the company shall be liable (i) for the acts, receipts, neglects, defaults or omissions of any other such director, alternate director, managing director, agent, secretary, assistant secretary or other officer of the company or (ii) by reason of his having joined in any receipt for money not received by him personally or (iii) for any loss on account of defect of title to any property of the company or (iv) on account of the insufficiency of any security in or upon which any money of the company shall be invested or (v) for any loss incurred through any bank, broker or other agent or (vi) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his part or (vii) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty.

          (c) Neither the amendment nor repeal of this regulation, nor the adoption or amendment of any other provision of the memorandum and articles of association of the company inconsistent with this regulation, shall apply to affect in any respect the applicability of this regulation with respect to any act, or circumstance or condition, or failure to act, which occurred prior to such amendment, repeal or adoption.

     We also carry liability insurance covering officers and directors.

     Pursuant to the proposed form of underwriting agreement, the underwriters have agreed to indemnify our directors and officers in certain circumstances.

     Pursuant to our management share option plan, we have agreed to indemnify our directors and officers for actions of such directors and officers relating to the management share option plan, in certain circumstances.

ITEM 16.  EXHIBITS

 1.1   --   Form of Underwriting Agreement.*
 3.1   --   Amended and Restated Memorandum of Association of Fresh Del
            Monte Produce Inc. (incorporated by reference from Exhibit
            3.6 to our Registration Statement on Form F-1 (File No.
            333-7708)).
 3.2   --   Amended and Restated Articles of Association of Fresh Del
            Monte Produce Inc. (incorporated by reference from Exhibit
            3.7 to our Registration Statement on Form F-1 (File No.
            333-7708)).
 4.1   --   Specimen Certificate of ordinary shares of Fresh Del Monte
            Produce Inc. (incorporated by reference from Exhibit 4.1 to our Registration Statement on Form F-1 (File No. 333-7708)).
 5.1   --   Opinion of Walkers, our Cayman Islands counsel, as to the
            legality of the ordinary shares being registered.*
10.1   --   $350,000,000 Revolving Credit Agreement dated as of May 19,
            1998 among Del Monte Fresh Produce (UK) Ltd., Wafer Limited,
            Del Monte Fresh Produce International Inc., Del Monte Fresh
            Produce N.A., Inc., Fresh Del Monte Produce Inc. and Global
            Reef Carriers Ltd. as Borrowers, the Initial Lenders,
            Initial Issuing Bank and Swing Line Bank, as Initial
            Lenders, Initial Issuing Bank and Swing Line Bank, and
            Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.,
            "Rabobank Nederland", New York Branch, as Administrative
            Agent and Collateral Agent (incorporated by reference from
            Exhibit 2.1 to our 1998 Annual Report on Form 20-F).
10.2   --   Amendment and Consent dated as of December 15, 1998 to the
            Revolving Credit Agreement among Del Monte Fresh Produce
            (UK) Ltd., Wafer Limited, Del Monte Fresh Produce
            International Inc., Del Monte Fresh Produce N.A., Inc.,
            Fresh Del Monte Produce Inc., Global Reefer Carriers, Ltd.,
            the banks, financial institutions and other institutional
            lenders a party to the Revolving Credit Agreement
            (incorporated by reference from Exhibit 2.2 to our 1998
            Annual Report on Form 20-F).

10.3   --   Second Amendment dated as of January 5, 1999 to the
            Revolving Credit Agreement among Del Monte Fresh Produce
            (UK) Ltd., Wafer Limited, Del Monte Fresh Produce
            International Inc., Del Monte Fresh Produce N.A., Inc.,
            Fresh Del Monte Produce Inc., Global Reefer Carriers, Ltd.,
            and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.,
            "Rabobank Nederland," New York Branch, as agent for the
            other banks, financial institutions and other institutional lenders party to the Revolving Credit Agreement
            (incorporated by reference from Exhibit 2.3 to our 1998
            Annual Report on Form 20-F).
10.4   --   Third Amendment and Consent dated as of January 8, 1999 to the Revolving Credit Agreement among Del Monte Fresh Produce
            (UK) Ltd., Wafer Limited, Del Monte Fresh Produce
            International Inc., Del Monte Fresh Produce N.A., Inc.,
            Fresh Del Monte Produce Inc., Global Reefer Carriers, Ltd.,
            the banks, financial institutions and other institutional
            lenders a party to the Revolving Credit Agreement
            (incorporated by reference from Exhibit 2.4 to our 1998
            Annual Report on Form 20-F).
10.5   --   Fourth Amendment and Consent dated as of May 1999 among Del
            Monte Fresh Produce (UK) Ltd., Wafer Limited, Del Monte
            Fresh Produce International Inc., Del Monte Fresh Produce
            N.A., Inc., Fresh Del Monte Produce Inc., Global Reefer
            Carriers, Ltd., the banks, financial institutions and other institutional lenders a party to the Revolving Credit
            Agreement dated as of May 19, 1998 (incorporated by
            reference from Exhibit 2.1 to our 1999 Annual Report on Form
            20-F filed by Fresh Del Monte Produce Inc.)
10.6   --   Fifth Amendment and Consent dated as of May 1999 among Del
            Monte Fresh Produce (UK) Ltd., Wafer Limited, Del Monte
            Fresh Produce International Inc., Del Monte Fresh Produce
            N.A., Inc., Fresh Del Monte Produce Inc., Global Reefer
            Carriers, Ltd., the Increasing Lenders therein and
            Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.,
            "Rabobank Nederland", New York Branch, as agent for the
            other banks, financial institutions and other institutional lenders a party to the Revolving Credit Agreement dated as of May 19, 1998 (incorporated by reference from Exhibit 2.2 to our 1999 Annual Report on Form 20-F filed by Fresh Del
            Monte Produce Inc.)
10.7   --   Sixth Amendment and Consent dated as of June 1999 among Del
            Monte Fresh Produce (UK) Ltd., Wafer Limited, Del Monte
            Fresh Produce International Inc., Del Monte Fresh Produce
            N.A., Inc., Fresh Del Monte Produce Inc., Global Reefer
            Carriers, Ltd., the Increasing Lenders therein and
            Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.,
            "Rabobank Nederland", New York Branch, as agent for the
            other banks, financial institutions and other institutional lenders a party to the Revolving Credit Agreement dated as of May 19, 1998 (incorporated by reference from Exhibit 2.3 to our 1999 Annual Report on Form 20-F filed by Fresh Del
            Monte Produce Inc.)
10.8   --   Seventh Amendment and Consent dated as of July 1999 among
            Del Monte Fresh Produce (UK) Ltd., Wafer Limited, Del Monte
            Fresh Produce International Inc., Del Monte Fresh Produce
            N.A., Inc., Fresh Del Monte Produce Inc., Global Reefer
            Carriers, Ltd., the Increasing Lenders therein and
            Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.,
            "Rabobank Nederland", New York Branch, as agent for the
            other banks, financial institutions and other institutional lenders a party to the Revolving Credit Agreement dated as of May 19, 1998 (incorporated by reference from Exhibit 2.4 to our 1999 Annual Report on Form 20-F filed by Fresh Del
            Monte Produce Inc.)

10.9   --   Eight Amendment dated as of October 29, 1999 among Fresh
            Produce (UK) Ltd., Wafer Limited, Del Monte Fresh Produce
            International Inc., Del Monte Fresh Produce N.A., Inc.,
            Fresh Del Monte Produce Inc., Global Reefer Carriers, Ltd.,
            the banks, financial institutions and other institutional
            lenders a party to the Revolving Credit Agreement dated as of May 19, 1998 (incorporated by reference from Exhibit 4.17 to our 2000 Annual Report on Form 20-F).
10.10  --   Ninth Amendment and Consent dated as of May 10, 2000 among
            Del Monte Fresh Produce (UK) Ltd., Wafer Limited, Del Monte
            Fresh Produce International Inc., Del Monte Fresh Produce
            N.A., Inc., Fresh Del Monte Produce Inc., Global Reefer
            Carriers, Ltd., the banks, financial institutions and other institutional lenders a party to the Revolving Credit
            Agreement dated as of May 19, 1998 (incorporated by
            reference from Exhibit 4.18 to our 2000 Annual Report on
            Form 20-F).
10.11  --   Tenth Amendment and Consent dated as of September 25, 2000 among Del Monte Fresh Produce (UK) Ltd., Wafer Limited, Del
            Monte Fresh Produce International Inc., Del Monte Fresh
            Produce N.A., Inc., Fresh Del Monte Produce Inc., Global
            Reefer Carriers, Ltd., banks, financial institutions and
            other institutional lenders a party to the Revolving Credit
            Agreement dated as of May 19, 1998 (incorporated by
            reference from Exhibit 4.19 to our 2000 Annual Report on
            Form 20-F).
10.12  --   License Agreement, dated as of December 5, 1989, between Del
            Monte Corporation and Wafer Limited (the "DMC-Wafer
            License") (incorporated by reference from Exhibit 10.3 to
            our Registration Statement on Form F-1 (File No. 333-7708)).
10.13  --   License Agreement, dated as of December 5, 1989, between Del
            Monte Corporation and Del Monte Tropical Fruit Company,
            North America (the "NAJ License") (incorporated by reference from Exhibit 10.4 to our Registration Statement on Form F-1
            (File No. 333-7708)).
10.14  --   License Agreement, dated as of December 5, 1989, between Del
            Monte Corporation and Del Monte Fresh Fruit International,
            Inc. (incorporated by reference from Exhibit 10.5 to our
            Registration Statement on Form F-1 (File No. 333-7708)).
10.15  --   Amendment No. 1 to DMC-Wafer License, dated as of October
            12, 1992, between Del Monte Corporation and Wafer Limited
            (incorporated by reference from Exhibit 10.6 to our
            Registration Statement on Form F-1 (File No. 333-7708)).
10.16  --   Amendment No. 1 to NAJ License, dated as of October 12,
            1992, between Del Monte Corporation and Del Monte Fresh
            Produce N.A., Inc. (incorporated by reference from Exhibit
            10.7 to our Registration Statement on Form F-1 (File No.
            333-7708)).
10.17  --   Amendment No. 1 to Direct DMC-DMFFI License, dated as of
            October 12, 1992, between Del Monte Corporation and Del
            Monte Fresh Produce International, Inc. (incorporated by
            reference from Exhibit 10.8 to our Registration Statement on
            Form F-1 (File No. 333-7708)).
10.18  --   Registration Rights Agreement dated as of October 15, 1997 by and between Fresh Del Monte and FG Holdings Limited
            (incorporated by reference from Exhibit 10.9 to our
            Registration Statement on Form F-1 (File No. 333-7708)).
10.19  --   Strategic Alliance Agreement dated as of August 29, 1997 by and between the Registrant and IAT Group Inc. (incorporated by reference from Exhibit 10.10 to Registration Statement on
            Form F-1 (File No. 333-7708) filed by Fresh Del Monte
            Produce Inc.)
21.1   --   List of Subsidiaries (incorporated by reference from Exhibit
            8.1 to our 2000 Annual Report on Form 20-F).
23.1   --   Consent of Ernst & Young LLP.
23.3   --   Consent of Walkers, our Cayman Islands counsel (included in the opinion filed as Exhibit 5.1 to this Registration
            Statement).*
24.1   --   Powers of Attorney (included on signature pages).

---------------

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) The undersigned registrant hereby undertakes that:

             (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

             (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

ITEM 18.  FINANCIAL STATEMENT AND SCHEDULES

     S-1 Report of Ernst & Young LLP, Independent Certified Public Accountants.

     S-2 Schedule II -- Valuation and Qualifying Accounts.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on September 10, 2001.

                                          FRESH DEL MONTE PRODUCE INC.

                                          By: /s/ HANI EL-NAFFY
                                            ------------------------------------
                                                    Name: Hani El-Naffy
                                            Title: President, Director and Chief
                                                    Operating Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Fresh Del Monte Produce Inc., hereby severally and individually constitute and appoint Mohammad Abu-Ghazaleh and Hani El-Naffy and each of them, the true and lawful attorneys-in-fact and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) (i) any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents or instruments necessary or advisable in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, each of said attorneys-in-fact and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in and about the premises, as fully to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys-in-fact and agents or each of them to any and all such amendments and instruments.

     This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on September 10, 2001 in the capacities indicated.

                     SIGNATURE                                             TITLE
                     ---------                                             -----

             /s/ MOHAMMAD ABU-GHAZALEH                   Chairman of the Board, Director and Chief
---------------------------------------------------   Executive Officer (principal executive officer)
               Mohammad Abu-Ghazaleh

                 /s/ HANI EL-NAFFY                    President, Director and Chief Operating Officer
---------------------------------------------------
                   Hani El-Naffy

                /s/ JOHN F. INSERRA                    Executive Vice President and Chief Financial
---------------------------------------------------      Officer (principal financial officer and
                  John F. Inserra                              principal accounting officer)

               /s/ AMIR ABU-GHAZALEH                                     Director
---------------------------------------------------
                 Amir Abu-Ghazaleh

              /s/ MAHER ABU-GHAZALEH                                     Director
---------------------------------------------------
                Maher Abu-Ghazaleh

                     SIGNATURE                                             TITLE
                     ---------                                             -----

                /s/ MARVIN P. BUSH                                       Director
---------------------------------------------------
                  Marvin P. Bush

                /s/ STEPHEN L. WAY                                       Director
---------------------------------------------------
                  Stephen L. Way

                /s/ JOHN H. DALTON                                       Director
---------------------------------------------------
                  John H. Dalton

               /s/ EDWARD L. BOYKIN                                      Director
---------------------------------------------------
                 Edward L. Boykin

                     SIGNATURE OF AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of Fresh Del Monte Produce Inc. in the United States, has signed this registration statement or amendment in the City of Newark, Delaware, on the 10th day of September, 2001.

                                          By: /s/ DONALD J. PUGLISI
                                            ------------------------------------
                                                     Donald J. Puglisi

                                                                    EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 14, 2001, in the Registration Statement
(Form F-3 No. 333-   ) and related Prospectus of Fresh Del Monte Produce Inc.
for the registration of 7,000,000 shares of its ordinary shares.

                                          Ernst & Young LLP

Miami, Florida
September 5, 2001

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Fresh Del Monte Produce Inc.

     We have audited the consolidated financial statements of Fresh Del Monte Produce Inc. and subsidiaries as of December 29, 2000 and December 31, 1999, and for each of the three years in the period ended December 29, 2000, and have issued our report thereon dated February 14, 2001 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Schedule II of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Miami, Florida
February 14, 2001

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                          FRESH DEL MONTE PRODUCE INC.
                                AND SUBSIDIARIES

                    COL. A                         COL. B               COL. C               COL. D       COL. E
-----------------------------------------------  ----------   ---------------------------   ---------    ---------
                                                                       ADDITIONS
                                                              ---------------------------
                                                 BALANCE AT   CHARGED TO     CHARGED TO                   BALANCE
                                                 BEGINNING    COSTS AND        OTHER                     AT END OF
                  DESCRIPTION                    OF PERIOD     EXPENSES       ACCOUNTS      DEDUCTION     PERIOD
                  -----------                    ----------   ----------   --------------   ---------    ---------
                                                                    (U.S. DOLLARS IN MILLIONS)
Period ended December 29, 2000:
  Deducted from asset accounts:
    Valuation accounts:
      Trade accounts receivable................    $ 9.9        $ 3.5          $(0.1)        $ (0.8)       $12.5
      Advances to growers and other
         receivables...........................      4.5          1.2            0.0           (0.8)         4.9
      Deferred tax asset valuation.............     21.2          6.6            0.0            0.0         27.8
                                                   -----        -----          -----         ------        -----
         Total.................................    $35.6        $11.3          $(0.1)        $ (1.6)       $45.2
                                                   =====        =====          =====         ======        =====

Period ended December 31, 1999:
  Deducted from asset accounts:
    Valuation accounts:
      Trade accounts receivable................    $ 8.5        $ 2.8          $ 0.0         $ (1.4)       $ 9.9
      Advances to growers and other
         receivables...........................      2.6          2.7            0.0           (0.8)         4.5
      Deferred tax asset valuation.............     14.2          7.0            0.0            0.0         21.2
                                                   -----        -----          -----         ------        -----
         Total.................................    $25.3        $12.5          $ 0.0         $ (2.2)       $35.6
                                                   =====        =====          =====         ======        =====

Period ended January 1, 1999:
  Deducted from asset accounts:
    Valuation accounts:
      Trade accounts receivable................    $ 5.0        $ 3.3          $ 0.3         $ (0.1)       $ 8.5
      Advances to growers and other
         receivables...........................      3.1          1.2           (0.2)          (1.5)         2.6
      Deferred tax asset valuation.............     36.5          0.0            0.0          (22.3)        14.2
                                                   -----        -----          -----         ------        -----
         Total.................................    $44.6        $ 4.5          $ 0.1         $(23.9)       $25.3
                                                   =====        =====          =====         ======        =====

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